Exhibit 10.1

PURCHASE AGREEMENT

by and among

STEAMBOAT SKI & RESORT CORPORATION

AMERICAN SKIING COMPANY

STEAMBOAT ACQUISITION CORP.

and

WINTERGAMES HOLDINGS SARL

December 18, 2006

i

3.20	Intellectual Property	28
3.21	Related Persons	29
3.22	Absence of Certain Changes	29
3.23	Water Rights	29
3.24	Airport	30

	ARTICLE IV

	REPRESENTATIONS AND
	WARRANTIES OF THE PURCHASERS

4.1	Organization of the Purchasers	30
4.2	Power and Authority	30
4.3	No Conflicts	30
4.4	Purchase for Investment	31
4.5	Litigation	31
4.6	Brokers	31
4.7	Availability of Funds	31
4.8	No Divestitures	31

	ARTICLE V

	EMPLOYEES AND EMPLOYEE-RELATED MATTERS

5.1	Employment Matters	32
5.2	Benefit Plans	32

	ARTICLE VI

	CLOSING

6.1	Closing Date	33

	ARTICLE VII

	CONDITIONS TO OBLIGATIONS OF
	THE PURCHASERS TO CONSUMMATE THE TRANSACTION

7.1	Representations and Warranties; Compliance with Covenants	33
7.2	No Material Adverse Effect	33
7.3	No Injunction	34
7.4	Approvals	34
7.5	Release of Liens	34
7.6	Assignment	34
7.7	Related Documents	34
7.8	FIRPTA	34

7.9	Resignations	35
7.10	Settlement of Accounts	35
7.11	Title Commitments	35
7.12	Survey	35
7.13	Tri-Party Agreement	35

	ARTICLE VIII

	CONDITIONS TO OBLIGATIONS OF
	THE SELLERS TO CONSUMMATE THE TRANSACTION

8.1	Representations and Warranties; Compliance with Covenants	35
8.2	No Injunction	36
8.3	Approvals	36
8.4	Settlement of Accounts	36
8.5	Related Documents	36
8.6	Letters of Credit	36

	ARTICLE IX

	COVENANTS

9.1	Regulatory Filings, etc.	36
9.2	Injunctions	37
9.3	Access to Information	37
9.4	No Extraordinary Actions by the Sellers	37
9.5	Commercially Reasonable Efforts; Further Assurances	40
9.6	Use of Names; Name Change	42
9.7	Confidentiality; Publicity	43
9.8	Transition	44
9.9	Access to Records After the Closing	44
9.10	No Employee Solicitation	44
9.11	Interim Operations of the Parent	44
9.12	KIC Put	45
9.13	Conveyance	45
9.14	Financial Statement Cooperation	45
9.15	No Solicitation	46
9.16	Intercompany Guarantees	46
9.17	Third Party Contracts and Cross Default Provisions	46

	ARTICLE X

	SURVIVAL AND INDEMNIFICATION

10.1	Survival	47
10.2	Indemnification by ASC	48

10.3	Indemnification by the Purchasers	48
10.4	Limitations on Indemnification	49

	ARTICLE XI

	TAX MATTERS

11.1	Tax Indemnification	49
11.2	Tax Refunds	51
11.3	Preparation and Filing of Tax Returns and Payment of Taxes	51
11.4	Tax Cooperation	52
11.5	Tax Audits	52
11.6	Tax Treatment of Indemnification Payment	54
11.7	338(h)(10) Election	54
11.8	Tax Sharing Agreements	55
11.9	Survival of Obligations	56

	ARTICLE XII

	TERMINATION

12.1	Termination	56
12.2	Other Agreements; Material To Be Returned	56
12.3	Effect of Termination	57

	ARTICLE XIII

	MISCELLANEOUS

13.1	Complete Agreement	57
13.2	Waiver, Discharge, etc.	58
13.3	Fees and Expenses	58
13.4	Amendments	58
13.5	Notices	58
13.6	Venue	59
13.7	GOVERNING LAW; WAIVER OF JURY TRIAL	59
13.8	Headings	60
13.9	Interpretation	60
13.10	Exhibits and Schedules	60
13.11	Successors	60
13.12	Remedies	60
13.13	Third Parties	61
13.14	Severability	61
13.15	Counterparts; Effectiveness	61
13.16	NO OTHER REPRESENTATIONS	61
13.17	CONDITION OF THE BUSINESS	61

13.18	NO OTHER REPRESENTATIONS	61
13.19	INDEPENDENT INVESTIGATION	62

v

PURCHASE AGREEMENT

PURCHASE AGREEMENT, dated as of December 18, 2006 (this “Agreement”), by and among STEAMBOAT SKI & RESORT CORPORATION, a Delaware corporation (the “Company”), AMERICAN SKIING COMPANY, a Delaware corporation (“ASC”), and together with Company, the “Sellers”), Steamboat Acquisition Corp., a Delaware corporation (“Buyer”), and Wintergames Holdings SARL, a Luxembourg entity (the “Parent” and together with the Buyer, the “Purchasers”), for the sale and purchase of all of the outstanding capital stock in the Company (the “Stock”).

W I T N E S S E T H:

WHEREAS, ASC owns all of the Stock;

WHEREAS, ASC wishes to sell to the Buyer, and the Buyer wishes to purchase from ASC, all of the Stock upon the terms and subject to the conditions of this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants contained herein, the parties hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1           Certain Definitions.  As used in this Agreement, unless the context requires otherwise, the following terms shall have the meanings indicated:

“Adjusted Purchase Price” means, for any date, the amount calculated by subtracting the aggregate Unleveraged Cash Flow from and including October 30, 2006 through the Sunday preceding such date from the Initial Purchase Price and adding the aggregate Income Accretion Amount from and including October 30, 2006 through the Sunday preceding such date.

“Affiliate” of any specified Person means any other Person, directly or indirectly Controlling, Controlled by or under common Control with the specified Person.

“Approvals” means franchises, licenses, permits, certificates of occupancy and other required approvals, authorizations and consents.

“Base Balance Sheet” means the balance sheet of the Company at October 29, 2006 included in the Interim Financial Statements.

“Base Balance Sheet Date” means October 29, 2006.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or required by law or executive order to close.

“Capital Expenditures” means the aggregate of all expenditures incurred by a Person with respect to and/or in connection with either (i) acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or (ii) additions, improvements, replacements and/or repairs to real property, existing buildings and improvements, and/or equipment and all other expenditures that should be capitalized under GAAP on a balance sheet.

“Capital Lease” means any capital lease listed on Section 1.1(a) of the Seller Disclosure Letter.

“Change in Control Bonuses” means the (i) “Change in Control Bonus” as defined in the Change in Control Agreement dated October 13, 2006 by and between ASC and Andrew Wirth, and (ii) the “Change in Control Bonus” as defined in the Executive Employment Agreement dated as of November 7, 2006 by and between the Company and Christopher Diamond.

“Closing” means the closing of the transactions contemplated by this Agreement.

“Closing Date” means the date on which the Closing actually occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means that certain letter agreement, dated September 8, 2006, by and among Fortress Fund IV GP L.P. and ASC.

“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Contract” means any loan or credit agreement, note, bond, mortgage, indenture, deed of trust, license agreement, franchise, contract, agreement, Lease (including any Real Property

Lease), instrument or guarantee (including any amendments, modifications, extensions or replacements thereof), option agreement or agreement conferring similar rights.

“Control” means the power to direct or cause the direction of the management and policies of another Person, whether through the ownership of securities, by contract or otherwise.

“CORIS and WRMS License Agreement” means a duly executed license agreement substantially in the form attached as Exhibit A hereto.

“EBITDA” means, for any period, the Consolidated Net Income for such period plus (i) without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense (other than income taxes (either positive or negative) attributable to extraordinary or non-recurring gains or losses), (b) interest expense, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness, (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) any extraordinary, unusual or non-recurring non-cash expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, losses on sales of assets outside of the ordinary course of business), and (f) any other non-cash charges, and minus (ii) to the extent included in the statement of such Consolidated Net Income for such period, the sum of (A) interest income (except to the extent deducted in determining such Consolidated Net Income), (B) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business), (C) any other non-cash income, and (D) any cash payments made during such period in respect of items described in clause (e) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were reflected as a charge in the statement of Consolidated Net Income, all as determined on a consolidated basis in accordance with GAAP.

“Environmental Claim” means any claim, action, cause of action, investigation or written notice by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of any Material or Environmental Concern at any location, whether or not owned or operated by the Company or any of its Subsidiaries or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Laws” means all federal, state and local Laws relating to pollution or protection of human health, safety, or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, Laws relating to emissions, discharges, releases or threatened releases of Materials of

Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity which is (or at any relevant time was) a member of a “controlled group of corporations” with, under “common control” with, or a member of an “affiliated service group” with the Company as defined in Section 414(b), (c), (m) or (o) of the Code, or under “common control” with the Company, within the meaning of Section 4001(b)(1) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Financial Statements” means  the audited balance sheets and statements of operations, stockholder’s equity and cash flows of the Company and its Subsidiaries as of and for the fiscal years ended July 31, 2005 and July 30, 2006.

“GAAP” means United States generally accepted accounting principles in effect at the time in question.

“Governmental Agency” means any federal, state or local governmental body or other regulatory or administrative agency or commission.

“GSRP” means Grand Summit Resort Properties, Inc., an indirect wholly owned subsidiary of ASC.

“GSRP Deed” means the Deed of Trust, Assignment of Rents and Security Agreement dated September 15, 2000, recorded at Reception No. 533325, that secures the GSRP Note.

“GSRP Note” means the $6.5 million promissory note dated September 15, 2000, issued by The Steamboat Grand Resort Hotel Condominium Association, Inc. in favor of GSRP.

“Hotel” means the Steamboat Grand Resort Hotel at Steamboat, Colorado, located at the Resort.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Income Accretion Amount” means, (A) for any Week: (1) the product of (i) 9% multiplied by (ii) the Adjusted Purchase Price for the previous Week, and (2) divided by 52, and (B) for any stub period between the preceding Sunday and the Closing Date: (i) 9% multiplied by (ii) the Adjusted Purchase Price for the previous Week, (iii) divided by 364, and (iv) multiplied by the number of days in such stub period.

“Indebtedness” means (i) any liability, contingent or otherwise, of the Company (a) for borrowed money (whether or not the recourse of the lender is to the whole of the assets of the Company or only to a portion thereof) or (b) evidenced by a note, debenture or similar instrument or letter of credit (including a purchase money obligation or other obligation relating to the deferred purchase price of property); (ii) any liability of others of the kind described in the preceding clause (i) which the Company has guaranteed or which is otherwise its legal liability; (iii) any monetary obligation secured by a lien to which the property or assets of the Company is subject, whether or not the obligations secured thereby shall have been assumed by it or shall otherwise be its legal liability, but not including Liens of the nature described in clauses (ii) and (iii) of the definition of “Permitted Exceptions”; and (iv) all capitalized lease obligations of the Company.  In no event shall Indebtedness include trade payables or operating lease obligations, provided the same are properly disclosed in the Financial Statements or incurred in the ordinary course of business after the Base Balance Sheet Date.

“Initial Purchase Price” means $265,000,000.

“Intellectual Property” means all intellectual property and industrial property rights of any kind or nature, including all U.S. and foreign (i) patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof, (ii) trademarks, service marks, names, corporate names, trade names, domain names, logos, slogans, trade dress, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, (iii) copyrights and copyrightable subject matter, (iv) rights of publicity, (v) computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing (“Software”), (vi) trade secrets and all other confidential information, know-how, inventions, proprietary processes, formulae, models, and methodologies, (vii) rights of privacy and rights to personal information, (viii) telephone numbers and Internet protocol addresses, and (ix) all rights in the foregoing and in other similar intangible assets, (x) all applications and registrations for the foregoing, and (xi) all rights and remedies against past, present, and future infringement, misappropriation, or other violation thereof.

“Interim Financial Statements” means the unaudited balance sheet and statements of operations, stockholder’s equity and cash flows as of and for the three month period ended October 29, 2006.

“Judgment” means any judgment, ruling, writ, injunction, order, arbitral award or decree issued by a court of competent jurisdiction.

“Knowledge of the Company” (and any similar phrases as they relate to the Company) means the existing actual knowledge of Christopher Diamond, Andrew Wirth, Laurie Good, Doug Allen, Mike DeGroff, Jim Schneider, Mike Lomas, Trish Sullivan, Stan Hansen, B.J. Fair, Betsy Wallace, Randy Howie, Walter Frank and Foster Stewart.

“Law” means any Judgment, law, statute, rule or regulation of any Governmental Agency.

“Lease” means any lease, sublease, license, or similar occupancy right in real or personal property.

“Lien” means any lien, encumbrance, security interest (whether or not the subject of a UCC financing statement), charge, mortgage, UCC financing statement, right of first offer, right of first refusal, collateral assignment or pledge of any nature whatsoever which encumbers or affects the Stock, the Company and/or any of the Company’s assets.

“Litigation” means any arbitration, action, suit, claim, proceeding, investigation or written inquiry by or before any Governmental Agency, court or arbitrator.

“Material Adverse Effect” means a material adverse effect upon the results of operations, properties, assets, liabilities or financial condition of the business of a specified Person and its Subsidiaries taken as a whole; provided, however, that “Material Adverse Effect” shall not include any change, effect, condition, event or circumstance (collectively, “Events”) arising out of, or attributable to (i) general economic conditions, changes, effects, events or circumstances, except to the extent such Events disproportionately affect such specified Person and its Subsidiaries, (ii) changes, effects, conditions, events or circumstances that generally affect the ski, resort or hospitality industries, except to the extent such Events disproportionately affect such specified Person and its Subsidiaries, (iii) in the case of the Company, any effect which the financial condition of ASC may have on the terms and conditions on which inventory or other assets are purchased by the Company (provided that such effect will be taken into account for purposes of this definition of Material Adverse Effect only to the extent such effect would reasonably be expected to have a material adverse effect (taking into account the reasonably expected duration of said effect) on the Company following the Closing), (iv) any bankruptcy or insolvency of, or any other event affecting the service of, any airline conducting business at any airport servicing the Resort, or any reduction in or elimination of service by any such airline (or any announcement that any such reduction or elimination is to occur), (v) any acts of terrorism or acts of war, whether occurring within or outside the United States, or any effect of any such acts on general economic or other conditions, except to the extent such Events disproportionately affect such specified Person and its Subsidiaries, (vi) any climatic or weather condition, except to the extent of any damage or destruction of the assets of such specified Person or its Subsidiaries which has a material and adverse effect on such Person and its Subsidiaries and which is caused by such damage or destruction, (vii) any delay of completion of (a) the Company’s 2006/2007 capital expenditure program, or (b) planned construction activities at the Yampa Valley Regional Airport or (viii) changes arising from the consummation of the transactions contemplated hereby or the announcement of the execution of this Agreement.

“Materials of Environmental Concern” means chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, radioactive materials, asbestos, petroleum and petroleum products.

“Multiemployer Plan” means an employee pension benefit plan, as defined in Section 3(37) of ERISA, to which the Sellers or any of their ERISA Affiliates contribute, have contributed, are obligated to contribute or have been obligated to contribute.

“Outstanding Indebtedness” means the aggregate outstanding principal balance of, and accrued and unpaid interest on, all Indebtedness of the Company, calculated as of the close of business on the day immediately preceding the Closing Date, but not including the Capital Leases, the WPA Debt, Indebtedness reflected in or secured by any letter of credit listed on Section 8.6 of the Seller Disclosure Letter or the ASC-Level Financings.

“Permitted Exceptions” means (i) Liens disclosed on any balance sheet included in the Financial Statements or securing liabilities reflected therein (provided that Liens securing the financings described in Section  1.1(b) of the Seller Disclosure Letter (the “ASC-Level Financings”) shall not be Permitted Exceptions); (ii) Liens for taxes, assessments and similar charges that are not yet due and payable; (iii) mechanic’s, materialman’s, carrier’s, repairer’s and other similar Liens imposed by applicable Law arising or incurred in the ordinary course of business (but only to the extent the obligations secured by such Liens are reflected in Working Capital); (iv) easements, rights-of-way, restrictions and other similar charges or encumbrances the existence of which do not materially adversely detract from the value of the property affected by such encumbrances(s) and do not materially interfere with the operation of the Company’s or any of its Subsidiaries’ respective businesses as currently conducted; (v) Liens or other encumbrances that would be disclosed by an accurate survey of the Real Property provided that the same do not materially adversely detract from the value of the property affected by such encumbrance(s) and do not materially interfere with the operation of the Company’s or any of its Subsidiaries’ respective businesses as currently conducted; (vi) applicable zoning regulations and ordinances, and building, health and other applicable laws or ordinances; and (vii) any exceptions to title set forth in any subsection of Section 3.16 of the Seller Disclosure Letter.

“Person” means an individual, a corporation, a limited liability company, a partnership, an unincorporated association, a joint venture, a Governmental Agency or any other entity.

“Prime Rate” means the prime rate of Citibank N.A., in effect on the applicable date.

“Related Documents” means (i) the CORIS and WRMS License Agreement and (ii) all other agreements, instruments and certificates described in or contemplated by this Agreement or reasonably requested by either the Purchasers or the Sellers that are to be executed and delivered in connection with the transactions contemplated hereby, including, without limitation, good standing certificates, incumbency certificates and secretary certificates for the parties and Subsidiaries of the Company.

“Resort” means the mountain resort operated by the Company known as Steamboat Ski Resort located in Steamboat Springs, Colorado.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Seller Disclosure Letter” means the disclosure letter prepared by the Sellers, dated as of the date hereof, and delivered by the Sellers to the Purchasers.

“Subsidiary” of any specified Person means any other Person (i) as to which more than 50% of its outstanding shares or securities representing the right to vote for the election of directors or other managing authority of such other Person are owned or Controlled, directly or indirectly, by such specified Person, but such other Person shall be deemed to be a Subsidiary only so long as such ownership or Control exists, or (ii) which does not have outstanding shares or securities with such right to vote, as may be the case in a partnership, limited liability company, joint venture or unincorporated association, but more than 50% of whose ownership interest representing the right to make the decisions for such other Person is owned or Controlled, directly or indirectly, by such specified Person, but such other Person shall be deemed to be a Subsidiary only so long as such ownership or Control exists.

“Taxes” means all taxes, charges, fees, duties or levies, imposed by any federal, state or local taxing authority, including federal, state or local income, profits, franchise, gross receipts, environmental, customs duty, severances, stamp, payroll, sales, use, intangibles, employment, unemployment, disability, property, withholding, backup withholding, excise, production, occupation, service, service use, leasing and lease use, ad valorem, value added, occupancy, transfer, and other taxes, of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.

“Tax Returns” means all returns and reports, information returns, or payee statements (including, elections, declarations, filings, forms, statements, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

“Title Commitments” shall mean the title commitments issued by the Title Company in the form attached as Exhibit B attached hereto.

“Title Company” means Transnation Title Insurance Company, an affiliate of LandAmerica Financial Group, Inc.

“Tramway Authorities” means the Colorado Passenger Tramway Safety Board and the USFS pursuant to Section 7300 of the USFS Manual.

“Unleveraged Cash Flow” means, for any period, (i) EBITDA of the Company for such period, less (ii) the Capital Expenditures of the Company of such period.

“WARN Act” means the Worker Adjustment and Retraining Notification Act, as amended.

“Week” means a period of seven days ending on Sunday at 11:59 p.m. Mountain Time.

“Working Capital” means, as of any date of determination, the Company’s current assets (excluding prepaid general liability, umbrella, excess liability, commercial property and related coverages, boiler and machinery, crime and commercial automobile insurance and any accounts receivable owing from ASC or any of its Affiliates and deferred tax assets) less the sum of (i) the Company’s current liabilities (excluding Indebtedness and any accounts payable owing to ASC or any of its Affiliates and deferred tax liabilities), each as determined in a manner consistent with GAAP), plus (ii) all indebtedness attributable to Capital Leases, calculated as of the Closing Date, plus (iii) the outstanding principal amount of the WPA Debt, and any accrued but unpaid interest thereon, calculated as of the Closing Date, plus (iv) an amount equal to any payment of principal on the GSRP Note between October  29, 2006 and the Closing Date other than in accordance with the existing amortization schedule of the GSRP Note, which is attached hereto as Exhibit C.

“WPA” means Walton Pond Apartments, Inc., a Delaware corporation and a majority owned subsidiary of the Company.

“WPA Debt” means the outstanding indebtedness of WPA.

1.2           Other Capitalized Terms.  The following capitalized terms are defined in the following Sections of this Agreement:

Term	Section

Agreement	Preamble
ASC	Preamble
ASC-Level Financings	1.1
Assignments	7.6
Base Balance Sheet	1.1
Base Balance Sheet Date	1.1
Buyer	Preamble
Capital Program	3.7
Company	Preamble
Company Plans	3.15(a)
Company Subject Matter	9.3
Contest	11.5(b)
CPA-Determined Differences	2.3(e)(ii)
CPA Firm	2.3(e)(ii)
Current Plan Year	5.2(b)
Differences	2.3(d)(ii)
Disagreement Notice	2.3d
Employees	5.1
Enforceability Exceptions	3.4
Estimated Working Capital Amount	2.3(a)
FCC	3.6
Final Adjustment Certificate	2.3(c)
Final Working Capital Amount	2.3(c)
GSRP	1.1
Indemnifiable Losses	10.2
Insurance Policies	3.11(a)
Intellectual Property	1.1
Interim Financial Statements	1.1
Interim Period	11.1(a)
KIC	9.12
KIC Interest	9.12
Leased Real Property	3.16(a)
Nonqualified Deferred Compensation Plan	3.15(j)
Other ASC Resorts	5.1
Owned Real Property	3.16(a)
Parent	Preamble
Plans	3.15(a)
Pre-Closing Periods	11.1(a)
Purchase Price	2.1
Purchasers	Preamble
Purchaser Indemnitees	10.2
Purchaser Trade Names	9.6(b)
Real Property	3.16(a)
Real Property Leases	3.16(a)
Representatives	9.3

Term	Section
Resolved Objections	2.3(e)(i)
Resort	1.1
Review Period	2.3(d)
SEC	9.4(e)
Section 338(h)(10) Election	11.7(a)
Seller Indemnitees	10.3
Seller LCs	8.6
Sellers	Preamble
Seller Trade Names	9.6(a)
Software	1.1
Stock	Preamble
Straddle Contest	11.5c
Surveyor Certificate	3.16(f)
Tax Indemnifying Party	11.1(a)
Tax Notice	11.5(a)
US Forest Service Permit	3.16(c)
USFS	3.6
WPA Stockholder’s Agreement	9.12

ARTICLE II

CALCULATION OF PURCHASE PRICE AND PAYMENT

2.1           Sale and Purchase of Stock.  At the Closing, upon the terms and subject to the conditions of this Agreement, ASC shall sell to the Buyer, and the Buyer shall purchase from ASC, the Stock.  The aggregate purchase price for the Stock shall be $265,000,000 (as it may be further adjusted pursuant to Section 2.3, the “Purchase Price”).

2.2           Payment at the Closing.

(a)           Payments by the Purchasers. At the Closing, the Purchasers shall pay the Purchase Price by wire transfer of immediately available funds to ASC.

(b)           Payments by the Sellers.  Immediately prior to the Closing, the Sellers shall repay in full (or shall request in writing at least three Business Days prior to the Closing that the Purchasers apply a portion of the Purchase Price to such payment),(i) the outstanding principal amount of the Outstanding Indebtedness, and any accrued and unpaid interest thereon, calculated as of the close of business on the day immediately preceding the Closing Date and (ii) all fees and expenses of the Company’s legal, accounting, and financial advisors (including brokers and investment bankers) related to this Agreement or the transactions contemplated hereby, and all other amounts then owed to any of the foregoing by the Company as of the Closing Date.

2.3           Income Adjustment and Working Capital Adjustments.  The Purchase Price shall be adjusted as follows:

(a)           Income Adjustment.  The “Purchase Price Income Adjustment” shall mean the amount calculated by subtracting the aggregate Unleveraged Cash Flow from and including October 30, 2006 to the close of business on the day preceding the Closing Date from the aggregate Income Accretion Amount from and including October 30, 2006 to the Closing Date.  No later than the fourth Business Day prior to the close of business on the day preceding the Closing Date, the Sellers shall prepare and deliver to the Purchasers an officer’s certificate, certifying as to the estimated Purchase Price Income Adjustment as of the Sunday prior to the Closing Date (the “Estimated Income Adjustment Amount”), which certificate shall be accompanied by a statement of the EBITDA, Capital Expenditures, Unleveraged Cash Flow and Income Accretion Amount of the Company from and including October 30, 2006 through the Sunday prior to the Closing Date, to be prepared from the books and records of the Company in accordance with GAAP, where applicable, and in a manner consistent with the preparation of the Financial Statements; provided, that for purposes of the Estimated Income Adjustment Amount, the Unleveraged Cash Flow for the week ending on the Sunday prior to the Closing Date shall be the projected Unleveraged Cash Flow for such period as set forth on Exhibit 2.3(a) attached hereto.  A representative calculation of the Estimated Income Adjustment Amount is attached hereto as Exhibit 2.3(a). The Purchase Price payable at the Closing shall be increased or decreased, on a dollar for dollar basis, by the Estimated Income Adjustment Amount.

(b)           Working Capital Adjustment.  No later than the fourth Business Day prior to the Closing Date, the Sellers shall prepare and deliver to the Purchasers an officer’s certificate, certifying as to the estimated Working Capital as of the close of business on the day preceding the Closing Date (the “Estimated Working Capital Amount”), which certificate shall be accompanied by a statement of the Estimated Working Capital Amount prepared from the books and records of the Company in accordance with GAAP and in a manner consistent with the preparation of the Financial Statements.  The Purchase Price payable at the Closing shall be increased, on a dollar for dollar basis, to the extent the Estimated Working Capital Amount is greater than negative $4,000,000.00, or decreased on a dollar for dollar basis, to the extent the Estimated Working Capital Amount is less than negative $4,000,000.00.

(c)           As soon as practicable, but in any event within 90 days after the Closing Date, the Purchasers shall cause to be prepared and delivered to ASC a statement (the “Final Adjustment Certificate”) certifying the amount of Company’s Working Capital as of the close of business on the day preceding the Closing Date (the “Final Working Capital Amount”) and the amount of the Purchase Price Income Adjustment as of the close of business on the day preceding the Closing Date (the “Final Income Adjustment Amount”), prepared from the books and records of the Company in accordance with GAAP, as applicable, and in a manner consistent with the preparation of the Financial Statements.  The Final Adjustment Certificate shall certify the amount payable by the Purchasers to ASC, or by ASC to the Purchasers, pursuant to Section 2.3(f).

(d)           Upon receipt of the Final Adjustment Certificate, ASC shall have the right during the succeeding 30-day period (the “Review Period”) to examine the Final Adjustment Certificate, and all books and records used to prepare such Final Adjustment Certificate.  If ASC disagrees with the Purchasers’ determination of the Final Working Capital Amount or Final Income Adjustment Amount, it shall so notify the Purchasers in writing (such notice, a “Disagreement Notice”) on or before the last day of the Review Period, which Disagreement Notice shall set forth a specific description of ASC’s disagreement and the amount of the adjustment to the Final Working Capital Amount or Final Income Adjustment Amount which ASC believes should be made.  If no Disagreement Notice is delivered within the Review Period, the Final Adjustment Certificate shall be deemed to have been accepted by the parties hereto.  The Purchasers will, and will cause the Company to, provide ASC full access (during normal business hours and upon reasonable notice) to the books, ledgers, files, reports and operating records of the Company and the then current employees of the Company, and cooperate and assist ASC in evaluating the Final Adjustment Certificate.

(e)           Dispute Resolution.

(i)            In the event that a Disagreement Notice is delivered in accordance with Section 2.3(d), the Purchasers and ASC shall attempt to resolve the objections set forth therein within 30 days of receipt of such Disagreement Notice.  The objections set forth in the Disagreement Notice that are resolved by the Purchasers and ASC in accordance with this Section 2.3(e)(i) shall collectively be referred to herein as the “Resolved Objections.”  The Final Working Capital Amount and the Final Income Adjustment Amount shall be adjusted to reflect any Resolved Objections.

(ii)           If the Purchasers and ASC are unable to resolve all the objections set forth in the Disagreement Notice within such 30-day period, they shall jointly appoint PricewaterhouseCoopers (or any other major accounting firm mutually agreed upon by ASC and the Parent) within five days of the end of such 30-day period (the “CPA Firm”).  The CPA Firm, acting as experts and not as arbitrators, shall review the objections set forth in the Disagreement Notice that are not Resolved Objections (collectively, the “Differences”).  The CPA Firm shall determine, based on the requirements set forth in this Section 2.3 and only with respect to Differences submitted to the CPA Firm, whether and to what extent the Final Working Capital Amount and the Final Income Adjustment Amount requires adjustment so as to be calculated in accordance with this Agreement.  The CPA Firm shall be instructed to make its determination within 15 days after its appointment.  The fees and disbursements of the CPA Firm shall be borne by ASC and the Purchasers as is appropriate to reflect the relative fault of each in connection with the disputed items.  The Purchasers and ASC shall, and the Purchasers shall cause the Company to, provide to the CPA Firm full cooperation.  The CPA Firm’s resolution of the Differences shall be conclusive and binding upon the parties, except in the case of manifest error.  The Differences as resolved by the CPA Firm in accordance with this Section 2.3(e)(ii) shall collectively be referred to herein as the “CPA-Determined

Differences.”  The Final Working Capital Amount and the Final Income Adjustment Amount shall be adjusted to reflect any CPA-Determined Differences.

(f)            To the extent that the Final Working Capital Amount or Final Income Adjustment Amount set forth in the Final Adjustment Certificate (as adjusted in accordance with any Resolved Objections and CPA-Determined Differences) differs from the Estimated Working Capital Amount or Estimated Income Adjustment Amount, respectively, the adjustment to the Purchase Price initially made pursuant to Sections 2.3(a) and 2.3(b) shall be recalculated by the parties in accordance with Sections 2.3(a) and 2.3(b) by using the Final Working Capital Amount or Final Income Adjustment Amount, in lieu of the Estimated Working Capital Amount or Estimated Income Adjustment Amount, respectively.

(g)           On the fifth day following (or, if not a Business Day, on the next Business Day) the latest to occur of (x) the 30th day following receipt by ASC of the Final Adjustment Certificate, (y) the resolution by the Purchasers and ASC of all objections set forth in the Disagreement Notice, if any, and (z) the resolution by the CPA Firm of all Differences, if any, the recalculation required by Section 2.3(f) shall be made and the Purchasers shall pay to ASC the amount of any increase in the Purchase Price beyond that received by ASC at the Closing, or ASC shall return to the Purchasers the excess amount of the Purchase Price initially received by ASC at the Closing, in each case together with all interest thereon at an annual rate equal to the Prime Rate from the Closing Date until the date paid pursuant to this Section 2.3.  Such payment shall be made (i) in the case of a payment to the Purchasers, by ASC by wire transfer of immediately available funds to a bank account or accounts designated by the Purchasers and (ii) in the case of a payment to ASC, by the Purchasers by wire transfer of immediately available funds to a bank account or accounts designated by ASC.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF
THE SELLERS

The Sellers jointly and severally represent and warrant to the Purchasers as follows:

3.1           Organization and Qualification.

(a)           The Company has previously delivered to or made available to the Purchasers, prior to the date hereof, a complete and correct copy of: the Certificate of Incorporation and bylaws (or similar organizational documents) of the Company and each Subsidiary, as each of the same may have been amended, each of which is in full force and effect.  Each of the Company and WPA is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to carry on its business as presently owned or conducted.  The Company and its Subsidiaries are in good standing as foreign corporations and are duly qualified to transact business in the State of Colorado.

(b)           ASC has previously delivered to or made available to the Purchasers, prior to the date hereof, complete and correct copies of its Certificate of Incorporation and bylaws, as each of the same may have been amended, each of which is in full force and effect.  ASC is a corporation duly formed, validly existing and in good standing under the laws of Delaware and has all requisite power and authority to own, lease and operate its properties and carry on its business as presently owned or conducted; provided, however, that no representation is made as to the qualification of ASC in any jurisdiction other than its state of incorporation.

3.2           Title to the Stock.  ASC owns, and as of the Closing Date, will own beneficially and of record, free and clear of any Lien with full right, power and authority to transfer, convey and deliver, the Stock and, upon delivery of and payment for the Stock at the Closing as herein provided, ASC will convey to the Purchasers good and valid title thereto, free and clear of any Lien.  The Stock consists of all of the issued and outstanding capital stock in the Company.  Except for the rights of Purchasers under this Agreement, there is no outstanding right, warrant, subscription, call, preemptive right, option or other agreement or outstanding offer of any kind to sell, purchase, encumber or otherwise convey, transfer, encumber or dispose of any right, title and/or interest in and to the Stock and there is no outstanding debt or security which is convertible into same, and no other Person has any legal, beneficial or equitable right, title or interest in and/or to the Stock.

3.3           Subsidiaries.  Except as set forth on Section 3.3(a) of the Seller Disclosure Letter, which sets forth the number and type of outstanding equity securities of each Subsidiary and a list of the holders thereof, the Company has no Subsidiaries and does not directly or indirectly own or have any investment in the capital stock of, or other propriety interest in, any Person.  Except as set forth on Section 3.3(b) of the Seller Disclosure Schedule, there is no outstanding right, warrant, subscription, call, preemptive right, option or other agreement or outstanding offer of any kind to sell, purchase, encumber or otherwise convey, transfer, encumber or dispose of any right, title and/or interest in and to the equity of any Subsidiary of the Company and there is no outstanding debt or security which is convertible into same, and no other Person has any legal, beneficial or equitable right, title or interest in and/or to such equity.

3.4           Binding Obligation.  The Sellers have all requisite corporate authority and power to execute and deliver this Agreement and the Related Documents to be executed by them in connection herewith.  This Agreement has been, and such Related Documents will be at the Closing, duly and validly authorized by all required corporate or stockholder action on the part of the Sellers and no other corporate or stockholder proceedings on the part of any of them are necessary to authorize this Agreement or the Related Documents.  This Agreement has been duly executed and delivered by the Sellers and, assuming that this Agreement constitutes a legal, valid and binding obligation of the Purchasers, constitutes the legal, valid and binding obligation of the Sellers, enforceable against them in accordance with its terms, except to the extent that the enforceability thereof may be limited by:  (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies; and (ii) general principles of equity (the exceptions set forth in (i) and (ii), the “Enforceability Exceptions”).

3.5           No Default or Conflicts.  The execution and delivery of this Agreement and the Related Documents by the Sellers and the performance by them of their respective obligations hereunder and thereunder (a) does not and will not result in any violation of, or breach or default under the Certificate of Incorporation or bylaws (or equivalent organizational documents) of ASC or the Company or any of its Subsidiaries; (b) assuming compliance with the matters referred to in Section 3.6, does not and will not violate nor result in a breach or default under any existing applicable Law material to the business of the Company or any of its Subsidiaries or any Judgment of any Governmental Agency having jurisdiction over any of the Sellers or the Company or any of their respective Subsidiaries or their or any of their respective Subsidiaries’ properties in any material respect; (c) does not and will not result in the imposition of any Lien upon any of the assets of ASC, the Company or any of their respective Subsidiaries; and (d) does not and will not conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel any Contract to which ASC, the Company or any of their respective Subsidiaries is a party or by which ASC, the Company or any of their respective Subsidiaries is bound or to which any of their respective assets is subject, except, with respect to clause (c) (but only with respect to Liens upon any of the assets of ASC or its Subsidiaries (excluding the Company and its Subsidiaries)) and clause (d), for any such conflicts, breaches, defaults and other occurrences which, individually or in the aggregate, would not materially and adversely affect, impede or delay the Sellers’ ability to consummate the transactions contemplated by this Agreement and the Related Documents (in accordance with the terms of this Agreement) or which would not reasonably be expected to result in a Material Adverse Effect.

3.6           No Governmental Authorization or Consent Required.  Except as set forth on Section 3.6 of the Seller Disclosure Letter and except for compliance with any applicable requirements of the HSR Act, the United States Forest Service (the “USFS”) and the Federal Communications Commission (the “FCC”), no authorization or approval or other action by, and no notice to or filing with, any Governmental Agency will be required to be obtained or made by any of ASC or the Company or any of their respective Subsidiaries in connection with the due execution and delivery by ASC or the Company of this Agreement and the consummation by such Person of the transactions contemplated hereby, other than such authorizations, approvals, notices or filings with any Governmental Agency that, if not obtained or made, would not materially and adversely affect, impede or delay the Sellers’ ability to consummate the transactions contemplated by this Agreement and the Related Documents (in accordance with the terms of this Agreement) or which would not reasonably be expected to result in a Material Adverse Effect.

3.7           Financial Statements.  The Financial Statements and the Interim Financial Statements fairly present, in all material respects, the financial position of the Company and its Subsidiaries, the results of operations, stockholder’s equity and cash flows for the periods indicated, all in conformity with GAAP applied on a consistent basis (except, in the case of the Interim Financial Statements, for the absence of footnotes and year end adjustments).  The Financial Statements and the Interim Financial Statements have been accurately derived from the books and records of the Company and its Subsidiaries.  Neither the Company nor any of its Subsidiaries have any material indebtedness, obligations or other liabilities of a kind required to disclosed in its financial statements under GAAP other than those (i) fully reflected in, reserved against or otherwise described in the Base Balance Sheet; (ii) incurred in the ordinary course of business since the Base Balance Sheet Date (including work in progress on capital expenditures which are contemplated by the capital expenditures program set forth on Section 3.7(b) of the Seller Disclosure Letter (the “Capital Program”)) or (iii) set forth on Section 3.7(a) of the Seller Disclosure Letter.

3.8           Powers of Attorney.  Except as set forth on Section 3.8 of the Seller Disclosure Letter, neither the Company nor any of its Subsidiaries have any material outstanding revocable or irrevocable powers of attorney or similar authorizations issued to any individual who is not one of the Company’s employees or officers.

3.9           Brokers.  Except as set forth on Section 3.9 of the Seller Disclosure Letter, no broker, finder, agent, investment banker, financial advisor or similar Person has acted for or on behalf of the Company or ASC in connection with this Agreement or the transactions contemplated hereby (an “ASC Broker”), and no broker, finder, agent, investment banker, financial advisor or similar Person is entitled to any broker’s, finder’s, financial advisor’s or similar fee or other commission in connection therewith based on any agreement, arrangement or understanding with the Company or ASC or any action taken by any such Person.

3.10         Compliance with Laws.  As of the date hereof, except as set forth in Section 3.10(i) of the Seller Disclosure Letter, no investigation or material review by any Governmental Agency with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened.  To the Knowledge of the Company, except as set forth in Section 3.10(ii) of the Seller Disclosure Letter, neither ASC, the Company nor any of their respective Subsidiaries, has received any notice or communication of any noncompliance by the Company or its Subsidiaries in any material respect with any applicable Laws, including without limitation any applicable Laws with respect to employee housing, affordable housing and day skier parking facilities and  the Laws and standards of any Tramway Authorities, that has not been cured as of the date hereof.  Except as set forth on Section 3.10(iii) of the Seller Disclosure Letter, each of the Company and its Subsidiaries is currently conducting, and has at all times since December 31, 2003 conducted, their respective businesses in compliance in all material respects with all applicable Laws.

3.11         Insurance.

(a)           Section 3.11(a) of the Seller Disclosure Letter sets forth as of the date hereof a description of each insurance policy (the “Insurance Policies”) of the Company and its Subsidiaries.  Except as noted on Section 3.11(a) of the Seller Disclosure Letter and as of the date hereof, (i) all Insurance Policies are in full force and effect and all premiums due and payable thereunder have been paid in full and will not in any way be adversely affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement, (ii) there are no pending claims in excess of $50,000 under any Insurance Policy as to which the respective insurers have denied coverage and (iii) since July 30, 2003, the Company and its Subsidiaries have been fully insured for worker’s compensation claims.  Neither of the Sellers nor any Subsidiary of the Company has received any notice from any insurance company of such insurance company’s intention not to renew any such Insurance Policy applicable to the Company or materially increase the premiums thereunder beyond such premiums currently in effect.

(b)           Section 3.11(b) of the Seller Disclosure Letter sets forth a true and correct list of any pending worker’s compensation claims not covered by insurance.

3.12         Litigation.  Except as disclosed on Section 3.12 of the Seller Disclosure Letter, there is no Litigation pending or, to the Knowledge of the Company, threatened against either of the Sellers or their respective properties or assets that, with respect to each such Litigation (a) in the case of the Company and its Subsidiaries (i) is not fully covered by insurance or (ii) is covered by insurance and would reasonably be expected to result in a liability to the Company in excess of $50,000 individually or $150,000 in the aggregate for all such Litigation or (b) in the case of ASC, would reasonably be expected to result in a material and adverse effect on ASC’s ability to consummate the transactions contemplated by this Agreement.  Except as set forth on Section 3.12 of the Seller Disclosure Letter, neither the Company nor any Subsidiary is subject to any material order, Judgment, injunction or decree of any Governmental Agency.

3.13         Approvals.  The Company and its Subsidiaries have in full force and effect all material Approvals necessary for the operation of the business of the Company and its Subsidiaries as presently conducted (including for this purpose any Approvals necessary for any development or construction activity that has been commenced with respect to any Real Property, or otherwise to the extent required by applicable Law).  Since December 31, 2003, except as set forth on Section 3.13(a) of the Seller Disclosure Letter, the Company and its Subsidiaries have been in substantial compliance with the terms of each Approval and has not received written notice of any material default under any such Approval.  Except as set forth on Section 3.13(b) of the Seller Disclosure Letter, to the Knowledge of the Company, no suspension or cancellation of any such Approval is threatened and there is no basis for believing that any such Approval will not be renewable upon expiration.  To the Knowledge of the Company, Section 3.13(c) of the Seller Disclosure Letter, sets forth a list of all material Approvals required for the operation of the business of the Company and its Subsidiaries as presently conducted.

3.14         Labor Matters.

(a)           Except as set forth on Section 3.14(a) of the Seller Disclosure Letter, the Company and its Subsidiaries are in compliance in all material respects with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, the WARN Act, collective bargaining, discrimination, civil rights, immigration, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and similar tax.

(b)           There are no strikes, work stoppages, lockouts, boycotts or material labor disputes pending, or to the Knowledge of the Company, threatened against or affecting the Company or its Subsidiaries, and there have been no such events or actions since December 31, 2003.

(c)           Except as set forth on Section 3.14(c) of the Seller Disclosure Letter, as of the date hereof, none of the Sellers has received written notice of any pending or to the Knowledge of the Company, threatened (i) proceedings under the National Labor Relations Act or before the National Labor Relations Board, (ii) grievances or arbitrations, or (iii) organizational drives or unit clarification requests, in each case against or affecting the Company or its Subsidiaries.  Section 3.14(c)(iv) of the Seller Disclosure Letter also identifies all those employees who are covered by the collective bargaining agreement in effect for the 2006/2007 ski season between the Company or any of its Subsidiaries and the labor union representing paid, non-management employees of the Steamboat ski patrol, a true and complete copy of which has been furnished to Purchasers prior to the date hereof (the “Collective Bargaining Agreement”), and other than such Collective Bargaining Agreement, there are no other collective bargaining agreements or similar labor agreements that the Company or any of its Subsidiaries is bound by, party to or in the process of negotiating.

3.15         Employee Benefit Plans.

(a)           Section 3.15(a) of the Seller Disclosure Letter contains a true and complete list of each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), stock purchase, stock option or other stock-related rights, severance, employment, change-in-control, fringe benefit, savings or thrift benefits, vacation benefits, cafeteria plan benefits, life, health, medical, or accident benefits (including any “voluntary employees’ beneficiary association” as defined in Section 501(c)(9) of the Code providing for the same or other benefits), employee assistance program, disability or sick leave benefits, worker’s compensation, supplemental unemployment benefits, insurance coverage (including any self-insured arrangements), post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits), collective bargaining, bonus, incentive, deferred compensation, profit sharing, and all other employee benefit or compensation plans, agreements, programs, practices, policies or other arrangements, whether or not subject to ERISA and whether written or unwritten (collectively referred to as “Plans”), under which any employee former employee, consultant, former consultant, director or former director of the Company has any present or future right to benefits or which is entered into, sponsored, maintained, contributed to or required to be contributed to, as the case may be, by the Company or any ERISA Affiliate or under which the Company or any ERISA Affiliate has any present or future liability (including, without limitation, contingent liability).  To the extent the Company sponsors, maintains, contributes to, is required to contribute to, or has any present or future liability (including, without limitation, contingent liability) with respect to any such Plans, the same shall be collectively referred to as the “Company Plans.”

(b)           With respect to each Company Plan, the Purchasers have been furnished access to a current and complete copy (or, to the extent no such copy exists, a description) thereof and all amendments thereto, and, to the extent applicable:  (i) any related trust agreement, annuity contract, or other funding instrument; (ii) the most recent IRS determination letter, if applicable; (iii) any summary plan description or other written description or interpretation thereof; (iv) for the three most recent plan years (a) the Form 5500 and attached schedules, (b) audited financial statements, (c) actuarial valuation reports and (d) attorneys’ responses to any auditor’s request for information; (v) any correspondence and other materials submitted to or received from the IRS or Department of Labor in connection with any correction program with respect to the Company Plans; (vi) any correspondence and other materials submitted to or received from any Multiemployer Plan or its trustees with respect to its funding status or potential withdrawal liability; and (vii) all contracts and other service agreements with any third party administrators in connection with the Company Plans.

(c)           (i) Each Company Plan has been established, maintained, and administered in accordance with its terms, and in material compliance with the applicable provisions of ERISA, the Code and other applicable Laws; (ii) each Company Plan which is intended to be qualified within the meaning of Section 401(a) of the Code (and each related trust agreement, annuity contract, or other funding instrument) has received a favorable opinion letter from the IRS as to its qualification, and the Company is not aware of any reason why any such opinion letter would reasonably be expected to be revoked or not be reissued; (iii) for each Company Plan that is a “welfare plan” within the meaning of Section 3(1) of ERISA, neither the Company nor any ERISA Affiliate has or will have any liability or obligation under any plan which provides medical, death or other welfare benefits with respect to current or former employees of the Company beyond their termination of employment (other than coverage mandated by Law) and no condition exists which would prevent the Company from amending or terminating any such welfare plan; (iv) to the Knowledge of the Company, no event has occurred with respect to any Company Plan that would subject the Company to any Tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws; (v) to the Knowledge of the Company, no “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code, other than any such transaction which is subject to an administrative or statutory exemption) has occurred with respect to any Company Plan; (vi) to the Knowledge of the Company, neither the Company nor any plan fiduciary of any Company Plan subject to ERISA has otherwise violated the provisions of Part 4 of Title I, Subtitle B of ERISA; and (vii) each Company Plan which is a “group health plan” as defined in Section 607(1) of ERISA has been operated in compliance with the provisions of Part 6 of Title I, Subtitle B of ERISA and Section 4980B of the Code, as well as with the provisions of any similar state law, at all times.

(d)           Neither the Company nor any ERISA Affiliate has ever (i) maintained, contributed to, or been obligated to contribute to any plan which is subject to Title IV of ERISA or the minimum funding requirements of Section 412 of the Code or (ii) contributed to, been obligated to contribute to, or incurred any liability to a Multiemployer Plan as defined in Section 3(37) of ERISA.  No liability under Title IV of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full.

(e)           Except as set forth on Section 3.15(e) of the Seller Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any current or former employee, director or consultant of the Company to severance pay or accelerate the time of payment or vesting of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Company Plan.  Except as set forth on Section 3.15(e) of the Seller Disclosure Letter, there is no Company Plan covering any current or former employee, director or consultant of the Company that, individually or collectively, will give rise to the payment of any amount that would not be deductible by the Company pursuant to Section 280G of the Code.

(f)            All contributions (including all employer contributions and employee salary reduction contributions) required by each Company Plan or by any applicable Law or agreement to have been made under any Company Plan to any fund, trust, or account established thereunder or in connection therewith have been made by the due date thereof, or the deadline for making such contribution has not yet passed.

(g)           None of the Company Plans are “multiple employer welfare arrangements” within the meaning of Section 3(40) of ERISA.  With respect to any of the Company Plans which are self-insured welfare benefit plans, no claims have been made pursuant to any such plans that have not been paid (other than claims which have not yet been paid but are in the normal course of processing) and no individual has incurred injury, sickness or other medical condition with respect to which claims may be made pursuant to any such plans where the liability could in the aggregate with respect to each such individual exceed $25,000 per year.

(h)           There is no default on behalf of the Company with respect to any of the Plans and each of the Plans is in full force and effect, enforceable by the Company in accordance with its terms.  There is no Litigation pending or, to the Knowledge of the Company, threatened alleging any breach of the terms of any Company Plan or of any fiduciary duties thereunder or violation of any applicable Law with respect to any Company Plan, nor to the Knowledge of the Company, any arbitration, proceeding or investigation.  To the Knowledge of the Company, neither the Company nor any ERISA Affiliate nor any of their respective directors, officers, employees or other fiduciaries (as such term is defined in Section 3(21) of ERISA) has any liability for failure to comply with ERISA or the Code for any action or failure to act in connection with the administration or investment of any Company Plan.

(i)            Section 3.15(i)(1) of the Seller Disclosure Letter lists all of the full-time year-round employees of the Company as of the date hereof, together with their respective salaries and date of hire; such list will be updated as of five Business Days prior to the Closing Date and delivered to Purchasers prior to the Closing Date.  Section 3.15(i)(2) of the Seller Disclosure Letter also identifies those employees of the Company which are parties to employment agreements, bonus agreements or other written agreements relating to compensation and identifies those agreements.

(j)            Each Company Plan that is a “nonqualified deferred compensation plan” within the meaning of, and subject to, Section 409A of the Code (a “Nonqualified Deferred Compensation Plan”) has been operated in material compliance with Section 409A of the Code since January 1, 2005, based upon a good faith, reasonable interpretation of Section 409A of the Code, the proposed regulations issued thereunder and Internal Revenue Service Notices 2005-1 and 2006-79.

3.16         Real Property.

(a)           Section 3.16(a)(1) of the Seller Disclosure Letter is a complete and accurate list of all real property owned by the Company and its Subsidiaries as of the date hereof and which is to be acquired and owned by the Company and its Subsidiaries on or prior to the Closing Date (the “Owned Real Property”).  Section 3.16(a)(2) of the Seller Disclosure Letter is a complete and accurate list of all leases, subleases, licenses, permits and other agreements, documents or instruments (including, without limitation, easement agreements) and all amendments, modifications and/or supplements thereto (collectively, the “Real Property Leases”) under which the Company and its Subsidiaries lease, sublease, license, use or occupy any real property, excluding the U.S. Forest Service Properties (the land, buildings and other improvements covered by the Real Property Leases being herein called the “Leased Real Property” and together with the Owned Real Property and the U.S. Forest Services Properties, the “Real Property”).  The Company has delivered to the Purchasers, prior to the date hereof, copies of the Real Property Leases, all of which are true, complete and correct in all material respects.  Except as set forth in Section 3.16(a)(3) of the Seller Disclosure Letter, each Real Property Lease is in full force and effect as to the Company or its Subsidiaries and, to the Knowledge of the Company, as to the other parties thereto.  Except as set forth in Section 3.16(a)(4) of the Seller Disclosure Letter, neither the Company nor its Subsidiaries nor, to the Knowledge of the Company, any other party to such Real Property Lease is in breach in any material respect thereof or default in any material respect thereunder.  The Real Property is all of the material real property that is necessary for the operation of the business of the Company and its Subsidiaries as presently conducted.  Except as set forth in Section 3.16(a)(4) of the Seller Disclosure Letter, none of the Sellers nor the Company nor any of their respective Subsidiaries have received notice that any party to any Real Property Lease intends, or has threatened, to terminate or revoke all or any rights granted in favor of the Company or its Subsidiaries thereunder.

(b)           The Company owns fee title to the Owned Real Property and good and valid leasehold interests in the Leased Real Property, subject only to Permitted Exceptions and Liens to be released on or before the Closing Date including as provided in Section 7.5.  The foregoing representation (a) shall not be construed in any event to relate to the fee interest in any Leased Real Property and (b) shall be deemed deleted with respect to any matter covered by a title insurance policy obtained by the Company or a Purchaser.

(c)           Section 3.16(c) lists all property (the “U.S. Forest Service Properties”) subject to the permit issued to the Company by the U.S. Forest Service on November 12, 1997,

as amended (the “U.S. Forest Service Permit”).  The U.S. Forest Service Permit is the principal Approval required by the USFS for the operation of the business of the Company and its Subsidiaries as presently conducted.  The USFS has accepted the Company’s 2004 Master Development Plan Amendment, which is set forth on Section 3.16(c) of the Seller Disclosure Letter, inclusive of the phase one environmental analysis required by the National Environmental Policy Act with respect to the Company’s future growth initiatives.  The Company has made available to the Purchasers or their Representatives, prior to the date hereof, a true and complete copy of the U.S. Forest Service Permit and such U.S. Forest Service Permit is in full force and effect.  None of the Sellers have received any notice of default under or violation of the terms and conditions of the U.S. Forest Service Permit, and the Company has no Knowledge that the USFS has any intention of amending, revoking or otherwise altering the terms or conditions of the U.S. Forest Service Permit (nor has any of the Sellers or the Company requested any amendment or alteration of the terms and conditions of the U.S. Forest Service Permit), or any portion thereof, or the application thereof to the Company’s operations.  None of the Sellers is engaged in any ongoing dispute or disagreement with the USFS over the interpretation or application of any term or condition of the U.S. Forest Service Permit.  The Company has no Knowledge of any third-party permitee or commercial operator operating within the areas permitted to the Company and its Subsidiaries under the U.S. Forest Service Permit.

(d)           Except as set forth on Section 3.16(d) of the Seller Disclosure Letter, there are no outstanding options or rights of first refusal to purchase or lease the Real Property or any portion thereof or interest therein, other than rights running in favor of the Company and its Subsidiaries, and the Real Property is free from agreements creating any obligation on the part of any Person to sell, lease or grant a third party option to sell or lease.

(e)           Except as set forth in Section 3.16(e) of the Seller Disclosure Letter, neither of the Sellers has received notice of and there is no pending or, to the Knowledge of the Company, threatened or contemplated condemnation proceeding affecting the Real Property or any part thereof, nor any sale or other disposition of the Real Property or any part thereof in lieu of condemnation.

(f)            All chairlifts, gondolas, buildings and other improvements, access roads and ski-runs used in connection with the Resort and the conduct of the business of the Company and its Subsidiaries as presently conducted are located either on (i) the Owned Real Property, (ii) the U.S. Forest Service Properties, and/or (iii) the Leased Real Property pursuant to valid Real Property Leases (including valid easement agreements in favor of the Company and its Subsidiaries) which allow and provide for the existence, operation, and maintenance of the chairlifts, gondolas, buildings, improvements, roads and/or ski-runs, as applicable.  This representation shall be considered deleted from this Agreement for all purposes (but only with respect to that  portion of the Real Property covered by the Survey) if ASC shall have delivered to Parent, or Parent or Buyer otherwise obtains, prior to the Closing Date, a current ALTA survey of all or a portion of the Real Property (the “Survey”) certified to the Parent, the Buyer and the Company.  The Purchasers shall reimburse the Seller for the cost of the Surveys at

Closing.  ASC shall reasonably cooperate with Purchasers in providing or otherwise enabling Parent or Buyer to obtain any such certified Survey.

(g)           Section 3.16(g)(i) of the Seller Disclosure Letter lists all of the real property Leases and other Contracts, including any amendments, modifications and/or supplements thereto, pursuant to which any Person has the right to use, occupy and/or possess all or any portion of the Real Property (the “Third Party Real Property Leases”); provided, however, that Section 3.16(g)(i) of the Seller Disclosure Letter need not include any bookings at hotels or conference facilities within the Resort in the ordinary course of business.  Except as set forth on Section 3.16(g)(ii) of the Seller Disclosure Letter, (i) there are no material real property Leases affecting the Real Property or any portion thereof, (ii) there are no material security deposits under any real property Leases affecting the Real Property or any portion thereof and (iii) no material tenant or other occupant is currently entitled to any material rent concessions, rent abatements or rent credits and no material rent concessions or rent abatements permitted under any real property Leases are currently claimed by any material tenant(s) or occupant(s) as a result of a default by the Company, its Subsidiaries or otherwise.  Copies of all such Third Party Real Property Leases (including any amendments, modifications and/or supplements) which are true, complete and correct in all material respects, have previously been delivered to Parent prior to the date hereof.  Except as set forth in Section 3.16(g) of the Seller Disclosure Letter, each third Party Real Property Lease is in full force and effect and neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party to such Third Party Real Property Lease is in breach in any material respect thereof or default in any material respect thereunder.

(h)           Except as set forth on Section 3.16(h) of the Seller Disclosure Letter, none of the Sellers nor the Company nor any of their respective Subsidiaries has received written notice of, and the Company has no Knowledge of, (i) any violations of any covenants or restrictions affecting any Real Property including any covenants, conditions or restrictions of or issued by any applicable condominium or home owners association, or (ii) any violations of any zoning codes or ordinances or other Laws of any Governmental Agency applicable to such Real Property, in any case which would reasonably be expected to result in a Material Adverse Effect on the Company and its Subsidiaries.

3.17         Tax Matters.

(a)           All material Tax Returns required to be filed by or with respect to the Company and/or its Subsidiaries on or before the date hereof have been properly prepared and timely filed.  All such Tax Returns were correct and complete in all material respects.  All material Tax Returns required to be filed by or with respect to the Company and/or its Subsidiaries after the date hereof and on or before the Closing Date shall be properly prepared and timely filed, in a manner consistent with prior years (except where any inconsistency is required by applicable laws and regulations) and applicable laws and regulations.  All material Taxes due and payable by the Company and its Subsidiaries (whether or not shown on a Tax return) have been paid.  All material Taxes that the Company or its Subsidiaries is or was required by Law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Tax authority, and have been properly reported as required under applicable information reporting requirements

(b)           Neither the Company nor its Subsidiaries has waived any statute of limitations in respect of any Taxes or agreed to any extension of time with respect to a material assessment or Tax deficiency.

(c)           With respect to all material federal, state and local Tax Returns of the Company and/or its Subsidiaries, (i) no audit is in progress and no extension of time (other than automatic extensions of time) is in force with respect to any date on which any Tax Return was or is to be filed and no waiver or agreement is in force for the extension of time for the assessment or payment of any Tax; and (ii) there is no unassessed deficiency as to which the Company has received written notice or as to which the Company has Knowledge based upon personal contact with any agent of a taxing authority against the Company.

(d)           Except as set forth on Section 3.17(d) of the Disclosure Letter, each of the Company and/or its Subsidiaries have not agreed to and, to the Knowledge of the Company, the Company and/or its Subsidiaries are not required to make any adjustments pursuant to Section 481(a) of the Code by reason of a change in accounting method or otherwise for any Tax period for which the applicable federal statute of limitations has not yet expired.

(e)           There are no material Liens for Taxes upon the assets or properties of the Company, except for statutory Liens for current Taxes not yet due and except for Taxes, if any, as are being contested in good faith.

(f)            Neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes.

(g)           There are no special assessments or charges which have been levied, and with respect to which the Company has received written notice, against the Real Property that are not reflected on the tax bills issued with respect thereto.

(h)           Neither the Company nor any of its Subsidiaries (i) has entered into any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) that must be disclosed pursuant to Section 6011 of the Code and the Regulations promulgated thereunder, (ii) is a party to any closing agreement as defined in Section 7121 of the Code or any similar provision of state, local, or foreign Law or (iii) has requested any private ruling from any Tax authority.

3.18         Contracts and Commitments.  Except as set forth in Section 3.18 of the Seller Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to:

(a)           any partnership agreements or joint venture agreements which require a payment, or delivery of assets or services beyond the 2006-2007 ski season and which are not terminable by the Company on 30 days or less notice without penalty to the Company or any of its Subsidiaries, or which contain exclusivity arrangements which will be binding upon Affiliates of the Company (other than a Subsidiary thereof) following the Closing;

(b)           any agreement pursuant to which the Company or its Subsidiaries would be required to pay severance to any director, officer, employee or consultant;

(c)           any material agreement with another person or entity limiting or restricting the ability of the Company or its Subsidiaries to enter into or engage in any market or line of business;

(d)           any material brokerage agreements;

(e)           any agreements for the sale of any of the assets of the Company or its Subsidiaries other than in the ordinary course of business or for the grant to any person or entity of any preferential rights to purchase any of its assets;

(f)            any agreement relating to the acquisition by the Company or its Subsidiaries of any operating business or the assets or capital stock of any other corporation, entity or business entered into during the last twelve (12) months;

(g)           any material agreements relating to the incurrence, assumption, surety or guarantee of any indebtedness other than ASC-Level Financings;

(h)           any material agreements (other than agreements granting rights to use readily available commercial Software and having an acquisition price of less than $50,000 in the aggregate for all such agreements and agreements allowing the use of Company trademarks, tradenames and the like in connection with promotional activities) (i) granting or obtaining any right to use any Intellectual Property or (ii) restricting the rights of the Company or any of its Subsidiaries, or permitting other Persons, to use or register any Intellectual Property of the Company;

(i)            any material agreements under which the Company or its Subsidiaries has made advances or loans to any entity or individual (which shall not include advances made to an employee of the Company in the ordinary course of business consistent with past practice); or

(j)            except for agreements described in Section 3.18(a), any other agreement (or group of related agreements) the performance of which presently requires aggregate payments be made to or from the Company or any of its Subsidiaries in excess of $100,000 per year.

Each of the contracts to which the Company or any of its Subsidiaries is a party and which is required to be set forth on Section 3.18 of the Seller Disclosure Letter (the “Material Contracts”), a true and complete copy of each of which has been delivered or made available to the Purchasers prior to the date hereof is in full force and effect and is the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).  With respect to each Material Contract, neither the Company nor its Subsidiaries nor, to the Knowledge of the Company, any other party, is in material breach of violation of, or default under, any such Material Contract, and no event has occurred, is pending or, to the Knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a material breach or default by the Company or its Subsidiaries or, to the Knowledge of the Company, any other party under such Material Contract.

3.19         Environmental Matters.  (a)  Except as set forth on Section 3.19(a) of the Seller Disclosure Letter, the Company and its Subsidiaries are in compliance with all applicable Environmental Laws, which compliance includes, but is not limited to, the possession by the Company and its Subsidiaries of all approvals, permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof, except in each case where the failure to be in such compliance would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company and its Subsidiaries.

(b)           Except as set forth on Section 3.19(b) of the Seller Disclosure Letter, there is no Environmental Claim pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries.

(c)           Except as set forth on Section 3.19(c) of the Seller Disclosure Letter, there are no present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Material of Environmental Concern, that as reasonably likely to form the basis of any material Environmental Claim against the Company or its Subsidiaries.

(d)           Without in any way limiting the generality of the foregoing, (i) all on-site and off-site locations where the Company or its Subsidiaries have disposed or arranged for the disposal of Materials of Environmental Concern since November 1997 are identified on Section 3.19(d)(i) of the Seller Disclosure Letter, (ii) all underground storage tanks, and the capacity and contents of such tanks, located on property owned, operated, or leased by the Company or any of its Subsidiaries are identified on Section 3.19(d)(ii) of the Seller Disclosure Letter, and (iii) except as set forth on Section 3.19(d)(iii) of the Seller Disclosure Letter, all underground storage tanks owned, operated, or leased by the Company or any of its Subsidiaries and which are subject to regulation under the Federal Resource Conservation and Recovery Act (or equivalent state or local law regulating underground storage tanks) meet the technical standards prescribed at Title 40 Code of Federal Regulations Part 280 which became effective December 22, 1998 (or any applicable state or local law requirements which are more stringent than such technical standards or which became effective before such date).

3.20         Intellectual Property.

(a)           Section 3.20(a) of the Seller Disclosure Letter sets forth a true, correct, and complete list of all U.S. and foreign (i) issued Patents and Patent applications, (ii) Trademark registrations and applications, (iii) copyright registrations and applications, and (iv) Software, in each case which is owned by the Company or any of its Subsidiaries.  The Company or its Subsidiaries, as set forth on Section 3.20(a) of the Seller Disclosure Letter, is the sole and exclusive beneficial and record owner of each of the Intellectual Property items set forth on Section 3.20(a) of the Seller Disclosure Letter, and to the Knowledge of the Company all such Intellectual Property is subsisting, valid and enforceable.  There are no actions that must be taken within 90 days from the date of this Agreement, including the payment of fees or the filing of documents, for the purposes of obtaining, maintaining, perfecting or renewing any rights in such registered or applied for Intellectual Property.

(b)           Except as set forth on Section 3.20(b) of the Seller Disclosure Letter:

(i)            the Company owns, or has valid right to use, free and clear of all Liens, all Intellectual Property used or held for use in, or necessary to conduct, the Company’s business, including the CORIS software system; provided, however, that this Section 3.20(a)(i) shall not constitute a noninfringement representation (which noninfringement representation is the subject of Section 3.20(a)(ii) below);

(ii)           the conduct of the Company’s business (including the products and services of the Company) as currently conducted does not infringe, misappropriate or otherwise violate any Person’s Intellectual Property rights, and there has been no such claim asserted or threatened in the past three years against the Company or, to the Knowledge of the Company, any other Person;

(iii)          to the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating any Intellectual Property owned by or licensed to the Company, and no such claims have been asserted or threatened against any Person by the Company or, to the Knowledge of the Company, any other Person, in the past three years;

(iv)          the consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Company’s right to own, use or hold for use any of the Intellectual Property as owned, used or held for use in the conduct of the business of the Company as currently conducted; and

(v)           the Company has at all times complied in all material respects with all applicable Laws, as well as its own rules, policies, and procedures relating to privacy, data protection, and the collection and use of personal information collected, used or held for use by the Company in the conduct of the Company’s business.  No claims have been asserted or, to the Knowledge of the Company, threatened against the Company alleging a violation of any Person’s privacy or personal information or data rights and the consummation of the transactions contemplated hereby will not breach or otherwise cause any violation of any Law, policy or procedure related to privacy, data protection or the collection and use of personal information collected, used or held for use by the Company in the conduct of the Company’s business.  The Company takes reasonable measures to ensure that such information is protected against unauthorized access, use, modification or other misuse.

3.21         Related Persons.  Except as set forth on Section 3.21(a) of the Seller Disclosure Letter, as of the date hereof, and as immediately after the Closing, none of the assets, including Intellectual Property, used in the business of the Company and its Subsidiaries is or will be owned, or leased from a third party by, ASC or any of its Affiliates (other than the Company and its Subsidiaries).  Section 3.21(b) of the Seller Disclosure Letter sets forth a true and complete list of all material Contracts to which the Company or any of its Subsidiaries, on the one hand, and ASC or any of its Subsidiaries (other than the Company and its Subsidiaries), on the other hand, are party to.

3.22         Absence of Certain Changes.  Since the Base Balance Sheet Date, the Company and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with past practice. There has not been, with respect to either the Company or any of its Subsidiaries, (i) any action taken since the Base Balance Sheet Date that, if taken during the period from the date of this Agreement through the Closing, would constitute a breach of Section 9.4, or (ii) since the Base Balance Sheet Date, any event, occurrence, development or state of circumstances or facts that has had or reasonably would be expected to have a Material Adverse Effect on the Company and its Subsidiaries.

3.23         Water Rights. Except as set forth in Section 3.23 of the Seller Disclosure Letter, the Company has all water rights, riparian rights, appropriative rights, water allocations, water stock, water supply contracts, water disbursal rights, water discharge rights and water collection rights necessary for the collection, use, distribution,  discharge, and disbursal of water and for the continued snowmaking, irrigation, domestic and commercial uses of the Resort facilities, and operation of the Resort in accordance with its operation as of the date of this Agreement other than as would not be reasonably be expected to result in a Material Adverse Effect on the Company and its Subsidiaries.  There have been no changes in conditions subsequent to the letter dated October 17, 1997 from John Wittemyer to ASC that would affect the merchantability of title to the Company’s water rights described therein, or as to the adequacy of the Company’s water rights and water supply as described therein.

3.24         Airport.  To the Knowledge of the Sellers, as of the date of this Agreement, with respect to the 2006-2007 ski season, the  airlines providing service to Hayden Airport do not intend to reduce, or are not considering reducing, measured in the aggregate, the number of flights to, or the number of seats on flights to, such airport in any material respect.

ARTICLE IV

REPRESENTATIONS AND
WARRANTIES OF THE PURCHASERS

The Purchasers jointly and severally represent and warrant to ASC as follows:

4.1           Organization of the Purchasers.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to own, operate and lease its properties and to carry on its business as presently owned or conducted.  Parent is duly organized, validly existing and in good standing under the laws of Luxembourg, and has all requisite power and authority to own, operate and lease its properties and to carry on its business as presently owned or conducted.

4.2           Power and Authority.  Each Purchaser has the requisite corporate authority and power to execute and deliver this Agreement and the Related Documents and to perform the transactions contemplated hereby.  All corporate and stockholder action on the part of the Purchasers necessary to approve or to authorize the execution and delivery of this Agreement and the Related Documents and the performance by the Purchasers of the transactions contemplated hereby and thereby has been duly taken.  This Agreement has been duly executed and delivered by the Purchasers and constitutes the legal, valid and binding obligation of the Purchasers, enforceable against the Purchasers in accordance with its terms, except to the extent that the enforceability thereof may be limited by the Enforceability Exceptions.

4.3           No Conflicts.  Except as may be required under the HSR Act, neither the execution or delivery by the Purchasers of this Agreement and the Related Documents nor the performance by the Purchasers of the transactions contemplated hereby and thereby, shall:

(a)           conflict with or result in a breach of any provision of the certificate of incorporation or bylaws of any Purchaser;

(b)           violate any existing applicable Law by which any Purchaser or any of its properties is bound, which violation would reasonably be expected to have a material adverse effect on the ability of such Purchaser to purchase the Stock or pay the Purchase Price, in each case on the terms and subject to the conditions set forth herein;

(c)           require any consent, approval, authorization or other order or action of, or notice to, or declaration, filing or registration with, any Person other than any such consent, approval, authorization, order, action, notice, declaration, filing or registration the absence of which would not reasonably be expected to have a material adverse effect on the ability of such Purchaser to purchase the Stock or pay the Purchase Price, in each case on the terms and subject to the conditions set forth herein; or

(d)           conflict with or result in a breach of any of the terms or provisions of, or constitute a default under any Material Contract other than such of the foregoing matters which would not reasonably be expected to have a material adverse effect on the ability of such Purchaser to purchase the Stock or pay the Purchase Price, in each case on the terms and subject to the conditions set forth herein.

4.4           Purchase for Investment.  The Buyer is purchasing the Stock for its own account for investment and not for resale or distribution in any transaction that would be in violation of the securities laws of the United States of America or any state thereof.  The Buyer is an “accredited investor” as that term is defined in Rule 501 of the Regulation D promulgated under the Securities Act.

4.5           Litigation.  There is no Litigation pending or, to the knowledge of the Parent, threatened against any Purchaser or any of its properties or assets which seeks to restrain, enjoin or prevent the consummation of this Agreement or any of the transactions contemplated hereby.

4.6           Brokers.  No broker, finder or similar intermediary has acted for or on behalf of any Purchaser or its Affiliates in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement, arrangement or understanding with any Purchaser or its Affiliates or any action taken by any Purchaser or its Affiliates.

4.7           Availability of Funds.  The Purchasers have cash available or existing borrowing facilities or binding funding commitments, true and complete copies of which have been provided to the Sellers, in each case that are sufficient to enable them to consummate the transactions contemplated by this Agreement and the Related Documents.

4.8           No Divestitures.  To the knowledge of the Parent, none of the businesses or operations of any Purchaser or any of its Subsidiaries or use or ownership of assets or interests in connection with such businesses or operations would reasonably be expected, in connection with and in anticipation of the consummation of the transactions contemplated hereby, to result in such Purchaser being required to divest itself or hold or operate separately any of its assets or result in any other materially burdensome condition to such Purchaser or the Company

ARTICLE V

EMPLOYEES AND EMPLOYEE-RELATED MATTERS

5.1           Employment Matters.  The Purchasers agree to cause the Company to offer employment to the employees of the Company and its Subsidiaries as of the Closing Date (the “Employees”) and that, through the end of the 2006/2007 ski season, the compensation paid and benefits (to the extent described on Section 5.1 of the Seller Disclosure Letter) provided to the Employees, in the aggregate, will be at least comparable to the aggregate compensation and benefits under the Company’s compensation benefit plans immediately prior to the Closing Date; provided, however, that in the case of Employees whose terms and conditions of employment are subject to, or governed by, a collective bargaining agreement, the compensation and benefits shall be as provided under such collective bargaining agreement or the results of any collective bargaining relating thereto.  ASC shall honor any reciprocal benefits previously offered to the Employees for ski privileges and other employee food and beverage, retail and lodging discounts at other resorts owned by ASC or its Affiliates (“Other ASC Resorts”) through the end of the 2006/2007 ski season, and the Company shall honor any reciprocal benefits previously offered to employees at Other ASC Resorts or employees of ASC, for ski privileges and other employee food and beverage, retail and lodging discounts at the Resort through the end of the 2006/2007 ski season.  Neither ASC nor the Company shall be obligated to honor these reciprocal benefits after the end of the 2006/2007 ski season.

5.2           Benefit Plans.

(a)           For all purposes of any employee welfare benefit plans in which Employees participate after the Closing Date, the Purchasers shall credit Employees for prior service with the Sellers and their Affiliates to the extent permitted under the applicable Plan.  The Purchasers shall allow Employees with vacation earned but unused as of the Closing Date to use such vacation in accordance with the Parent’s policy as in effect on the date hereof with respect to Parent’s employees generally.  The Purchasers shall (i) credit deductible payments and coinsurance payments made in the plan year in which the Closing Date occurs (the “Current Plan Year”) by Employees under the Company’s group health plans on or prior to the Closing Date towards deductibles and other out-of-pocket costs incurred by Employees in the Current Plan Year in connection with any group health plan in which Employees participate after the Closing Date; (ii) waive all pre-existing condition clauses applicable to any group health plan in which Employees participate after the Closing Date to the extent permitted under the applicable Plan; and (iii) waive eligibility waiting periods for Employees in connection with any group health plan in which Employees participate after the Closing Date to the extent permitted under the applicable Plan.  For purposes of the preceding sentence, “group health plan” shall have the meaning prescribed in Section 5000(b)(1) of the Code.

(b)           Effective as of the Closing Date or as soon thereafter as reasonably practicable, the Purchasers shall cause the Company to become a participating employer in the Intrawest 401(k) Retirement Plan (the “401(k) Plan”) and shall cause each Employee to be given credit for his or her prior service as reflected in the records of the Company for all purposes under the 401(k) Plan.

(c)           No provision in this Article V shall be construed to prevent the termination of employment of any Employee or the amendment or termination of any particular Company Plan to the extent not prohibited by its terms as in effect immediately prior to the date hereof.

ARTICLE VI

CLOSING

6.1           Closing Date.  Subject to the satisfaction or waiver of the conditions set forth in Articles VII and VIII hereof, the Closing, unless the parties otherwise agree, shall be held at 10:00 a.m. on the second Business Day after the last to be fulfilled or waived of such conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of such conditions) is satisfied or waived, at the offices of Goodwin Procter LLP, Boston, Massachusetts, or at such other place as the parties hereto otherwise agree.

ARTICLE VII

CONDITIONS TO OBLIGATIONS OF
THE PURCHASERS TO CONSUMMATE THE TRANSACTION

The obligations of the Purchasers to be performed at the Closing shall be subject to the satisfaction or Purchasers’ waiver, at or prior to the Closing, of the following conditions:

7.1           Representations and Warranties; Compliance with Covenants.  The representations and warranties of the Sellers contained herein shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or similar terms set forth therein) both as of the date of this Agreement and on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (except for those representations and warranties that are expressly limited by their terms to dates or times other than the Closing Date, which representations and warranties need only be true and correct as of such other date or time), except where the failure to be so true and correct individually or in the aggregate with all other such failures, does not have and would not reasonably be expected to have a Material Adverse Effect on the Company.  The Sellers shall have performed and complied in all material respects with all covenants and agreements required hereby to be performed or complied with by them on or prior to the Closing Date.  ASC shall have delivered to the Parent a certificate, dated the date of the Closing and signed by an officer of ASC, to the foregoing effect.

7.2           No Material Adverse Effect.  Since the date hereof, there shall have occurred no change, effect, condition, event or circumstance which has had or would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company.

7.3           No Injunction.  No Judgment shall have been rendered in any Litigation which has the effect of enjoining the consummation of the transactions contemplated by this Agreement or which would require Purchasers to sell any assets or limit its ability to maintain its ownership of the capital stock of the Company after the Closing in any way, and no Litigation shall be pending that would reasonably be expected to result in such a Judgment.

7.4           Approvals.

(a)           All Approvals required under the HSR Act necessary for the consummation of the transactions contemplated by this Agreement shall have been obtained, and all applicable waiting periods thereunder shall have expired or been terminated.

(b)           The consents set forth on Section 7.4(b) of the Seller Disclosure Letter shall have been delivered to the Parent.

(c)           All notices required under the U.S. Forest Service Permit will have been made, and any approvals required thereunder or by any applicable Law relating thereto will have been obtained.  The USFS shall either have (i) approved the sale of the Stock to the Purchasers or (ii) issued to the Company a new permit (in contemplation of the transactions contemplated by this Agreement) for the use of U.S. Forest Service Properties covering the same Real Property as covered in the U.S. Forest Service Permit and otherwise on the then current form of the USFS for such agreements.  From and after the Closing Date, ASC shall pay or cause to be paid, and shall indemnify, defend and hold harmless the Purchasers and its Affiliates (including the Company and its Subsidiaries), for any and all fees under the U.S. Forest Service Permit allocable to periods ending on or before the Closing Date (and not otherwise reflected in the determination of Working Capital as contemplated by Section 2.3), including without limitation any and all such fees determined by a “close-out audit” or otherwise in connection with the issuance of a new permit by the USFS.

7.5           Release of Liens.  On or prior to Closing, the Sellers shall have effected the release of (i) all Liens securing the ASC-Level Financings and (ii) all other Liens (other than Permitted Exceptions and any Liens relating to WPA Debt and the Capital Leases) securing monetary obligations to the extent such obligations are not included in the calculation of the Estimated Working Capital Amount.

7.6           Assignment.  ASC shall have delivered to the Buyer a stock certificate or certificates representing all of the outstanding shares of the Stock and an executed stock power, in form and substance reasonably satisfactory to the Purchasers, concerning the Stock (the “Assignment”).

7.7           Related Documents.  The Sellers and the Company shall have executed and delivered all Related Documents required to be executed by them at or prior to the Closing.

7.8           FIRPTA.  The Purchasers shall have received a statement from ASC that it is not a “foreign person” within the meaning of Section 1445 of the Code.

7.9           Resignations.  On the Closing Date, the Sellers shall cause to be delivered to the Purchasers duly signed resignations, effective immediately after the Closing, of all directors of the Company and its Subsidiaries and all officers of the Company which are not on the Company’s payroll.

7.10         Settlement of Accounts.  On or prior to the Closing Date, all of the accounts payable and other obligations owing from the Company to ASC or any of its Affiliates shall have been cancelled or forgiven and, following the Closing Date, the Company shall have no obligation or liability in respect thereof.

7.11         Title Commitments.  Provided that Buyer has taken all customary and necessary actions for the issuance of the title policy, including without limitation satisfying those certain requirements listed in the Title Commitments within the control and reasonably required to be satisfied on the part of Buyer, the Title Company shall have committed and be prepared to deliver contemporaneously with the Closing, at the Purchasers’ sole expense, an Owner’s Policy of Title Insurance materially in accordance with the Title Commitments and with no exceptions to title other than as set forth in the Title Commitments or the Permitted Exceptions.  Sellers hereby covenant to satisfy all requirements listed in the Title Commitments within the control of and reasonably required to be satisfied on the part of Sellers, including without limitation all actions required to be performed by Sellers pursuant to this Agreement.

7.12         Survey.  If the Company has delivered to the Buyer or the Buyer otherwise obtains the certified Survey as contemplated by Section 3.16(f), such Survey shall not disclose any encumbrance by any property or other improvement owned, leased, licensed or used by the Company or any of its Subsidiaries in connection with the operation of the business as presently conducted onto any other Person’s property  or any encumbrance by any property or other improvement owned, leased, licensed or used by a Person unaffiliated with the Sellers onto any property owned, leased, licensed or used by the Company or any of its Subsidiaries, which encumbrance(s) could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

7.13         Tri-Party Agreement.  The Purchasers shall have received an executed tri-party agreement with the USFS on its then current form for such agreements.

ARTICLE VIII

CONDITIONS TO OBLIGATIONS OF
THE SELLERS TO CONSUMMATE THE TRANSACTION

The obligations of the Sellers to be performed at the Closing shall be subject to the satisfaction or waiver, at or prior to the Closing, of the following conditions:

8.1           Representations and Warranties; Compliance with Covenants.  The representations and warranties of the Purchasers contained herein shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or similar terms set forth therein) both as of the date of this Agreement and on and as of the Closing

Date with the same force and effect as though made on and as of the Closing Date (except for those representations and warranties that are expressly limited by their terms to dates or times other than the Closing Date, which representations and warranties need only be true and correct as of such other date or time), except where the failure to be so true and correct, individually or in the aggregate with all other such failures, does not have and would not reasonably be expected to have a Material Adverse Effect on the Parent or the Buyer.  The Purchasers shall have performed and complied in all material respects with all material covenants and agreements required hereby to be performed or complied with by them on or prior to the Closing Date.  The Parent shall have delivered to ASC, a certificate, dated the date of the Closing and signed by an officer of the Parent, to the foregoing effect.

8.2           No Injunction.  No Judgment shall have been rendered in any Litigation which has the effect of enjoining the consummation of the transactions contemplated by this Agreement and no Litigation shall be pending that would reasonably be expected to result in such a Judgment.

8.3           Approvals.  All Approvals required under the HSR Act for the consummation of the transaction contemplated by this Agreement shall have been obtained, and all applicable waiting periods thereunder shall have expired or been terminated.

8.4           Settlement of Accounts.  On or prior to the Closing Date, all of the accounts receivable and other obligations owing to the Company from ASC or any of its Affiliates shall have been cancelled or forgiven and, following the Closing Date, ASC and any such Affiliate shall have no obligation in respect thereof.

8.5           Related Documents.  The Purchasers shall have executed and delivered all Related Documents required to be executed by them at or prior to the Closing.

8.6           Letters of Credit.  The Purchasers shall have provided substitute letters of credit for each of those letters of credit issued by the Sellers and listed on Section 8.6 of the Seller Disclosure Letter (the “Seller LCs”), and each of the Seller LCs shall have been unconditionally released by the beneficiary thereof.

ARTICLE IX

COVENANTS

9.1           Regulatory Filings, etc.  As soon as practicable after the date hereof (and in any event no later than ten Business Days after the date hereof), the parties hereto shall make all filings with the appropriate Governmental Agencies of the information and documents required or contemplated by the HSR Act, the FCC and the USFS and make application for all required Approvals thereunder or therewith with respect to the transactions contemplated by this Agreement.  The parties hereto shall keep each other apprised of the status of any communications with, and inquiries or requests for information from, such Governmental Agencies, in each case, relating to the transactions contemplated hereby.  The parties hereto shall each use their respective commercially reasonable best efforts to comply as expeditiously as possible in good faith with all lawful requests of the Governmental Agencies for additional information and documents pursuant to such Laws.

9.2           Injunctions.  If any court having jurisdiction over any of the parties hereto issues or otherwise promulgates any restraining order, injunction, decree or similar order which prohibits the consummation of any of the transactions contemplated hereby or by any Related Document, the parties hereto shall use their respective commercially reasonable efforts in good faith to have such restraining order, injunction, decree or similar order dissolved or otherwise eliminated as promptly as possible and to pursue the underlying Litigation diligently and in good faith; provided, however, that in no event shall any of the Purchasers be obligated to agree, as a condition for resolving any such matter, to dispose of or hold separate any of the properties or other assets of the Purchasers or any of their respective Subsidiaries, or the properties or other assets of the Company and its Subsidiaries after the Closing.  Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 9.2 shall limit the respective rights of the parties to terminate this Agreement in accordance with the terms of Section 12.1 or shall limit or otherwise affect the respective conditions to the obligations of the parties set forth in Articles VII and VIII hereof.

9.3           Access to Information.  Between the date of this Agreement and the Closing Date, the Sellers shall, and shall cause their Affiliates (to the extent reasonably required) to, upon reasonable request by the Purchasers, provide the Purchasers, the Purchasers’ lenders and their respective employees, counsel, accountants and other representatives and advisors (collectively, the “Representatives”) full access, during normal business hours on reasonable notice (and at such other times as any Purchaser reasonably requests) and under reasonable circumstances, to any and all premises, properties, Contracts, commitments, books and records and other information exclusively of or relating exclusively to the Stock or the Company (the “Company Subject Matter”); provided, however, that the Sellers shall use their respective commercially reasonable efforts to provide to the Purchasers and their lenders any such information that does not relate exclusively to the Company Subject Matter to the extent such information can be segregated without undue effort from information relating to the Sellers or their Affiliates and that is not otherwise confidential or of a competitive nature; provided, further, that such access may be limited to the location at which the relevant information is normally maintained, shall not unreasonably interfere with the operations of the Company or its Affiliates, and shall be limited to the extent reasonably determined to be required by the applicable law.  In furtherance of the foregoing but subject to the limitations of this Section 9.3, the Sellers shall, and shall cause the Company’s Subsidiaries to, permit the Purchasers, the Purchasers’ lenders and their respective Representatives to have reasonable access to the Real Property to perform, at the Purchasers’ expense, any environmental testing that the Purchasers reasonably deem appropriate, including, without limitation, a Phase I environmental site assessment of any such property pursuant to ASTM Standard E 1527-05.

9.4           No Extraordinary Actions by the Sellers.  In each case except as disclosed on Section 9.4 of the Seller Disclosure Letter, or consented to or approved in writing by the Parent (which consent or approval shall not be unreasonably withheld, conditioned, delayed), or contemplated by this Agreement or the Related Documents from the date hereof until the Closing, the Sellers shall:

(a)           cause the Company and its Subsidiaries to conduct their respective businesses in the ordinary course and in accordance, in all material respects, with (i) the business plan and the Capital Program, and (ii) its past policies and procedures;

(b)           not amend or otherwise change the Certificate of Incorporation or bylaws or other organizational documents of the Company or any of its Subsidiaries;

(c)           not permit the Company or any of its Subsidiaries to admit, or undertake to admit, any new stockholders, nor issue or sell any stock or other securities of the Company or its Subsidiary or any options, warrants or rights to acquire any such stock or other securities or repurchase or redeem any stock or other securities of the Company;

(d)           not split, combine or reclassify any shares of the Company’s or any Subsidiary’s capital stock; or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of such capital stock;

(e)           cause the Company and each of its Subsidiaries not to take any action with respect to, or make any material change in its accounting or Tax policies or procedures, except as may be required by changes in generally accepted accounting principles upon the advice of its independent accountants or as required by the Securities and Exchange Commission (the “SEC”) or any securities exchange;

(f)            cause the Company and its Subsidiaries not to make or revoke any material Tax election or settle or compromise any material Tax liability, or amend any material Tax Return;

(g)           comply with and not take any action or fail to take any action which would constitute a material breach or default under any of (i) the Certificate of Incorporation or bylaws or other organizational documents of the Company or any of its Subsidiaries, (ii) any Real Property Lease, (iii) any other material Lease, or (iv) any other Material Contract and/or any material judgment, order or other writing with the force of Law;

(h)           not dispose of, pledge, hypothecate, encumber, transfer or assign any of the Stock or the equity securities of any Subsidiary of the Company, nor any material assets of the Company or any of its Subsidiaries;

(i)            cause the Company and its Subsidiaries not to acquire, lease or license any assets or property, other than purchases of assets in the ordinary course of business, or merge or consolidate with any entity;

(j)            not take any action or omit to take any action for the purpose of directly or indirectly preventing, materially delaying or materially impeding the consummation of the transactions contemplated by this Agreement;

(k)           maintain in full force and effect the casualty insurance policies currently in effect with respect to the Real Property and all other Insurance Policies, and shall deliver to the Parent, upon request, reasonable evidence of same in the form of certificates of such insurance;

(l)            not terminate, amend or modify any Real Property Lease, material Lease, or any other Material Contract, nor enter into any new or additional Material Contracts of any type, nature or description, except in the ordinary course of business and in accordance with past practice; provided, that with respect to the transactions contemplated by the draft Agreement provided to the Purchasers prior to the date hereof, by and between the Company and SV Timbers Steamboat, LLC (the “Proposed OSP Transactions”), Sellers shall, on an ongoing basis, keep Purchasers fully informed and give Purchasers the prior opportunity to consult with Sellers in respect to all discussions, decisions and documentation relating to the Proposed OSP Transactions; provided further, that Purchasers shall have no rights of consent or approval as to any agreements to be entered into with respect to the Proposed OSP Transactions except to the extent Purchasers reasonably determine that such agreements would have a material adverse effect upon the business operations of the Company, taken as a whole, as such business operations are being conducted as of the date of this Agreement;

(m)          with the exception of necessary repairs and planning activities in conjunction with USFS approved phase one capital projects (such planning activities totaling less than $100,000), which are described in the Capital Program, or in accordance with Section 9.1(l), not undertake any material capital improvement projects nor make any material additions, improvements or renovations to existing facilities and/or equipment;

(n)           not institute or settle, except for settlements which do not exceed $100,000 in the aggregate or are claims which are fully covered by insurance, except for applicable self-insured retentions under existing insurance policies, any Litigation;

(o)           not create, incur or assume any short-term Indebtedness (including obligations in respect of capital leases) on behalf of the Company or any Subsidiary, other than in the ordinary course of business, or create, incur or assume any long-term Indebtedness, and not assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, or make any loans, advances or capital contributions to, or investments in, any other Person;

(p)           not enter into, adopt or amend in any respect any Company Plan or (except for annual adjustments in the ordinary course of business consistent with past practice) increase in any material respect the compensation or benefits of, or modify the employment terms of, its directors, officers or employees, generally or individually, or pay or promise to pay any bonus or benefit to its directors, officers or employees (except as required by the Company Plans in accordance with their terms immediately prior to the execution of this Agreement) or hire any new officers, or, except in the ordinary course of business, any new employees, nor terminate the employment of or reassign any employees other than non-officer employees in the ordinary course of business consistent with past practice;

(q)           not increase the compensation or benefits payable under any existing employment, severance or termination policies or agreements, or enter into any employment, deferred compensation, severance or other similar agreement (or amend any such existing agreement) with any director, officer or employee of the Company or any Subsidiary (except as required by applicable Law), except for (i) anniversary date adjustments for at-will employees, (ii)  as may be required under the Collective Bargaining Agreement, or (iii)  in connection with a new employment or consulting agreement with Billy Kidd.

(r)            not enter into any collective bargaining agreement or similar labor agreement (other than the Collective Bargaining Agreement), or renew, extend or renegotiate any existing collective bargaining agreement or similar labor agreement (including the Collective Bargaining Agreement); and

(s)           not agree to do anything prohibited by this Section 9.4.

9.5           Commercially Reasonable Efforts; Further Assurances.

(a)           Upon the terms and subject to the conditions hereof (including without limitation, Sections 9.2 and 13.3), the Sellers and the Purchasers each agree, and agree to cause each of their respective Affiliates, to use their respective commercially reasonable efforts in good faith to take or cause to be taken all actions and to do, or cause to be done, all things necessary, proper or advisable to ensure that the conditions set forth in Articles VII and VIII are satisfied and to consummate and make effective the transactions contemplated by this Agreement and the Related Documents insofar as such matters are within their respective control.

(b)           Except as otherwise expressly provided for in this Agreement, the parties hereto shall provide such information and cooperate fully with each other in making such applications, filings and other submissions which may be required or reasonably necessary in order to obtain all approvals, consents, authorizations, releases and waivers as may be required under this Agreement and the Related Documents as conditions to the parties’ Closing obligations.

(c)           Except as otherwise expressly provided for in this Agreement, the parties hereto shall promptly take all actions necessary to make each filing, including any supplemental filing, which either of them may be required to make with any Governmental Agency as a condition to or consequence of the consummation of the transactions contemplated by this Agreement or any Related Document.

(d)           On or prior to the Closing, the parties hereto shall execute and deliver to each other the Related Documents.

(e)           The Sellers shall, to the extent permitted by applicable Law, use their commercially reasonable efforts to assist and cooperate with the Purchasers in making such arrangements as would permit the continued sales of alcoholic beverages by the Company at the Resort following the Closing and pending the issuance of a new liquor license to the Company reflecting the transactions contemplated by this Agreement, including assisting with transfer applications; and (ii) in causing the transfer of other operational permits used in the conduct of the Company’s and its Subsidiaries’ businesses, including tramway registrations, explosive permits, food service licenses and permits, FCC permits, Public Utilities Commission permits and day care licenses.

(f)            ASC agrees to honor the existing agreements with the owners in the Resort’s rental management program with regard to reciprocal rights at other ASC ski resorts through the end of the 2006/2007 ski season, each of which are set forth on Section 9.5(f) of the Seller Disclosure Letter, and the Purchasers agree to cause the Company to agree to honor existing agreements of ASC and its Affiliates with owners in the rental management programs at Other ASC Resorts with regard to reciprocal right at the Resort through the end of the 2006/2007 ski season.

(g)           The Purchasers agree to cause the Company to honor ASC’s obligations under ASC’s multi-resort passes, multi-resort single day tickets (known as “MeTickets”) and single-day complimentary lift ticket vouchers (issued in accordance with past practices and at no significantly greater volume) through the end of the 2006/2007 ski season.  ASC will collect the funds related to MeTickets and regularly reimburse the Purchasers for honoring such obligations in an amount equal to the face value of the MeTicket redeemed at the Resort.  The Purchasers agree to cause the Company to honor ASC’s obligations under gift cards issued prior to the Closing, and ASC will regularly and promptly reimburse the Purchasers for ASC issued gift cards to the extent redeemed at the Resort after the Closing.  Each of ASC and the Company will provide access to its systems to the other party to enable it to track the usage of such cards, tickets and passes.  The manner of reimbursement and access described above shall be agreed upon in good faith by ASC and the Purchasers.

(h)           Subject to compliance by the Sellers with any proprietary rights, confidentiality or similar regulations or agreements, the Sellers shall transfer, or shall cause to be transferred, to the Company, at or prior to the Closing, all data and all right, title and interest to such data that relates exclusively to the Company and is maintained in electronic format by ASC or any of its Affiliates, including, without limitation, marketing data and customer lists

(including skiers and lodging guests) for the past three years, and shall not retain any of such data for the use of ASC or for any other reason; provided, however, that the Sellers shall use their respective commercially reasonable efforts to transfer to the Company any such data that does not relate exclusively to the Company to the extent such data can be segregated from information relating to the Sellers or their Affiliates (other than the Company) and that is not otherwise subject to a proprietary rights, confidentiality or similar agreement.

(i)            To the extent that, following the Closing, the Company shall not be able to continue to use any of the licenses set forth on Section 9.5(i) of the Seller Disclosure Letter, the Sellers agree to use their commercially reasonable efforts (excluding the payment of money or the delivery of any item of value) to assist the Company in replacing such licenses and/or to provide the Company with the benefits of such licenses (including allowing the Company to act as sub-licensee to the extent the underlying license permits).

(j)            The Purchasers agree to cause the Company to honor ASC’s obligations under the partnership marketing arrangement set forth on Section 9.5(j) of the Seller Disclosure Letter.  The parties agree to act in good faith to address any such marketing arrangements which continue beyond the 2006/2007 ski season.  The Purchasers agree that ASC may, between execution of this Agreement and the Closing Date, continue to book reservations at the Hotel for the 2006/2007 ski season at discounted rates for use by ASC and/or its affiliates for partnership marketing purposes.  The Purchasers agree to cause the Company to honor such reservations for the 2006/2007 ski season, provided such reservations are made in a manner and volume and on terms substantially consistent with past practice.

(k)           ASC agrees to continue to act as the conference and sales call center for the Company, utilizing ASC’s call center in Park City, Utah through August 1, 2007, and the Company agrees to pay to ASC on a monthly basis Steamboat’s portion of the budgeted costs of operating such call center as set forth on Section 9.5(k) of the Seller Disclosure Letter.  ASC agrees to operate the call center through August 1, 2007 in a manner materially consistent with past practice.

(l)            On or prior to the Closing, ASC agrees to pay to the applicable individuals directly, and to indemnify the Purchasers and to assume all obligations of the Company with respect to, or relating to, the Change in Control Bonuses, including, without limitation, any gross-up provision with respect to any parachute excise tax imposed on the persons listed on Section 9.5(1) of the Seller Disclosure Letter, but ASC shall not indemnify the Purchasers for any loss of a tax deduction in connection with compensation payments made to such persons.

(m)          The Sellers shall use their commercially reasonable efforts to obtain estoppel certificates, in form and substance reasonably satisfactory to the Purchasers, from all third parties to the contracts listed on Section 9.5(m) of the Seller Disclosure Letter.

9.6           Use of Names; Name Change.

(a)           As soon as reasonably practicable after the Closing (and in no event later than sixty (60) days after the Closing), the Purchasers shall cease (and cause the Company to cease) to use any written materials, including, without limitation, labels, packing materials, letterhead, advertising materials and forms, which include the words identified on Section 9.6(a) of the Seller Disclosure Letter (collectively, the “Seller Trade Names”); provided, however, that the Company may use inventory, checks, application forms, product literature and sales literature (but not letterhead, business cards or the like), trail maps, signs or the like, each as in existence as of the Closing Date, until the earlier of the exhaustion of such materials or the close of the 2006/2007 ski season.  Except as specifically provided herein, each Purchaser agrees that it shall not hereafter permit the Company to adopt or use any trade name, trademark or service mark incorporating any of the Seller Trade Names or any trade name, trademark or service mark likely to indicate endorsement or sponsorship by, or any connection with, the Sellers or any of their Affiliates, including the name or mark “American Skiing” or any name or mark similar thereto.

(b)           As soon as commercially reasonably practicable after the Closing (and in no event later than sixty 60 days after the Closing), ASC shall, and shall cause its Affiliates to, cease to use any written materials, including labels, packing materials, letterhead, advertising materials and forms, which include the words identified on Section 9.6(b) of the Seller Disclosure Letter (collectively, the “Purchaser Trade Names”); provided, however, that ASC and its Affiliates may use inventory, checks, application forms, product literature, sales literature (but not letterhead, business cards or the like), trail maps, signs and the like, each as in existence as of the Closing Date, until the earlier of the exhaustion of such materials or the close of the 2006/2007 ski season.  Except as specifically provided herein, the Sellers agree that they and their Affiliates shall not hereafter adopt or use any trade name, trademark or service mark incorporating any of the Purchaser Trade Names or any trade name, trademark or service mark likely to indicate endorsement or sponsorship by, or any connection with, any Purchaser or any of its Affiliates.

(c)           ASC shall, and shall cause its Affiliates to, cease and desist the use of the internet domain name “steamboatcanyons.com” and any other domain names containing the word “steamboat” at the close of the 2006/2007 ski season and all times thereafter.

9.7           Confidentiality; Publicity.  Each party shall hold, and shall use its commercially reasonable efforts to cause its employees and agents to hold, in strict confidence all information concerning the other parties or their Affiliates furnished to it by such other Persons, all in accordance with the Confidentiality Agreement, as if originally a party thereto who was required to keep information confidential except that the Sellers shall maintain such information with respect to the Company as confidential only to the extent such information is specific to the Company and does not relate to the operations of ASC or any of their Affiliates following the Closing Date.  Any release to the public of information with respect to the matters contemplated by this Agreement (including any termination of this Agreement) shall be made only in the form and manner approved jointly by ASC and the Parent, provided that if a party is required by law to make any disclosure concerning such matters, such party shall discuss in good faith with the other party the form and content of such disclosure prior to its release (but such release shall not require the prior approval of the other parties).

9.8           Transition.  Without limiting the agreements set forth in Sections 9.9 and Article XI, for a period of six (6) months following the Closing Date, ASC shall, and the Purchasers shall and shall cause the Company to, cooperate in good faith to effect an orderly transition in the operation of the Resort, provided, that neither party shall be required to expend any funds or enter into any contractual commitments in performing its obligations under this Section 9.8.

9.9           Access to Records After the Closing.  The Sellers and the Purchasers recognize that subsequent to the Closing they may have information and documents which relate to the Company, the Resort, its employees, its properties and Taxes that relate to the period prior to Closing and to which the other party may need access subsequent to the Closing.  Each such party shall provide the other such party and its Representatives commercially reasonable access, during normal business hours on reasonable notice (and at such other times as such other party reasonably requests) and under reasonable circumstances, to all such information and documents, and to furnish copies thereof, which such other party reasonably requests.  The Purchasers and the Sellers agree that prior to the destruction or disposition of any such books or records pertaining to the Company at any time within three (3) years  after the Closing Date (or, in any matter involving Taxes, within seven (7) years after the Closing Date), each such party shall provide not less than thirty (30) calendar days prior written notice to the other such party of any such proposed destruction or disposal.  If the recipient of such notice desires to obtain any such documents, it may do so by notifying the other party in writing at any time prior to the scheduled date for such destruction or disposal.  Such notice must specify the documents which the requesting party wishes to obtain.  The parties shall then promptly arrange for the delivery of such documents.  All out-of-pocket costs associated with the delivery of the requested documents shall be paid by the requesting party.  Notwithstanding any provision of this Agreement or the Related Documents to the contrary, in no event shall the Sellers or their Affiliates be required to provide the Purchasers with access to or copies of the Sellers’, or their Affiliates’ Tax Returns to the extent such Tax Returns do not relate to the Company and in no case shall the Purchasers have any right to review any Tax Returns other than pro forma Tax Returns of the Company.

9.10         No Employee Solicitation.  For a period of 12 months following the Closing, (a) the Purchasers and their Affiliates shall not, directly or indirectly, solicit for employment or employ or cause to leave the employ of ASC or its Affiliates any individual that is serving at such time as an officer of ASC or its Affiliates; and (b) ASC and its Affiliates shall not, directly or indirectly, solicit for employment any individual that is employed at such time by the Company or any of its Subsidiaries provided that the use of a general solicitation (such as advertisement) not specifically directed to applicable employees will not be deemed to be a violation of the no solicitation provision of this Section 9.10.

9.11         Interim Operations of the Parent.  Prior to the Closing, unless the Sellers have otherwise consented in writing thereto, the Parent shall not, and shall cause the Buyer not to:

(a)           take any action or omit to take any action for the purpose of directly or indirectly preventing, materially delaying or materially impeding the consummation of the transactions contemplated by this Agreement;

(b)           directly or indirectly authorize any of, or commit or agree, in writing or otherwise, to take any action or actions which would make the representation of the Purchasers set forth in this Agreement untrue or incorrect in any material respect; and

(c)           enter into any binding agreement to do any of the foregoing.

9.12         KIC Put.  Purchasers acknowledge that the Closing will trigger the right of Kamori International Corporation, a Delaware corporation (“KIC”), owner of 14.99 shares of the common stock of WPA (the “KIC Interest”), to sell to the Company its entire interest in WPA in accordance with the terms of that certain Stockholders’ Agreement, dated as of November 30, 1999, by and among the Company, KIC and WPA (the “WPA Stockholders’ Agreement”).  In the event that KIC shall elect to exercise any of its rights pursuant to the WPA Stockholders’ Agreement in connection with the transactions contemplated hereby on or following the Closing Date, the Purchaser shall be solely responsible for providing all funds necessary to enable the Company to effect such purchase.  Purchasers shall, as a condition to Closing, expressly agree to assume the continuing obligations relating to the Resort contained in Section 7(c) of the Stock Purchase Agreement dated as of August 1, 1997 by and among Kamori International Corporation and affiliates of ASC, as amended, and to honor the lifetime season pass benefits listed on Section 9.12 of the Seller Disclosure Letter, and to require any succeeding transferee to succeed to its obligations under such Section 7(c) and this Section; provided, that, ASC will cause to be assigned to the Company, prior to Closing, all of ASC’s rights to indemnification contained in that certain Indemnity Agreement, dated November 30, 1999, between ASC and KIC to the extent such rights relate to the obligations being assumed by Purchasers under this Section 9.12.

9.13         Conveyance.  On or prior to the Closing, ASC shall cause GSRP to convey to the Company, by warranty deed, the commercial core of the Hotel, and by assignment agreement in form and substance reasonably acceptable to the Purchasers, all right, title and interest in all of its assets, including, without limitation, the GSRP Note, the GSRP Deed, all contract rights, license rights and easement rights and all reserved declarant rights held by GSRP, in each case free and clear of any Liens.

9.14         Financial Statement Cooperation.  Prior to the Closing, Sellers shall take all actions reasonably requested by the Purchasers to assist the Purchasers and their Affiliates or their Representatives in preparing for any filings the Purchasers or any of its Affiliates may need to make with the SEC or any other Governmental Agency, to the extent any such filing relates to the transactions contemplated hereby, including preparing any financial statements required under the Securities Act or the Exchange Act, or the rules and regulations promulgated thereunder.  To the extent reasonably requested by Purchasers after the Closing, ASC shall take all actions reasonably requested by the Purchasers to assist the Purchasers and their Affiliates or their Representatives in preparing for any filings Purchasers or any of their Affiliates may need to make with the SEC or any other Governmental Agency, to the extent any such filing relates to the transactions contemplated hereby, including preparing any financial statements required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder.  Purchasers shall reimburse ASC for its reasonable expenses incurred in providing assistance pursuant to this Section 9.14 subsequent to Closing.  ASC, when reasonably requested by Purchasers, shall execute and deliver a representation letter, in form and substance reasonably satisfactory to ASC and the Purchasers, to Purchasers’ auditors with respect to the pre-Closing corporate allocations from ASC to the Company.

9.15         No Solicitation.  From the date hereof until the earlier of the Closing or the termination of this Agreement, Sellers shall not and shall cause each of their Representatives not to, directly or indirectly, (a) initiate, solicit, encourage or otherwise facilitate any inquiry, proposal, offer or discussion with any party (other than the Purchasers) concerning any merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale of material assets or similar business transaction involving the Company, its Subsidiaries or any division of the Company, (b) furnish, or make available, any non-public information concerning the business, properties or assets of the Company, its Subsidiaries or any division of the Company to any Person (other than the Purchasers) or (c) engage in discussions or negotiations with any Person (other than the Purchasers) concerning any such transaction.  Sellers shall immediately notify any Person with which discussions or negotiations of the nature described above were pending that the Sellers are terminating such discussions or negotiations.  If the Sellers receive any inquiry, proposal or offer of the nature described above, the Sellers shall, within two Business Days after such receipt, notify the Purchasers of such inquiry, proposal or offer, including the general terms of such inquiry, proposal or offer.

9.16         Intercompany Guarantees.  Prior to the Closing Date, ASC shall use its  commercially reasonable efforts to cause the Company and any of its Subsidiaries to be removed or released, effective as of the Closing, or, if not possible, as soon thereafter as reasonably practicable, in respect of all obligations of ASC or any of its Affiliates under each of the guarantees and letters of comfort obtained by the Company or any of its Subsidiaries for the benefit of ASC and its Affiliates (other than the Company and its Subsidiaries) prior to the Closing, and for all obligations of the Company and its Subsidiaries in respect thereof to be terminated, with, in each case, such substitution, removal, release and termination to be in form and substance reasonably satisfactory to the Purchasers.  ASC agrees to indemnify and hold harmless the Purchasers and their Affiliates (including the Company and its Subsidiaries) from and against and in respect of Indemnifiable Losses incurred by the Purchasers and their Affiliates (including the Company and its Subsidiaries) under or pursuant to any such guarantee or letters of comfort.  Prior to the Closing Date, the Company shall use its commercially reasonable efforts and following the Closing, the Purchasers shall use their commercially reasonable efforts, to cause ASC and any of its Affiliates to be removed or released, effective as of the Closing, or, if not possible, as soon thereafter as reasonably practicable, in respect of all obligations of the Company or any of its Subsidiaries under each of the guarantees and letters of comfort obtained by ASC or any of its Affiliates for the benefit of the Company and its Subsidiaries prior to the Closing, and for all obligations of ASC and its Affiliates in respect thereof to be terminated, with, in each case, such substitution, removal, release and termination to be in form and substance reasonably satisfactory to ASC.  The Purchasers agree to indemnify and hold harmless ASC and its Affiliates from and against and in respect of Indemnifiable Losses incurred by ASC and its Affiliates under or pursuant to any such guarantee or letters of comfort.

9.17         Third Party Contracts and Cross Default Provisions.

(a)           The parties agree that, to the extent that ASC or any of its Affiliates provides the Company and any of its Subsidiaries the ability to receive services or use assets that the Company or any of its Subsidiaries prior to the Closing receives or uses pursuant to a contract of ASC or any of its Affiliates with a third party, the parties will cooperate with each other to cause the Company and any of its Subsidiaries, as applicable, to directly enter into a new contract with such third party with respect to such services or assets to the extent the Purchasers desire that the Company and the Subsidiaries continue to receive such services from, or use such assets of, such third party after the Closing, which cooperation shall be deemed to include, without limitation, ASC requiring a third party, to the extent it has the power to do so under any such contract, to split such contract into two separate contracts, one with ASC or its Affiliate and the other with the Company.  The parties agree that, to the extent that the Company or any of its Subsidiaries provides ASC and any of its Affiliates (other than the Company and its Subsidiaries) prior to the Closing the ability to receive services or use assets that ASC or any of its Affiliates (other than the Company and its Subsidiaries) receives or uses pursuant to a contract of the Company or any of its Subsidiaries with a third party, the parties will cooperate with each other to cause ASC and any of its Affiliates (other than the Company and its Subsidiaries), as applicable, to directly enter into a new contract with such third party with respect to such services or assets to the extent ASC desires that ASC and the Affiliates (other than the Company and its Subsidiaries) continue to receive such services from, or use such assets of, such third party after the Closing, which cooperation shall be deemed to include, without limitation, the Company requiring a third party, to the extent it has the power to do so under any such contract, to split such contract into two separate contracts, one with ASC or its Affiliate and the other with the Company.

(b)           Prior to and after the Closing Date, ASC shall use its commercially reasonably efforts to cause the third party(ies) to each contract with the Company or any of its Subsidiaries which have cross-default or cross-termination provisions referring to one or more contracts between such third party and/or one or more of its Affiliate(s), and ASC and/or one or more of its Affiliates (excluding the Company and its Subsidiaries), to agree to the removal from such contract of the cross-default or cross-termination provisions which relate to such contracts with ASC and/or one or more of its Affiliate(s).  Prior to the Closing Date, ASC, and following the Closing Date, the Purchasers, shall use their commercially reasonably efforts to cause the third party(ies) to each contract with ASC and/or one or more of its Affiliates (excluding the Company or any of its Subsidiaries) which have cross-default or cross-termination provisions referring to one or more contracts between such third party and/or one or more of its Affiliate(s), and the Company or any of its Subsidiaries, to agree to the removal from such contract of the cross-default or cross-termination provisions which relate to such contracts with the Company or any of its Subsidiaries.

ARTICLE X

SURVIVAL AND INDEMNIFICATION

10.1         Survival.  The representations and warranties contained in Articles III and IV hereof and the covenants and agreements of the parties contained herein to be performed on or prior to the Closing shall terminate upon consummation of the Closing; provided, however, that the representations and warranties in Sections 3.1, 3.2, 3.4, 4.1 and 4.2 shall survive the Closing until the expiration of the applicable statute of limitations.  The covenants of the Sellers and the Purchasers contained in this Agreement which by their terms require action following the Closing shall survive the Closing.

Notices for claims in respect of an inaccuracy in any of the representations or a breach of any of the warranties which survive the Closing must be received prior to the expiration of the applicable statute of limitations for such representation or warranty for any Indemnifiable Losses arising therefrom to be recoverable hereunder.

10.2         Indemnification by ASC.  Subject to the terms and limitations set forth herein, ASC shall indemnify, defend and hold harmless the Purchasers and its Subsidiaries and Affiliates (including, following the Closing, the Company and its Subsidiaries) and each of their respective past, present and future directors, officers, employees, stockholders, agents and Representatives (together, the “Purchaser Indemnitees”) from and against any and all losses, liabilities, obligations, claims, settlement payments, suits, damages, civil and criminal penalties and fines, costs and expenses, Taxes, levies, imposts, duties, deficiencies, assessments, charges, judgments, fines, fees and penalties, awards and interest, or other charges (including court costs, any reasonable attorneys’ fees and cash expenses of investigation) (“Indemnifiable Losses”), resulting from, relating to, or arising out of any one or more of the following:

(a)           any inaccuracy in any of the representations and warranties made by the Sellers in Sections 3.1, 3.2 and 3.4 (without giving effect to any qualifications as to Knowledge, materiality, Material Adverse Effect or similar qualifications contained in such representations or warranties);

(b)           any breach by ASC of any covenant to be performed or complied with by ASC in this Agreement; or

(c)           any liability related to the failure of the Sellers to pay in full any and all transaction expenses related to the transactions contemplated by this Agreement, as provided by Section 2.2, including any liability to an ASC Broker in connection with this Agreement or the transactions contemplated thereby.

10.3         Indemnification by the Purchasers.  Subject to the terms and limitations set forth herein, the Purchasers, jointly and severally, shall indemnify, defend and hold harmless ASC and each of its Subsidiaries and Affiliates (not including, following the Closing, the Company and its Subsidiaries), and each of the respective past, present and future directors, officers, employees, stockholders, agents and Representatives of ASC and such Affiliates (together, the “Seller Indemnitees”), from and against any and all Indemnifiable Losses resulting from, relating to or arising out of any one or more of the following:

(a)           any inaccuracy in any of the representations and warranties made by the Purchasers in Sections 4.1 and 4.2 (without giving effect to any qualifications as to knowledge, materiality, Material Adverse Effect or similar qualifications contained in such representations or warranties); or

(b)           any breach by the Purchasers of any covenant to be performed or complied with by the Purchasers in this Agreement or any breach by the Company or its Subsidiaries of any covenant to be performed or complied with by the Company or its Subsidiaries after the Closing under this Agreement.

10.4         Limitations on Indemnification.

(a)           To the extent that a party hereto shall have any obligation to indemnify and hold harmless any other Person hereunder, such obligation shall not include lost profits or other consequential, special, punitive, incidental or indirect damages (and the injured party shall not recover for such amounts), except to the extent such amounts are required to be paid to a third party other than an Indemnified Party or a Person affiliated therewith.

(b)           The amount of any loss, liability, cost or expense for which indemnification is provided under this Article X shall be net of any amounts actually recovered by a Purchaser Indemnitee or a Seller Indemnitee, as the case may be, under an insurance policy with respect to such loss, liability, cost or expenses.

(c)           Except as provided in Article XI and except for fraud, from and after the Closing, the indemnification obligations set forth in this Article X are the exclusive remedy of the Indemnitees (a) for any inaccuracy in any of the representations or any breach of any of the warranties or covenants contained herein or (b) otherwise with respect to this Agreement, the Company and the transactions contemplated by this Agreement and matters arising out of, relating to or resulting from the subject matter of this Agreement, whether based on statute, contract, tort, property or otherwise, and whether or not arising from the relevant party’s sole, joint or concurrent negligence, strict liability or other fault.

ARTICLE XI

TAX MATTERS

11.1         Tax Indemnification.

(a)           Subject to Section 13.3, from and after the Closing Date, ASC (for purposes of this Article XI only, the “Tax Indemnifying Party”), shall be responsible for, shall pay or cause to be paid, and shall indemnify, defend and hold harmless the Purchasers and the Company and reimburse the Purchasers and the Company for the following Taxes, to the extent that such Taxes have not been paid as of the Closing Date and are not reflected in the determination of Working Capital:  (i) all Taxes imposed on the Company or the Purchasers as a result of the operations of the Company with respect to any taxable year or period ending on or before the Closing Date; (ii) with respect to taxable years or periods beginning before the Closing Date and ending after the Closing Date, all Taxes imposed on the Company or the Purchasers as a result of the operations of the Company, which Taxes are allocable to the portion of such taxable year or period ending on the Closing Date (an “Interim Period”) (Interim Periods and any taxable years or periods that end on or prior to the Closing Date being referred to collectively hereinafter as “Pre-Closing Periods”); (iii) Taxes of any member of any affiliated group of corporations (as defined in Section 1504 of the Code) with which the Company or any of its Subsidiaries files or has filed a Tax Return on a consolidated, combined, affiliated, unitary or similar basis for a taxable year or period beginning before the Closing Date; (iv) Taxes or other costs of the Purchaser Indemnities payable as a result of any inaccuracy in or breach of any representation or warranty made in Section 3.17 of this Agreement or any breach of any covenant contained in this Article XI, without duplication; and (v) any Taxes or other payments required to be made after the Closing Date by the Company or any of its Subsidiaries to any Person under any Tax sharing, indemnity or allocation agreement or other arrangement in effect prior to the Closing (whether or not written) with respect to a Pre-Closing Period.

(b)           For purposes of this Section 11.1, in order to apportion appropriately any Taxes relating to any taxable year or period that includes an Interim Period, the parties hereto shall, to the extent permitted under applicable law, elect with the relevant Tax authority to treat for all purposes the Closing Date as the last day of the taxable year or period of the Company.  In any case where applicable law does not permit the Company to treat the Closing Date as the last day of the taxable year or period, then, in each such case, the portion of any Taxes that are allocable to the portion of the Interim Period ending on the Closing Date shall be: (i) in the case of Taxes that are based upon or related to income or receipts, deemed equal to the amount that would be payable if the taxable year or period ended on the Closing Date; and (ii) in the case of Taxes not described in subparagraph (i) above that are imposed on a periodic basis, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which is the number of calendar days in the Interim Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire relevant period.

(c)           Subject to Section 11.5 and the limitations contained in Section 11.3(b), payment of any amount by the Tax Indemnifying Party under this Section 11.1 shall be made within ten (10) days following written notice by the Buyer or the Company to ASC that the Company is required to pay such amounts to the appropriate Tax authority; provided, however, that the Tax Indemnifying Party shall not be required to make any payment to any Purchaser or the Company hereunder earlier than five (5) Business Days before it is due to the appropriate Tax authority.

(d)           All matters relating in any manner to Tax indemnification obligations and payments shall be governed exclusively by this Article XI except for provisions regarding notice of claims, which shall be governed by Section 10.5.

11.2         Tax Refunds.  The Purchasers shall pay to ASC all refunds or credits of Taxes received by any Purchaser or the Company or any of their respective Subsidiaries after the Closing Date and attributable to Taxes paid by the Company or its Subsidiaries (or any predecessor of the Company or its Subsidiaries) with respect to a Pre-Closing Period, net of any Taxes imposed on such refund amount, and adjusted to reflect any Tax benefit received by the Purchasers or the Company in connection with the accrual or payment of amounts pursuant to this Section 11.2, to the extent that such refund or credit was not reflected in the Working Capital adjustment contemplated by Section 2.3.

11.3         Preparation and Filing of Tax Returns and Payment of Taxes.

(a)           ASC shall be responsible for the preparation and filing of (i) all income Tax Returns with respect to the Company and its Subsidiaries for any Tax period ending on or prior to the Closing Date and (ii) all non-income Tax Returns with respect to the Company and its Subsidiaries for any Tax period ending on or prior to the Closing Date, but only to the extent such Tax Returns are required to be filed on or prior to the Closing Date.  All such Tax Returns shall be prepared and filed in a manner that is consistent, in all material respects, with the prior practice of the Company and its Subsidiaries (including, without limitation, prior Tax elections and accounting methods or conventions made or utilized by the Company and its Subsidiaries), except as required by a change in the applicable Law or regulations.

(b)           The Purchasers shall prepare and timely file or cause the Company or its Subsidiaries to prepare and timely file all Tax Returns required to be filed after the Closing Date other than Tax Returns described as the responsibility of ASC in Section 11.3(a).  All such Tax Returns with respect to Pre-Closing Periods shall be prepared and filed in a manner that is consistent, in all material respects, with the prior practice of the Company or its Subsidiaries (including prior Tax elections and accounting methods or conventions made or utilized by the Company or its Subsidiaries), except as required by a change in the applicable Law or regulations.  The Purchasers shall deliver all such Tax Returns with respect to Pre-Closing Periods to ASC for ASC’s review at least forty-five (45) days prior to the due date (including extensions) of any such Tax Return.  If ASC disputes any item on such Tax Return, it shall notify the Purchasers of such disputed item (or items) and the basis for its objection.  The parties shall act in good faith to resolve any such dispute prior to the date on which the Tax Return is required to be filed.  If the parties cannot resolve any disputed item, the item in question shall be resolved by an independent accounting firm mutually acceptable to ASC and the Purchasers.  The fees and expenses of such accounting firm shall be borne equally by ASC and the Purchasers.

(c)           ASC shall deliver to Purchasers for their review any sales use, real property, transfer or other non-income Tax Returns of the Company that are to be filed on or prior to the Closing Date at least 45 days prior to the due date (including extensions) of any such Tax Return or within 15 days after the date hereof , whichever is later, provided that any such

Tax Return that is due within 15 days after the date hereof shall be delivered to Purchasers as soon as reasonably practicable, but in any event prior to the due date (including extensions) of such Tax Return.  If the Purchasers dispute any item on a Tax Return delivered pursuant to the preceding sentence, they shall notify ASC of such disputed item (or items) and the basis for their objection.  The parties shall act in good faith to resolve any such dispute prior to the date on which the Tax Return is required to be filed.  If the parties cannot resolve any disputed item, the item in question shall be resolved by an independent accounting firm mutually acceptable to ASC and the Purchasers.  The fees and expenses of such accounting firm shall be borne equally by ASC and the Purchasers.  Notwithstanding the foregoing, nothing in this Section 11.3(c) shall prevent ASC or the Company from timely filing any Tax Returns that are due (including extensions) on or prior to the Closing Date.

11.4         Tax Cooperation.

(a)           For a period of seven years from and after the Closing, ASC and the Purchasers agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records), and assistance relating to the Company and its Subsidiaries as is reasonably requested for the filing of any Tax Returns, for the preparation of any audit, and for the prosecution or defense of any claim, suit or proceeding related to any proposed adjustment.  Any information obtained under this Section 11.4(a) shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.  After the expiration of such seven-year period, the Purchasers or ASC, as the case may be, may dispose of such information, books and records, provided that prior to such disposition, (i) ASC shall give the Purchasers the opportunity, at Purchasers’ expense, to take possession of such information, books and records held by ASC; and (ii) the Purchasers shall give ASC the opportunity, at ASC’s expense, to take possession of such information, books and records held by the Company and its Subsidiaries.

(b)           The Purchasers agree that with respect to Pre-Closing Periods, they shall not, on or after the Closing Date, without the prior written consent of ASC, amend any Tax Return (except as required by Law), or waive or extend any statute of limitations with respect to any such Tax Return to the extent such amendment or waiver would increase the Taxes of the Company or its Subsidiaries for any Pre-Closing Period.  ASC agrees that, with respect to Pre-Closing Periods, it shall not, on or after the date hereof, without the prior written consent of Purchasers, amend any Tax Return (except as required by Law) of the Company or its Subsidiaries or the consolidated group of corporations of which the Company or any Subsidiary is a member, or waive or extend the statute of limitations with respect to any such Tax Return, to the extent such amendment or waiver would increase the Taxes of the Company, its Subsidiaries, or Purchaser in a taxable period (or portion thereof) beginning on or after the Closing Date..

11.5         Tax Audits.

(a)           After the Closing, the Purchasers shall notify ASC in writing (a “Tax Notice”) of any demand or claim received by the Purchasers or the Company from any Tax authority or any other party with respect to Taxes for which the Tax Indemnifying Party is liable pursuant to Section 11.1 within ten (10) days of the receipt of such demand or claim by the Purchasers or the Company; provided, however, that a failure to give such Tax Notice will not affect the rights of the Purchasers or the Company to indemnification under Section 11.1 unless, or except to the extent that such failure precludes the Tax Indemnifying Parties from contesting such demand or claim.  Such Tax Notice shall contain factual information (to the extent known) describing the asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from any Tax authority in respect of any such asserted Tax liability.

(b)           Subject to the following sentence, ASC may elect to control the conduct, through counsel chosen by ASC and reasonably acceptable to the Purchasers and at ASC’s own expense, of any audit, claim for refund, or administrative or judicial proceeding involving any asserted liability with respect to which indemnity may be sought under Section 11.1, including any contest in respect of an Interim Period (any such audit, claim for refund, or proceeding relating to an asserted Tax liability is referred to herein as a “Contest”).  If ASC elects to control a Contest, ASC shall within thirty (30) calendar days of receipt of the Tax Notice notify the Parent in writing of its intent to do so; provided, however, that the Purchasers and the Company are authorized to file any motion, answer or other pleading that may be reasonably necessary or appropriate to protect their interests during such 30 day period.  If ASC properly elects to control a Contest, then ASC shall have all rights to settle, compromise and/or concede such asserted liability and the Purchasers shall cooperate and shall cause the Company (and any of its successors) to cooperate in each phase of such Contest.  If ASC does not elect to control the Contest, the Purchasers or the Company may, without affecting its or any other indemnified party’s rights to indemnification under this Article XI, assume and control the defense of such Contest with participation by the Sellers.

(c)           In the event that a Contest involves an Interim Period (a “Straddle Contest”), the parties shall endeavor to cause the Contest proceeding to be separated into two or more separate proceedings, one of which shall involve exclusively the applicable Interim Period.  In the event that such separation cannot, after diligent efforts, be achieved, the Purchasers and ASC shall jointly control the Straddle Contest; provided, however, that, subject to this Section 11.5 generally, the Purchasers shall have all rights to make decisions, settle, compromise and/or concede such asserted liability as relates to the portion of the taxable period that begins after the Closing Date, and ASC shall have all rights to settle, compromise and/or concede such asserted liability as relates to the Interim Period.

(d)           With respect to a Contest that is described in paragraphs (b) and (c) of this Section, and which relates to a method of accounting, a recurring item of income, gain, loss, deduction or credit.  Taxes other than income Taxes, franchise Taxes, and Transfer and Recording Taxes, ASC’s ability to settle, compromise and/or concede any asserted liability shall be subject to the Parent’s consent, not to be unreasonably withheld, conditioned or delayed, if ASC’s proposed settlement, compromise or concession would adversely affect such Tax liability of the Company in a Post-Closing period; provided, however, if the Parent does not provide ASC with such consent, and ASC shall pay to the Parent the amount that ASC was willing to pay the

Taxing authority to settle the asserted Tax liability, ASC shall be released by the Parent from all indemnification obligations thereto pursuant to Section 11.1 and the Parent shall assume control over the conduct of such Contest and shall have all rights if such Contest does not involve any issues for which ASC remains liable under this Article XI to make decisions, settle, compromise, and/or concede such asserted liability.

(e)           Notwithstanding anything contained in this Section 11.5 to the contrary, none of the Purchasers or the Company shall be required to permit ASC to contest any claim; provided, however, that the Tax Indemnifying Parties shall have no obligation to pay, indemnify or reimburse the Purchasers or the Company for any amounts that the Purchasers or the Company pay without the prior approval of ASC (which may not be unreasonably withheld or delayed if the related indemnification obligation does not have a material economic impact on ASC or the Indemnifying Parties) with respect to a claim ASC timely elects to contest but is not permitted to contest under this Section 11.5(e).

(f)            Notwithstanding anything contained in this Section 11.5 to the contrary, ASC shall not, without the prior written consent of the Parent (which consent shall not be unreasonably withheld, contained or delayed), settle, compromise or concede any asserted liability unless ASC has (i) paid or otherwise satisfied the asserted liability on or prior to the date of such settlement, compromise or concession, or (ii) obtained, as an unconditional term of such settlement, compromise or concession, an unconditional release, issued by the applicable taxing authority in favor of the Company, for all responsibility in respect of the asserted liability.

11.6         Tax Treatment of Indemnification Payment.  The parties agree to treat any indemnity payment made under this Agreement as an adjustment to the Purchase Price for all Tax purposes.

11.7         338(h)(10) Election.

(a)           Section 338(h)(10) Election; Allocation of “Adjusted Grossed-Up Basis.”  If requested by the Purchasers, ASC and the Purchasers shall elect under section 338(h)(10) of the Code to treat the sale of the Stock as a sale by the Company and its Subsidiaries of all of their respective assets (the “Section 338(h)(10) Election”) and shall make any such available election under any substantially similar state or local law, if requested by the Purchasers.  The making of the Section 338(h)(10) Election shall not increase the Purchase Price.  Subject to Section 13.3, ASC shall pay any Tax associated with the Section 338(h)(10) Election and any analogous election made under state or local law.  As requested by the Purchasers, ASC shall take such actions as the Purchasers deem necessary to effect the Section 338(h)(10) Election (including, without limitation, the timely filing of Internal Revenue Service Form 8023 (Corporate Qualified Stock Purchase Elections)).

(b)           Allocation.  On or before the date that is 30 days after the Closing Date, the Purchasers shall provide to ASC a proposed allocation of the Purchase Price for the deemed sale of assets resulting from the making of the Section 338(h)(10) Election, setting forth the estimated fair market values of the assets of each of the Company and its Subsidiaries.  On or before the date that is 60 days after the Closing Date, ASC and the Purchasers shall cooperate in developing and agree upon a final allocation of such Purchase Price (the “Final Allocation”).  ASC and the Purchasers shall cooperate in developing the Final Allocation.

(c)           Forms.  On or before the date that is ten days before the Closing Date, ASC shall provide to the Purchasers drafts of all forms, together with all drafts of required attachments thereto, other than allocation of the Purchase Price, required for making the Section 338(h)(10) Election and any such available election under any substantially similar state or local law if requested by the Purchasers (the “Election Forms”).  On the Closing Date, ASC shall deliver to the Purchasers the Election Forms, properly executed by ASC.  ASC and the Purchasers shall cooperate in drafting and making final the Election Forms.  If the parties have not reached agreement with respect to the allocation schedule, then the dispute shall be presented to an independent accounting firm mutually agreed upon by the Purchasers and ASC, whose determination shall be binding on both parties.  The fees and expenses of such accounting firm shall be paid one-half by the Buyer and one-half by ASC.  ASC shall be responsible for filing the Election Forms with the proper taxing authorities, provided that the Parent or the Buyer, as the case may be, shall be responsible for filing any Election Form that must be filed with its Tax Returns.

(d)           Modification; Revocation.  The Purchasers and ASC each agree that it shall not, and shall not permit any of its respective Affiliates to, take any action to modify the Election Forms following the execution thereof, or to modify or revoke the Section 338(h)(10) Election, or any such available election under any substantially similar state or local law if requested by the Purchasers, following the filing of the Election Forms, without the written consent of the Purchasers or ASC, as the case may be.

(e)           Consistent Treatment.  The Purchasers and ASC shall, and shall cause their respective Affiliates to, file all Tax Returns in a manner consistent with the information contained in the Election Forms as filed and the Final Allocation, unless otherwise required because of a change in applicable tax law.

(f)            Expenses Resulting from Section 338(h)(10) Elections.  The Purchasers and their Affiliates, on the one hand, and ASC and its Affiliates, on the other hand, shall bear their respective administrative, legal and similar expenses resulting from the making of the Section 338(h)(10) Election and any such available elections under any substantially similar state or local law if requested by the Purchasers.

11.8         Tax Sharing Agreements.  Any Tax sharing agreements or arrangements to which the Company or any of its Subsidiaries is a party or may have any liability or obligation shall be terminated effective as of the Closing.  After the Closing, this Agreement shall be the sole Tax sharing agreement relating to the Company or any Subsidiary for all Pre-Closing Tax Periods.

11.9         Survival of Obligations.  Notwithstanding any other provision of this Agreement, the obligations of the parties set forth in this Article XI shall remain in effect until the expiration of the applicable statutes of limitations (including valid extensions thereof).

ARTICLE XII

TERMINATION

12.1         Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)           by the written mutual consent of the parties hereto;

(b)           upon written notice by (i) any party hereto, if any court of competent jurisdiction or any other Governmental Agency shall have issued a Judgment or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and (ii) such Judgment or other action shall have become final and nonappealable;

(c)           upon written notice at any time on or after March 31, 2007 (the “Termination Date”), by the Sellers, on the one hand, or the Purchasers, on the other hand, if the Closing has not occurred by such date; provided, however, that (i) if any of the Sellers is seeking termination, then none of the Sellers is in breach in any material respect of  their respective representations, warranties, covenants or agreements contained in this Agreement or (ii) if any Purchaser is seeking termination, then no Purchaser is in breach in any material respect of any of its representations, warranties, covenants or agreements contained in this Agreement; and provided further, however, that the Sellers may elect to extend the date of the Termination Date by up to 60 additional days if the condition set forth in Section 7.4(a) shall have not been satisfied and the parties shall have received a “second request” or the equivalent from the applicable Governmental Authorities under the HSR Act;

(d)           upon written notice by the Sellers, on the one hand, or by the Purchasers, on the other hand, to the other party if the other party (being any of the Sellers or the Purchasers) is in material breach of any of its representations, warranties, covenants or agreements hereunder (which breach continues unremedied by such party for thirty (30) days after written notice thereof to such party); provided, however, that if such other party is any Purchaser, it shall not be entitled to such 30-day period if it is in default of its obligation to pay the Purchase Price to the Sellers on  the Closing Date as provided herein; and provided, further, that (i) if any Seller is seeking termination, then no Seller is then in breach in any material respect of its respective representations, warranties, covenants or agreements contained in this Agreement or (ii) if any Purchaser is seeking termination, then no Purchaser is then in breach in any material respect of any of its representations, warranties, covenants or agreements contained in this Agreement.

12.2         Other Agreements; Material To Be Returned.

(a)           In the event that this Agreement is terminated pursuant to Section 12.1, the transactions contemplated by this Agreement and the Related Documents shall be terminated, without further action by any party hereto, and the Sellers on the one hand and the Purchasers on the other hand shall immediately enter into, or cause their relevant Affiliates to enter into, written consents to terminate each of the Related Documents that have become effective prior to the date of such termination.

(b)           Furthermore, in the event that this Agreement is terminated pursuant to Section 12.1:

(i)            The Purchasers shall return to Sellers or destroy all documents and other material received from the Sellers, their Affiliates or any of their respective Representatives relating to the Resort or the transactions contemplated by this Agreement and the Related Documents, whether obtained before or after the execution of this Agreement, to the Sellers; and

(ii)           The Purchasers agree that all confidential information received by the Purchasers or their Affiliates or their Representatives with respect to either of the Sellers, the Company, the Resort or this Agreement or any of the Related Documents or the transactions contemplated hereby or thereby shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement, in accordance with Section 9.7.

12.3         Effect of Termination.  In the event that this Agreement shall be terminated pursuant to Section 12.1 hereof, all obligations of the parties hereto under this Agreement shall terminate and become void and of no further effect and there shall be no liability of any party hereto to any other party except (a) for the obligations with respect to confidentiality and publicity contained in Section 9.7 hereof, (b) as set forth in Section 13.3 in respect of certain fees and expenses, (c) the obligations with respect to brokers contained in Sections 3.16 and 4.6 and (d) this Article XII; provided, however, that no party hereto shall be relieved from liabilities arising out of any willful breach of its representations and warranties, or for any breach of its covenants or other agreements contained in this Agreement.

ARTICLE XIII

MISCELLANEOUS

13.1         Complete Agreement.  This Agreement, the Related Documents (if any) and the Schedules and Exhibits attached hereto and thereto and the documents referred to herein (including the Confidentiality Agreement referred to in Section 9.7 and the Confidentiality Agreement by and between Parent and ASC dated December 17, 2006) and therein shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.  Notwithstanding the foregoing, the provisions of this Agreement shall supersede the terms of paragraph 5 of such confidentiality agreements.

13.2         Waiver, Discharge, etc.  This Agreement may not be released, discharged, abandoned, waived, changed or modified in any manner, except by an instrument in writing signed on behalf of each of the parties hereto by their duly authorized representatives.  The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way be construed to affect the validity of this Agreement or any part thereof or the right of any party thereafter to enforce each and every such provision.  No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

13.3         Fees and Expenses.  Except as otherwise expressly provided in this Agreement, ASC shall pay all of the fees and expenses incurred by the Sellers and the Parent shall pay all of the fees and expenses incurred by the Purchasers, in connection with this Agreement, the Related Documents and the transactions contemplated hereby and thereby.  Notwithstanding the foregoing, the Parent, shall be responsible for the payment of (i) all real estate transfer taxes and sales taxes payable as a result of the consummation of the transaction contemplated hereby, (ii) the HSR Act filing fee, and (iii) the cost of any Survey.

13.4         Amendments.  No amendment to this Agreement shall be effective unless it shall be in writing signed by each party hereto.  Each of the parties hereto agree that no amendment to any Related Document shall be effective unless it shall have been approved in writing by each of the parties hereto.

13.5         Notices.  All notices, requests, consents and demands to or upon the respective parties hereto shall be in writing, and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (a) if delivered by hand (including by overnight courier), when delivered, (b) on the day after delivery to a nationally recognized overnight carrier service if sent by overnight delivery for next morning delivery, and (c) in the case of facsimile transmission, upon receipt of a legible copy.  In each case:  (x) if delivery is not made during normal business hours at the place of receipt, receipt and due notice under this Agreement shall be deemed to have been made on the immediately following Business Day, and (y) notice shall be sent to the address of the party to be notified, as follows, or to such other address as may be hereafter designated by the respective parties hereto in accordance with these notice provisions:

If to the Purchasers, to:

Wintergames Holdings SARL
1345 Avenue of the Americas, 46th Floor
New York, New York 10105
Attention: General Counsel
Facsimile: (917) 591-8433

With copies to:

Intrawest ULC
Suite 800 — 200 Burrard Street
Vancouver, BC V6C 3L6
Attention: General Counsel
Facsimile: (604) 683-1862

and

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York  10036
Attn:  Joseph A. Coco
Facsimile:  (212) 735-2000

If to the Sellers, to:

c/o American Skiing Company
One Monument Way
Portland, ME  04101
Attention:              Foster A. Stewart, Jr., Esq.
                                 General Counsel
Facsimile:               (207) 791-2607

and a copy to:

Goodwin Procter  LLP
53 State Street
Boston, MA  02109
Attention:              Samuel L. Richardson, Esq.
Facsimile:               (617) 523-1231

13.6         Venue.  Any legal suit, action or proceeding arising out of or relating to this Agreement may be instituted in any federal or state court in New York County, New York, New York, pursuant to Section 5-1402 of the New York General Obligation Law and each party hereto waives any objection which it may now have or hereafter have to the laying of venue of any such suit, action or proceeding in New York County, New York, New York, and each party hereto hereby irrevocably submits to the jurisdiction of any such court in New York County, New York, New York in any action, suit or proceeding.

13.7         GOVERNING LAW; WAIVER OF JURY TRIAL.

(A)          THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THEREOF.

(B)           EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING BETWEEN THE PARTIES TO THIS AGREEMENT ARISING OUT OF OR RELATING TO THIS AGREEMENT.

13.8         Headings.  The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

13.9         Interpretation.  All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.  All terms defined in this Agreement in one form have correlative meanings when used herein in any other form.  Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement.  When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule, such reference shall be to a Section or Article of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.  For all purposes hereof, the terms “include”, “includes” and “including” shall be deemed to be followed by the words “without limitation”.

13.10       Exhibits and Schedules.  The Exhibits and Schedules are a part of this Agreement as if fully set forth herein.

13.11       Successors.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto except with the prior written consent of the other parties or by operation of law; provided, however, that either of the Purchasers may assign any or all of their rights or delegate any or all of their duties under this Agreement to any Affiliate without the prior written consent of the other party; provided further, however, that the Purchasers shall remain liable for their obligations and duties under this Agreement notwithstanding any such assignment.

13.12       Remedies.

(a)           Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy shall not preclude the exercise of any other remedy.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without proof of actual damages, this being in addition to any other remedy to which the parties are entitled at law or in equity.

(b)           The Purchasers shall be jointly and severally liable for the performance of any of the obligations of any Purchaser hereunder and pursuant to Related Documents.

13.13       Third Parties.  Except as provided in Article V and Sections 10.2 and 10.3, nothing herein expressed or implied is intended or shall be construed to confer upon or give any Person, other than the parties hereto and their successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

13.14       Severability.  If any provision of this Agreement shall be declared by any court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, the other provisions shall not be affected by such invalidity, illegality or unenforceability, but shall remain in full force and effect.

13.15       Counterparts; Effectiveness.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and each of which shall be deemed an original.  This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

13.16       NO OTHER REPRESENTATIONS.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF THE SELLERS SPECIFICALLY CONTAINED IN ARTICLE III, NONE OF ASC, THE COMPANY OR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED HEREBY OR THE CONDITION (FINANCIAL OR OTHERWISE) OF, OR ANY OTHER MATTER INVOLVING, THE COMPANY, THE RESORT OR ASC.  IN ADDITION, EXCEPT AS SPECIFICALLY PROVIDED IN ARTICLE III, NONE OF ASC, THE COMPANY OR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE TO THE PURCHASERS, INCLUDING IN ANY “DATA ROOMS,” IN CONNECTION WITH ANY MANAGEMENT PRESENTATIONS, OR IN CONNECTION WITH ANY OTHER MATTER (INCLUDING, WITHOUT LIMITATION, THE PROVISION OF ANY BUSINESS OR FINANCIAL ESTIMATES AND PROJECTIONS AND OTHER FORECASTS AND PLANS (INCLUDING THE REASONABLENESS OF THE ASSUMPTIONS UNDERLYING SUCH ESTIMATES, PROJECTIONS OR FORECASTS)).

13.17       CONDITION OF THE BUSINESS.  EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE III AND WITHOUT LIMITING THE PROVISIONS OF SECTION 13.16, THE COMPANY IS BEING SOLD WITH ITS ASSETS AND THE RESORT IN THEIR “AS IS” CONDITION, AND NONE OF ASC, THE COMPANY OR ANY OTHER PERSON MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, WHATSOEVER, EXPRESS OR IMPLIED, RELATING TO SUCH ASSETS, THE RESORT, OR THE COMPANY, INCLUDING ANY REPRESENTATION OR WARRANTY (A) AS TO THE FUTURE SALES OR PROFITABILITY OF THE BUSINESS AS IT WILL BE CONDUCTED BY THE BUYER OR (B) ARISING BY STATUTE OR OTHERWISE IN LAW, FROM A COURSE OF DEALING OR USAGE OF TRADE.  ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED BY THE SELLERS.

13.18       NO OTHER REPRESENTATIONS.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS SPECIFICALLY CONTAINED IN ARTICLE IV, NONE OF THE PARENT, THE BUYER OR ANY OTHER

PERSON MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO EITHER THE TRANSACTIONS CONTEMPLATED HEREBY OR THE CONDITION (FINANCIAL OR OTHERWISE) OF, OR ANY OTHER MATTER INVOLVING, THE PARENT OR THE BUYER.  IN ADDITION, EXCEPT AS SPECIFICALLY PROVIDED IN ARTICLE IV, NONE OF THE PARENT, THE BUYER OR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE TO THE SELLERS.

13.19       INDEPENDENT INVESTIGATION.  EACH PURCHASER HEREBY ACKNOWLEDGES AND AFFIRMS THAT IT HAS CONDUCTED AND COMPLETED ITS OWN INVESTIGATION, ANALYSIS AND EVALUATION OF THE COMPANY, ITS ASSETS AND THE RESORT, THAT IT HAS MADE ALL SUCH REVIEWS AND INSPECTIONS OF THE RESULTS OF OPERATIONS, CONDITION (FINANCIAL AND OTHERWISE) AND PROSPECTS OF SUCH ASSETS, THE RESORT AND THE COMPANY AS IT HAS DEEMED NECESSARY OR APPROPRIATE, AND THAT IN MAKING ITS DECISION TO ENTER INTO THIS AGREEMENT AND TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED HEREBY IT HAS RELIED SOLELY ON (A) ITS OWN INVESTIGATION, ANALYSIS AND EVALUATION OF THE RESORT AND (B) THE REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLERS CONTAINED IN THIS AGREEMENT.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized representatives as of the day and year first above written.

STEAMBOAT SKI & RESORT CORPORATION

By:	/s/ William J. Fair
Name: William J. Fair
Title:

AMERICAN SKIING COMPANY

By:	/s/ William J. Fair
Name: William J. Fair
Title:

STEAMBOAT ACQUISITION CORP.

By:	/s/ Randal A. Nardone
Name: Randal A. Nardone
Title:

WINTERGAMES HOLDINGS SARL

By:	/s/ Randal A. Nardone
Name: Randal A. Nardone
Title:

Exhibit A to Purchase Agreement

SOFTWARE LICENSE AGREEMENT

This Software License Agreement (this “Agreement”) is made as of this         day of                      , 2006, by and between                         , a                         corporation (“XYZ”), and Steamboat Ski and Resort Corporation, a Delaware corporation (“SSRC” and together with XYZ the “Licensor”), on the one hand, and American Skiing Company, a Delaware corporation (the “Licensee”), on the other hand.

WHEREAS, SSRC owns (1) a vacation planning and ecommerce storefront system that is comprised of certain computer software programs (in source and object code format) and technical and user documentation and materials related to such programs, including without limitation the software, documentation and materials described on Exhibit A (collectively, “CORIS”); and (2) a work request and management system that is comprised of certain computer software programs (in source and object code format) and technical and user documentation and materials related to such programs, including without limitation the software, documentation and materials described on Exhibit A (collectively, “WRMS”)

WHEREAS, pursuant to the Stock Purchase Agreement dated as of                             , 2006 by and between XYZ and Licensee (the “SPA”), XYZ purchased from Licensee all of the issued and outstanding shares of common stock of SSRC; and

WHEREAS, pursuant to the SPA, XYZ agreed to grant Licensee a license to use CORIS and WRMS on the terms and conditions set forth herein.

NOW THEREFORE, for and in consideration of the foregoing, the agreements and undertakings hereinafter provided and for other good and valuable consideration, the receipt and sufficiency of which is hereby expressly acknowledged by Licensor and Licensee, Licensor and Licensee hereby agree as follows:

1.             LICENSE GRANT.

(a)           License.  Licensor hereby grants to Licensee a worldwide, nonexclusive, non-assignable (except to the limited extent set forth in Section 11(b) hereof), nontransferable, sub-licensable (as permitted in Section 1(c) below), royalty-free, fully-paid license to make, use, modify, translate, reverse engineer, reproduce, decompile, disassemble, create derivative works based on, copy, display and/or merge into another program or programs in whole or in part CORIS and WRMS, including without limitation the Enhancements provided to Licensee under Section 3 below (including all source code, object code and documentation related thereto) (collectively, the “Software”). The rights granted to Licensee pursuant to this Section 1(a), collectively referred to herein as the “License.”

(b)           Restriction; Remote Access.  Except as expressly set forth in this Agreement, the Licensee shall only be permitted to use the Software at the resorts or related facilities owned and/or operated by Licensee or its subsidiaries as of the Effective Date (as defined in Section 4 below), and as listed in Exhibit C (such resorts or related facilities, the “Licensed Resorts”).  For the purposes of the Maintenance and Support Services (as defined below), Licensee shall provide

Licensor and Licensor’s employees, agents, and independent contractors with remote access to the Software as installed at the processing units at any and all of the Licensed Resorts.

(c)           Sublicense Rights.  Licensee may sublicense any and all of the rights included in the License to any and all of its subsidiaries that own and/or control the Licensed Resorts (as defined herein), provided that Licensee’s rights in the source code of the Software shall not be sublicensed or otherwise transferred by Licensee to any party (including Licensee’s subsidiaries, the Licensed Resorts, and Licensee’s agents and independent contractors) so long as Maintenance and Support Services are being provided hereunder, or otherwise in conjunction with Licensee’s enhancement of the Software.  In the event that Licensee sells, conveys or otherwise transfers its ownership of all (including without limitation in connection with an asset sale), or substantially all of its direct or indirect equity interests in, any of the Licensed Resorts, then the sublicense with respect to such Licensed Resort(s) shall terminate, and Licensor shall enter into an agreement with purchaser(s) of such Licensed Resort(s) on the same terms and conditions as contained in this Agreement, except that Licensor shall have no obligation to provide to the purchaser any services described in Section 3, or to provide any right to sublicense the Software.

2.             OWNERSHIP AND USE OF SOFTWARE

(a)           Ownership and Use of Software; Confidentiality.  Licensee acknowledges that the Software is a commercially valuable proprietary product and trade secret of Licensor, and that the Software (including but not limited to the Software’s design, programming techniques, algorithms and codes) is regarded by Licensor as secret and confidential.  Licensee agrees not to disclose any portion of the Software to unauthorized persons, whether or not such portion is or may be validly copyrighted or patented.  Licensee shall treat all proprietary information related to the Software of the Licensor, and the Software of Licensor, as confidential and shall safeguard it to the same extent that the Licensee safeguards its own confidential information but in any event in at least a reasonably prudent manner.  Licensee’s use of the Software shall comply with all applicable laws.  Licensee agrees to use its commercially reasonable efforts to ensure that all those persons having access to the Software under this Agreement shall observe and perform the obligation set forth in this Section.  The terms of this paragraph shall survive the termination of this Agreement.

(b)           Ownership of Enhancements.  Each party shall be the sole and exclusive owner throughout the world of any and all right, title and interest in and to any and all (i) corrections, additions, enhancements, upgrades, updates, corrections, and improvements of or to the Software (collectively, “Enhancements”) made by such party to the Software, and all derivative works based thereon that are created by such party and (ii) copyright, patent, trade secret and/or other intellectual property rights in and to any and all such additions, modifications, improvements and derivative works.  For a period of 24 months from the Effective Date, in the event that either party provides the other party with any Enhancements in accordance with Section 3(d) below, the provisions of the License will be extended to such Enhancements, except that in the case of Enhancements provided by Licensee to Licensor, Licensee shall be considered the “Licensor” hereunder, and vice versa.

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3.             MAINTENANCE AND SUPPORT.  The services described in Sections 3(a) and 3(b) are referred to as the “Maintenance and Support Services”.  Except as set forth in Sections 3(a), 3(b), and 3(d), neither party shall have any obligation to develop, or to create or provide Enhancements (as defined below) to the other party, or to support the other party’s use of, the Software.

(a)           Defects.

(i)            “Defect” means any material problem, defect, failure or other error in the Software discovered by Licensor or reported to it by Licensee.  Defects include, without limitation, any failure of the Software to materially perform any of the primary functions for which it was designed and any material error in the Software such that it fails to operate in substantial conformance with the corresponding documentation.

(ii)           Defect Reports.  Licensee shall be entitled to submit to Licensor written notice of a Defect (as defined below), which notice (a “Defect Report”) shall describe any Defects, identify the associated severity level of the Defects and, to the extent readily available, give the Licensor sufficient information to enable the Licensor to reproduce the Defects.  Defect Reports may be submitted in Licensee’s reasonable discretion via e-mail, or fax, or other mutually acceptable means of communication.

(iii)          Defect Correction.  After submission of a Defect Report, Licensor shall use commercially reasonable efforts to provide a correction for the Defect in the Software (each, a “Correction”) as follows:

(A)          Priority 1 Defects.  “Priority 1 Defect” means a Defect that causes any of the following occurrences: (A) substantial restrictions on, substantial disruption of, or substantial adverse impact on Licensee’s business operations making use of the Software; (B) inability to access or use an important function of the Software; or (C) any errors resulting in material data loss, data corruption, or inaccuracies in the Software’s output or processing.  Licensor shall (X) within one twenty-four (24) hours after submission of the Defect Report, use commercially reasonable efforts to assign fully qualified technicians to repair the Defect; (Y) use commercially reasonable efforts to provide a workaround by the end of one (1) week; and (Z) use commercially reasonable efforts to supply a Correction as soon as possible.

(B)           Priority 2 Defects.  “Priority 2 Defect” means a Defect that is not a Priority 1 Defect and that causes (A) significant restrictions on, significant disruption of, or significant adverse impact on Licensee’s business operations making use of the Software; or (B) inability to access or use a non-trivial function of the Software.  Using commercially reasonable efforts, Licensor shall (X) within one (1) week after submission of the Defect Report, assign fully qualified technicians to repair the Defect; (Y) provide a workaround within one (1) calendar month; and (Z) supply a Correction as soon as possible.

(C)           Priority 3 Defects.  “Priority 3 Defect” means any Defect that is

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neither a Priority 1 Defect nor a Priority 2 Defect.  Licensor shall use commercially reasonable efforts to, within three (3) calendar weeks after submission of the Defect Report, respond to the Defect Report by informing Licensee how Licensor intends to correct the Defect (e.g., provide a workaround, or provide a Correction).

(b)           Support.  Licensor shall use commercially reasonable efforts to support the operation and use of the Software by Licensee, including without limitation by using commercially reasonable efforts to provide the services described on Exhibit B to this Agreement.

(c)           Fees.  Licensee shall, on a quarterly basis, pay to Licensor a fee for all Maintenance and Support Services in an amount equal to a pro-rata share (based on the number of reservation components included in all orders placed by the Licensed Resorts compared to the total number of reservation components placed through CORIS by the Licensed Resorts plus the Steamboat ski resort) of the total costs of such Maintenance and Support Services.  Maintenance and Support Services shall be provided to any authorized sublicensees on the same payment terms.  Any fees for Maintenance and Support Services with respect to Enhancements shall be governed by Section 3(d) below.

(d)           Provision of Enhancements.  Licensee shall be entitled to submit to Licensor written requests for any desired Enhancements.  Requests may be submitted via e-mail, fax, or postal or courier service.  If the parties mutually agree that any such Enhancement will be provided by Licensor, the scheduling and payment terms regarding such Enhancement shall be negotiated by the parties in good faith.  If Licensor completes any material Enhancements, Licensee may request that Licensor provide to Licensee such Enhancements, in object code, with updated documentation (if any), upon scheduling and payment terms to be negotiated by the parties in good faith.  If Licensee completes any Enhancements, Licensor may request that Licensee provide to Licensor such Enhancements, in object code, with updated documentation (if any), upon scheduling and payment terms to be negotiated by the parties in good faith.  Neither party shall have any obligation to provide maintenance or support services with respect to Enhancements made by the other party.

(e)           Training.  Upon request of Licensee and for a fee to be negotiated in good faith between the parties, Licensor shall provide training services to designated employee(s) of Licensee with respect to installation or use of the Software.

4.             TERM AND TERMINATION.

(a)           The “Term” of this Agreement shall commence as of the closing date under the SPA (the “Effective Date”) and shall continue in perpetuity unless terminated pursuant to this Section 4.

(b)           Termination by Licensor.

(i)            License.  The License granted hereunder may be terminated by Licensor in the event of a material or recurring breach by Licensee of any of the terms of this Agreement, and not for any other reason.

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(ii)           Maintenance and Support Services.  Licensor shall provide the Maintenance and Support Services described in Section 3 for a period of twenty-four (24) months.  Notwithstanding the foregoing to the contrary, in the case of any Licensed Resort for which Licensee is using a version of the Software that Licensee modified without Licensor’s approval, Licensor may terminate the Maintenance Services described in Section 3(a) and the Support Services with respect to such Licensed Resort upon written notice.

(c)           Termination by Licensee.  Licensee may terminate this Agreement, including the License, as to any Licensed Resort at any time upon one hundred eighty (180) days written notice to Licensor.

(d)           Effect of Termination.  On or before thirty (30) days after the termination of this Agreement as it relates to all Licensed Resorts, Licensee shall cease use, and destroy all copies, of the Software.  Upon termination of the Maintenance and Support Services, Licensor shall have no obligation to provide any Maintenance and Support Services or training services.  In the event that the parties agree that Licensor shall provide additional Maintenance and Support Services or training services after the initial twenty-four (24) months, the terms for such services will be negotiated in good faith by the parties.

5.             REPRESENTATIONS AND WARRANTIES.  Licensor represents and warrants to Licensee that it has the right to grant the License as set forth herein.  Licensor covenants that all Maintenance and Support Services shall be provided at a level of professionalism and competence equal to the level of professionalism and competence such services were provided by Licensee with respect to the Software during the six (6) months prior to the Effective Date.  OTHER THAN AS SET FORTH ABOVE, THE SOFTWARE AND THE MAINTENANCE AND SUPPORT SERVICES ARE PROVIDED “AS IS,” AND LICENSOR MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT TO THE SOFTWARE OR RELATED DOCUMENTATION, AND THE MAINTENANCE AND SUPPORT SERVICES INCLUDING THEIR QUALITY, PERFORMANCE, MERCHANTABILITY, NON-INFRINGEMENT, OR FITNESS FOR A PARTICULAR PURPOSE OR USE.  THE ENTIRE RISK AS TO THE QUALITY AND PERFORMANCE OF THE SOFTWARE AND THE MAINTENANCE AND SUPPORT SERVICES ARE WITH LICENSEE, AND LICENSOR PROVIDES NO GUARANTEE THAT THE SOFTWARE WILL MEET LICENSEE’S REQUIREMENTS, BE ERROR-FREE OR OPERATE WITHOUT INTERRUPTION OR BE FREE FROM INFRINGEMENT OF A THIRD PARTY’S INTELLECTUAL PROPERTY RIGHTS.  EXCEPT AS OTHERWISE PROVIDED FOR IN THIS AGREEMENT, NEITHER LICENSOR NOR ITS AFFILIATES, THIRD-PARTY VENDORS OR THEIR SUPPLIERS SHALL HAVE ANY RESPONSIBILITY TO MAINTAIN THE SOFTWARE TO SUPPLY ANY CORRECTIONS, UPDATES OR RELEASES IN CONNECTION THEREWITH.

6.             LIMITATION OF LIABILITY.  IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY ACT OR OMISSION IN THE ABSENCE OF WILLFUL MALFEASANCE OR GROSS NEGLIGENCE BY THE OTHER PARTY.  TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, NEITHER PARTY SHALL NOT BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES OR FOR LOST PROFIT, REVENUE, AND

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LICENSOR SHALL NOT BE LIABLE FOR LICENSEE’S USE OF DATA IN CONNECTION WITH THE PROGRAMS OR DOCUMENTATION PROVIDED BY LICENSOR, EVEN IF LICENSOR HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSS.  TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, THE CUMULATIVE LIABILITY OF EACH PARTY TO THE OTHER FOR ALL CLAIMS WHATSOEVER ARISING OUT OF THE LICENSES GRANTED HEREUNDER, INCLUDING ANY CAUSE OF ACTION SOUNDING IN CONTRACT, WARRANTY, TORT OR STRICT LIABILITY SHALL NOT EXCEED (1) $100 FOR ANY CAUSE OF ACTION ARISING ON OR PRIOR TO THE EFFECTIVE DATE, OR (2) THE FEES ACTUALLY RECEIVED BY THE LICENSOR UNDER THIS AGREEMENT OVER THE COURSE OF ONE FISCAL YEAR PRIOR TO THE DATE THE CAUSE OF ACTION AROSE.

7.             ACKNOWLEDGEMENT. BOTH PARTIES ACKNOWLEDGE THAT THE TERMS OF THIS AGREEMENT, INCLUDING THE LICENSE FEES, REFLECT IN PART THE PARTIES’ RELIANCE ON THE LIMITATIONS AND DISCLAIMERS CONTAINED IN PARAGRAPHS 5 THROUGH 6 HEREOF

8.             TRADEMARKS.  Licensee acknowledges that nothing herein has granted Licensee any right, title or interest in and to the marks CORIS or WRMS.

9.             INDEMNIFICATION.  Each party shall indemnify, defend and hold harmless the other party, and its affiliates, its and their employees, officers, directors, agents, successors and assigns, and third party vendors or their suppliers (collectively, the “Indemnified Parties”), from and against, any and all liabilities, obligations, damages, deficiencies, losses, costs and expenses, including reasonable attorneys’ fees and other expenses incurred in the investigation and defense of any claim (as hereinafter defined), in each case as incurred and finally awarded by a court or arbitrator of competent jurisdiction, based on any claim, inquiry, investigation, proceeding, suit and/or action by a third party to which any Indemnified Party may become subject resulting from or arising out of or in connection with (i) the indemnifying party’s breach of any of the terms or conditions of this agreement, or (ii) the use by the indemnifying party of the Software, except to the extent that any such claim, as finally determined by a court of competent jurisdiction, was caused solely and directly by the gross negligence, willful misconduct or fraud of any of the Indemnified Parties.

10.          SOFTWARE OWNED BY THIRD PARTIES.  In the event that any Enhancement provided by Licensor under this Agreement runs with or is dependent upon hardware or other software developed by others (including operating systems that must be initialized at hardware start-up and which control system services and operation), Licensor shall notify Licensee of such requirement.

11.          MISCELLANEOUS.

(a)           Complete Agreement.  This Agreement and the Exhibits attached hereto and the documents referred to herein and therein shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

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(b)           Assignment.  For a period of twenty-four (24) months after the Effective Date, this Agreement may not be assigned, in whole or in part, by Licensor without Licensee’s written consent, not to be unreasonably withheld.  After a period of twenty-four (24) months after the Effective Date, this Agreement may be freely assigned by Licensor.  Licensee may assign this Agreement, including the License, in connection with a transfer of the ownership (including without limitation in connection with an asset sale) of Licensee.  In the event of any assignment hereunder, the assignee shall assume all of the obligations of the assignor to the extent accruing after such assignment.  In the event that Licensee sells, conveys or otherwise transfers its ownership of (including without limitation in connection with an asset sale), or substantially all of its direct or indirect equity interests in, any of the Licensed Resorts, then Licensor shall enter into an agreement with the purchaser(s) of such Licensed Resort(s) pursuant to Section 1(c) above.  Licensor or Licensee may collaterally assign this Agreement to an institutional lender that is providing financing in connection with the Steamboat ski resort or any of the Licensed Resorts and this Agreement may be assigned in connection with such lender’s exercise of remedies pursuant to the collateral assignment.

(c)           Waiver, Discharge, etc.  This Agreement may not be released, discharged, abandoned, waived, changed or modified in any manner, except by an instrument in writing signed on behalf of each of the parties hereto by their duly authorized representatives.  The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way be construed to affect the validity of this Agreement or any part thereof or the right of any party thereafter to enforce each and every such provision.  No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

(d)           Fees and Expenses.  Except as otherwise expressly provided in this Agreement, each party hereto shall pay all of the fees and expenses incurred by it in connection with this Agreement and the transactions contemplated hereby and thereby.

(e)           Amendments.  No amendment to this Agreement shall be effective unless it shall be in a writing signed by each party hereto.

(f)            Notices.  All notices, requests, consents and demands to or upon the respective parties hereto shall be in writing, and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (i) if delivered by hand (including by overnight courier), when delivered, (ii) on the day after delivery to a nationally recognized overnight carrier service if sent by overnight delivery for next morning delivery, (iii) in the case of mail, three (3) Business Days after deposit in United States first class mail, certified with return receipt requested and postage prepaid and (iv) in the case of facsimile transmission, upon receipt of a legible copy.  In each case: (A) if delivery is not made during normal business hours at the place of receipt, receipt and due notice under this Agreement shall be deemed to have been made on the immediately following business day, and (B) notice shall be sent to the address of the party to be notified, as follows, or to such other address as may be hereafter designated by the respective parties hereto in accordance with these notice provisions:

If to the Purchaser, to:

7

[…]

With a copy to:

[…]

If to the Seller, to:

American Skiing Company

One Monument Way

Portland, ME  04101

Attention:  Foster A. Stewart, Jr., Esq.

General Counsel

Facsimile:  (207) 791-2607

With a copy to:

(g)           Governing Law; Waiver of Jury Trial; Dispute Resolution.

(i)            This Agreement shall be governed by and construed in accordance with the laws of the state of New York without regard to conflict of law principles thereof.

(ii)           Any controversy or claim arising out of or related to this Agreement, or the Software and/or subject matters addressed in this Agreement shall be solely and exclusively resolved by binding arbitration conducted before J.A.M.S./Endispute, Inc. or its successor, in New York, New York, before a single arbitrator mutually agreed upon by the parties.  In the event that a single arbitrator cannot be agreed upon, each party will select one arbitrator and the presiding single arbitrator shall be chose by mutual agreement of the selected arbitrators.  The arbitration shall be governed by the rules and regulations promulgated by J.A.M.S./Endispute, Inc. unless specifically modified herein.  The arbitrator shall have case management authority and shall resolve the controversy in a final award within 180 days from the commencement of the arbitration action, unless otherwise agreed in writing by the parties.  Costs and fees may be assessed by the arbitrator in accordance with Section 10(g)(iii).  To the extent possible, the arbitrator shall apply the governing law agreed to by the parties above.  There shall be no appeal from the arbitral award, except for fraud committed by the presiding arbitrator in carrying out his duties under the aforesaid rules; otherwise the parties irrevocably waive their rights to judicial review of any such controversy or claim arising out of or related to this Agreement.

(iii)          In the event that any Arbitration proceeding results in a final award, the losing party shall pay to the prevailing party all costs and attorneys fees incurred by the prevailing party during the course and as a result of the arbitration proceeding.

(h)           Headings.  The descriptive headings of the several Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

8

(i)            Interpretation.  All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.  All terms defined in this Agreement in one form have correlative meanings when used herein in any other form.  Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement.  Any capitalized terms used herein or in any Exhibit but not otherwise defined herein or therein shall have the meaning as defined in the SPA.  When a reference is made in this Agreement to a Section or Exhibit, such reference shall be to a Section of, or an Exhibit to, this Agreement unless otherwise indicated.  For all purposes hereof, the terms “include”, “includes” and “including” shall be deemed to be followed by the words “without limitation”.

(j)            Successors.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(k)           Third Parties.  Except as expressly provided herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give any Person, other than the parties hereto and their successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

(l)            Severability.  If any provision of this Agreement shall be declared by any court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, the other provisions shall not be affected by such invalidity, illegality or unenforceability, but shall remain in full force and effect.

(m)          Counterparts; Effectiveness.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and each of which shall be deemed an original.  This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

[Remainder of page intentionally left blank]

9

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their authorized agents as of the date first above written.

LICENSOR:

[XYZ]	Officer Name

Signature

Title

Date

STEAMBOAT SKI AND RESORT
CORPORATION	Officer Name

Signature

Title

Date

LICENSEES:

AMERICAN SKIING COMPANY	Officer Name

Signature

Title

Date

10

EXHIBIT A

Software, Documentation, Materials, and Processing Units

CORIS

CORIS 4.0422

Software:  Coris Feature/Functionality Overview

Sales Agent

CORIS Training Manual

RoboHelp Sales Agent Online User Reference Guide

Quick Help Guide to Reservation Status

Property Sales Vendor User Guide

Keyboard Function Guide

Accounting

Accounting Training Manual

Accounting Report Guide

Accounting Definitions

Accounting Transaction Model

Reconciliation Procedures

Process Maps

Task Documentation

Accounting

Fulfillment

Product Maintenance

Interface User Guides

WRMS

Software: WRMS Executive Summary

Documentation

•                  Getting Started Guide

•                  Requestor User Guide

•                  Provider User Guide

11

EXHIBIT B

Support Services

Licensor shall use commercially reasonable efforts to provide the following maintenance and support services in connection with this agreement.

a)                      Software Maintenance - This includes tasks associated with maintaining documented software functionality as database administration, troubleshooting and repairing software defects.  Software maintenance scope is limited to work required to perpetuate the designed functionality of the system.

b)                     Support Services - To assist the user in utilizing the full functionality of the software.  Some specific examples of support services include, without limitation the following:

1.	Assist with setting up Sirius and SMS interfaces
2.	Assist with report modifications or ad-hoc queries
3.	Assist with resolving interface issues (e.g, BFF, Car Finder, SMS, SIRIUS, inventory updates)
4.	Assist with correction of reservation issues (i.e., restoring cancelled components)
5.	Assist with batch process errors (e.g., faxing not working due to telephone service interruption, or email not working due to network failure)
6.	Assist with coordinating user login updates and password changes
7.	Assist with data change and correction requests (e.g, reservation investigation, data maintenance changes, etc.)
8.	Research and resolve unsettled or unposted credit card batches
9.	Unpost a disbursement batch that was posted prematurely.
10.	In support of WRMS:
-Setup new provider departments as needed
-Define new user groups
-Define new department attributes

12

EXHIBIT C

Licensed Resorts

Sugarloaf/USA

Sunday River

Attitash

Killington/Pico

Mount Snow

The Canyons

13

Exhibit B to Purchase Agreement

	COMMITMENT NO.:	TNSS0004338 C-4

442 Lincoln Avenue, Suite 2 P.O. Box 773568 Steamboat Springs, CO 80477	PROPERTY:	2305 Mt. Werner Cirle Steamboat Springs, CO 80487

PHONE: 970-879-1611	SELLER:	Steamboat Ski & Resort Corporation,
FAX: 970-879-0402		a Delaware corporation
BUYER:
	DATE:	December 15, 2006

We appreciate the opportunity to be of service to you.  Please contact the above if you have any questions concerning this transaction.

Please send loan documents to:  steamboatloandocs@landam.com

SELLER(S):
Steamboat Ski & Resort Corporation, a Delaware corporation	Phone:	Work: (207) 773-7934
Attn: Foster A. Stewart, Jr., Esq.	Fax:	(207) 791-2607
One Monument Way
Portland, ME 04101

PRIVACY POLICY NOTICE

LandAmerica Financial Group, Inc. and its family of affiliated companies (“LandAmerica”) respect the privacy of our customers’ personal information.  This Notice explains the ways in which we may collect and use personal information under the LandAmerica Privacy Policy.

LandAmerica provides title insurance and other real estate services through its affiliates. The three largest members of the LandAmerica family, Commonwealth Land Title Insurance Company, Lawyers Title Insurance Corporation, and Transnation Title Insurance Company, and their title affiliates, issue title policies and handle real estate closings across the country.  You may review a complete list of the LandAmerica family of affiliates covered by this Privacy Policy on our website at http://www.landam.com under the privacy policy link or request a copy be sent to you from the address listed below.  The LandAmerica Privacy Policy applies to all LandAmerica customers, former customers and applicants.  Please visit our website for an explanation of our privacy practices relating to electronic communication.

What kinds of information we collect:  Depending on the services you use, the types of information we may collect from you, your lender, attorney, real estate broker, public records or from other sources include:

information from forms and applications for services, such as your name, address and telephone number information about your transaction, including information about the real property you bought, sold or financed such as address, cost, existing liens, easements, other title information and deeds with closing, escrow, settlement or mortgage lending services or mortgage loan servicing, we may also collect your social security number as well as information from third parties including property appraisals, credit reports, loan applications, land surveys, real estate tax information, escrow account balances, and sometimes bank account numbers or credit card account numbers to facilitate the transaction, and information about your transactions and experiences as a customer of ours or our affiliated companies, such as products or services purchased and payments made.

How we use and disclose this information:  We use your information to provide you with the services, products and insurance that you, your lender, attorney, or real estate brokers have requested.  We disclose information to our affiliates and unrelated companies as needed to carry out and service your transaction, to protect against fraud or unauthorized transactions, for institutional risk control, to provide information to government and law enforcement agencies and as otherwise permitted by law.   As required to facilitate a transaction, our title affiliates record documents that are part of your transaction in the public records as a legal requirement for real property notice purposes.

We do not share any nonpublic personal information we collect from you with unrelated companies for their own use.

We do not share any information regarding your transaction that we obtain from third parties (including credit report information) except as needed to enable your transaction as permitted by law.

We may also disclose your name, address and property information to other companies who perform marketing services such as letter production and mailing on our behalf, or to other financial service companies (such as insurance companies, banks, mortgage brokers, credit companies) with whom we have joint marketing arrangements.   Additionally, some LandAmerica affiliates may share information about their transaction and experiences with you in order to identify opportunities to market other LandAmerica services or products that may be useful to you.

How we protect your information:  We maintain administrative, physical, electronic and procedural safeguards to guard your nonpublic personal information.  We reinforce our privacy policy with our employees and our contractors.  Joint marketers and third parties service providers who have access to nonpublic personal information to provide marketing or services on our behalf are required by contract to follow appropriate standards of security and confidentiality.

Title insurance agents may be covered by this policy:    If your transaction goes through a title insurance agent that is not part of the LandAmerica family, the agent handling your transaction should provide you with the agent’s own privacy policy or evidence that the agent has adopted our policy.

If you have any questions about this privacy statement or our practices at LandAmerica, please email us at customerservice@landam.com or write us at:  LandAmerica Privacy, P.O. Box 27567, Richmond, VA  23261-7567

Effective June 2006

Transnation Title Insurance Company

COMMITMENT FOR TITLE INSURANCE

Schedule A

1.	Effective Date: November 03, 2006 at 7:00 am	Commitment No.:	TNSS0004338 C-4

2.	Policy to be issued:		Amount

	A.	TO BE DETERMINED
Proposed Insured:

3.

The estate or interest in the land described or referred to in this Commitment and covered herein is Fee Simple, Easement Estate and Beneficial Interest and Title to the estate or interest in the land is vested in:

Steamboat Ski & Resort Corporation, a Delaware corporation, as to all Parcels except Parcel I and Parcel XXVI; and Walton Pond Apartments, Inc., a Delaware corporation, as to Parcel XXVI; and Grand Summit Resort Properties, Inc., a Maine corporation, as to Parcel I

4.	The land referred to in this Commitment is described as follows:

SEE ATTACHED EXHIBIT “A”

Premiums and Fees:

NOTE:  Based on the information provided for the application of this commitment, the premiums and fees stated herein represent the qualifying applicable filed rates and/or available discounted programs.  Please contact us should you have any questions regarding any of these charges.

Prepared by Stuart M. Churchill

Exhibit “A”

PARCEL I

Commercial Units C-9, C-10, C-11, C-12, C-13, C-14, C-15, C-16, C-17, C-18, C-19, C-20, C-21, C-22 and C-23, STEAMBOAT GRAND RESORT HOTEL CONDOMINIUM, according to the Declaration of Condominium and Plan of Quarter Share Ownership recorded September 20, 2000 at Reception No. 533317, all as amended by a First Amendment recorded on November 21, 2000 at Reception No. 536756, by a Second Amendment recorded on March 5, 2001 at Reception No. 541368, by a Third Amendment recorded on December 20, 2001 at Reception No. 556605, and by Fourth Amendment recorded July 1, 2005 at Reception No. 621250 (as amended from time to time, collectively, the “Declaration”), and the Condominium Map recorded September 20, 2000 at Reception No. 533318 and at File No. 12907, supplemented by a First Supplement to Condominium Map and Plat recorded on December 20, 2001 at Reception No. 556606 and at File No. 13075 and by Second Supplement recorded July 1, 2005 at Reception No. 621249 and at File No. 13510 (as supplemented from time to time, the “Map”), County of Routt, State of Colorado

PARCEL V

Units No. A-1, A-3, A-4, A-5, A-6 and A-7, Building A and

Unit No. B-1, Building B and

Units No. C-1, C-3 and C-4, Building C and

Unit No. E-2, Building E and

Units No. F-1, F-2, F-3, F-4 and F-5, Building F,

GONDOLA SQUARE CONDOMINIUMS, according to the Plat recorded July 23, 1999 at Reception No. 513746 in Book 760 at Page 973, and as filed at File No. 12770, and the Condominium Declaration for Gondola Square Condominiums recorded at Reception No. 513747 in Book 760 at Page 974, subject to the terms, provisions and obligations of said Condominium.

EXCEPTING THEREFROM, all encroachments lying outside the real property described on Sheet 1 of 11, and shown on Sheet 2 of 11, according to the above Plat.

County of Routt, State of Colorado

PARCEL VI

All of Lot 3, Block 3, Steamboat Village Commercial Center, Replat D, as recorded in File No. 11283 of the records of Routt County, Colorado.

County of Routt, State of Colorado

PARCEL VIII

Lot 1, MOUNTAIN PARK SUBDIVISION as recorded in File No. 10701 of the records of Routt County, Colorado.

County of Routt, State of Colorado

PARCEL IX

Lot 2, MOUNTAIN PARK SUBDIVISION, as recorded in File No. 10701 of the records of Routt County, Colorado.

County of Routt, State of Colorado

TOGETHER WITH

PARCEL IX-A

A non-exclusive easement for the purpose of motor vehicle and pedestrian ingress and egress described as follows:

A strip of land 25.00 feet in width located in Lot 1, Mountain Park Subdivision, extending from the South line of said Lot 1, Northerly, to the Northerly line of said Lot 1, said strip of land being 12.50 feet on each side of the following described centerline:

COMMENCING at the Southeast corner of said Lot 1, thence N 88deg42’00” W, 488.58 feet along the South line of said Lot 1 to the TRUE POINT OF BEGINNING;

thence N 01deg18’00” E, 43.00 feet to a point of curve to the right;

thence Northeasterly, 248.59 feet along the arc of said curve to the Northerly line of Lot 1 and the Point of Termination, said arc having a radius of 240.00 feet, a central angle of 59deg20’51” and being subtended by a chord that bears N 30deg58’26” E, 237.63 feet.

County of Routt, State of Colorado

PARCEL X

Lot 2, THE KNOLL, according to the Plat thereof recorded September 3, 1998 at Reception No. 498312 in Book 750 at Page 224 and filed at File No. 12587, County of Routt, State of Colorado.

County of Routt, State of Colorado

PARCEL XI

A tract of land located in the SE1/4SE1/4 of Section 21 and in the SW1/4SW1/4 of Section 22, Township 6 North, Range 84 West of the 6th P.M., described as follows:

Commencing at the Southwest Corner of said Section 22, thence N 01deg51’35” E, 487.15 feet along the West line of the SW1/4SW1/4 of said Section 22;

thence N 54deg22’00” W, 93.98 feet to the TRUE POINT OF BEGINNING;

thence S 54deg22’00” E, 191.33 feet;

thence Northeasterly, 64.26 feet along the arc of a curve concave to the Southeast to the Northwest Corner of Parcel C as described in Deed of Dedication recorded in Book 533 at Page 336, said arc having a radius of 120.00 feet, a central angle of 30deg40’59” and being subtended by a chord that bears N 64deg17’05” E, 63.50 feet;

thence S 02deg04’10” E, 113.38 feet along the Westerly line of said Parcel C to a point of curve to the right;

thence Southwesterly, 30.54 feet along the Northwesterly line of said Parcel C and along the arc of said curve to a point tangent, said arc having a radius of 50.00 feet, a central angle of 35deg00’00” and being subtended by a chord that bears S 15deg25’50” W, 30.07 feet;

thence S 32deg55’50” W, 54.49 feet along the Northwesterly line of said Parcel C to a point of curve to the right;

thence Southwesterly, 102.10 feet along the Northwesterly line of said Parcel C and along the arc of said curve to a point tangent, said arc having a radius of 195.00 feet, a central angle of 30deg00’00” and being subtended by a chord that bears S 47deg55’50” W, 100.94 feet;

thence S 62deg55’50” W, 36.26 feet along the Northwesterly line of said Parcel C to its intersection with the Northeasterly line of Parcel A as described in said Book 533 at Page 336;

thence Northwesterly, 307.00 feet along the Northeasterly line of said Parcel A and along the arc of a curve concave to the Southwest, to its intersection with relocated Burgess Creek Road as described in Quit Claim Deed recorded in Book 533 at Page 345, said arc having a radius of 320.00 feet, a central angle of 54deg58’05” and being subtended by a chord that bears N 35deg24’25” W, 295.36 feet;

thence N 21deg43’58” E, 119.93 feet along the Easterly line of relocated Burgess Creek Road as described in said Book 533 at Page 345 and as described in Quit Claim Deed recorded in Book 533 at Page 341, to a point from which the true point of beginning bears N 85deg53’00” E;

thence N 85deg53’00” E, 54.89 feet to the TRUE POINT OF BEGINNING.

County of Routt, State of Colorado

PARCEL XII

Parcel G, SKI HILL SUBDIVISION, as recorded in File No. 8823 of the records of Routt County, Colorado.

County of Routt, State of Colorado

PARCEL XII-A

A tract of land located in the SW1/4SW1/4 of Section 22 and the NW1/4NW1/4 of Section 27, Township 6 North, Range 84 West of the 6th P.M., County of Routt, State of Colorado, described as follows:

COMMENCING at the Northwest corner of said Section 27, from which the W1/4 corner of said Section 27 bears S 01deg47’53” W;

thence N 06deg33’45” E, 120.17 feet to the Northwest corner of Parcel G in Ski Hill Subdivision as recorded in File No. 8823 of the records of Routt County, Colorado;

thence N 62deg55’50” E, 64.30 feet along the Northerly line of said Parcel G to a point of curve to the left;

thence Northeasterly, 41.72 feet along the arc of said curve and along the Northerly line of said Parcel G to the most Northerly corner thereof, said arc having a radius of 255.00 feet, a central angle of 9deg22’25” and being subtended by a chord that bears N 58deg14’37” E, 41.67 feet;

thence S 42deg04’10” E, 55.79 feet along the Northerly line of said Parcel G to a point of curve to the left;

thence Southeasterly, 26.05 feet along the arc of said curve and along the Northerly line of said Parcel G to the Northeast corner thereof, a point on the centerline of Village Drive as described in Vacation Ordinance No. 683, recorded in Book 508 at Page 426 of the records of Routt County, Colorado, and the TRUE POINT OF BEGINNING, said arc having a radius of 100.00 feet, a central angle of 14deg55’33” and being subtended by a chord that bears S 49deg31’57” E, 25.98 feet;

thence N 02deg55’50” E, 26.37 feet along the centerline of said vacated Village Drive to a point on a line that bears N 87deg04’10” W, (at right angles from the centerline of said vacated Village Drive) from the Northwest corner of that tract of land conveyed to the Sheraton Steamboat Corporation as described in Exhibit A to Warranty Deed recorded in Book 488 at Page 551 of the records of Routt County, Colorado;

thence S 87deg04’10” E, 15.00 feet;

thence S 02deg55’50” W, 275.88 feet;

thence N 88deg47’00” W, 7.12 feet;

thence S 01degl3’00” W, 44.73 feet;

thence S 57deg50’00” E, 6.62 feet;

thence S 02deg55’50” W, 53.29 feet to the Easterly line of said Parcel G;

thence N 87deg04’10” W, 15.00 feet along the Easterly line of said Parcel G to the centerline of said vacated Village Drive;

thence N 02deg55’50” E, 350.96 feet along the centerline of said vacated Village Drive and along the Easterly line of said Parcel G to the TRUE POINT OF BEGINNING.

County of Routt, State of Colorado

PARCEL XIV

Parcel D, SKI HILL SUBDIVISION, as recorded in File No. 8823 of the records of Routt County, Colorado.

EXCEPT the following described tract of land:

That part of Parcel D, Ski Hill Subdivision, as recorded in File No. 8823 records of Routt County, Colorado, described as follows:

BEGINNING at the most Easterly corner of Parcel F in said Ski Hill Subdivision,

thence S 30deg30’31” W, 17.33 feet along a Northwesterly line of said Parcel D;

thence N 59deg33’23” W, 1.18 feet along a Northeasterly line of said Parcel D;

thence S 33deg27’59” W, 11.80 feet along a Northwesterly line of said Parcel D;

thence N 59deg33’23” W, 16.06 feet along a Northeasterly line of said Parcel D;

thence S 30deg03’56” W, 62.08 feet along a Northwesterly line of said Parcel D;

thence S 59deg36’57” E, 16.63 feet along a Southwesterly line of said Parcel D;

thence S 63deg12’32” E, 25.98 feet along the Southwesterly line of said Parcel D;

thence continuing S 63deg12’32” E, 32.06 feet;

thence N 30deg15’38” E, 112.08 feet to a Northerly line of said Parcel D;

thence N 89deg00’36” W, 50.33 feet along a Northerly line of said Parcel D;

thence N 59deg49’05” W, 12.90 feet along a Northeasterly line of said Parcel D to the POINT OF BEGINNING,

TOGETHER WITH a 30.00 foot wide access easement for ingress and egress through Parcel E, Ski Hill Subdivision,

A strip of land 30.00 feet in width located in Parcel E, Ski Hill Subdivision, said strip of land extending from the Southeasterly line of said Parcel E, Northeasterly to the Northeasterly line of said Parcel E, said strip of land being 15.00 feet on each side of the following described centerline:

COMMENCING at Corner N. 49 located on the Southeasterly line of said Parcel E;

thence N 64deg14’55” E, 71.54 feet along the Southeasterly line of said Parcel E to the TRUE POINT OF BEGINNING;

thence Northeasterly, 39.03 feet along the arc of a curve concave to the Southeast to a point tangent, said arc having a radius of 42.50 feet, a central angle of 52deg37’05”, and being subtended by a chord that bears N 24deg39’19” E, 37.67 feet;

thence N 50deg57’52” E, 379.14 feet to a point of curve to the left;

thence Northeasterly, 111.98 feet along the arc of said curve to a point on the Northeasterly line of said Parcel E and the Point of Termination, from which the most Easterly corner of said Parcel E bears S 73deg19’44” E, 126.23 feet, said arc having a radius of 285.00 feet, a central angle of 22deg30’42” and being subtended by a chord that bears N 39deg42’31” E, 111.26 feet.

As described in the Declaration of Easement recorded May 9, 1983 in Book 583 at Page 238.

County of Routt, State of Colorado

PARCEL XV

A tract of land located in the SE1/4SW1/4 and in the SE1/4 of Section 22 and in the NE1/4NW1/4 and the NE1/4 of Section 27, all in Township 6 North, Range 84 West of the 6th P.M., County of Routt, State of Colorado, described as follows:

COMMENCING at the NW corner of said Section 27, from which the W1/4 corner of said Section 27 bears S 01deg47’53” W;

thence N 88deg28’53” E, 2307.37 feet to the most Northerly corner of Lot 13, Block 2, Ski Trail Subdivision, Filing No. 3 as recorded in File No. 6718 of the records of Routt County, Colorado and the TRUE POINT OF BEGINNING;

thence S 22deg18’27” E, 54.63 feet along the Easterly line of said Lot 13 to the Northerly right of way line of Ski Trail Lane in said Ski Trail Subdivision, Filing No. 3;

thence Easterly, 76.50 feet along the Northerly right of way line of said Ski Trail Lane and along the arc of a curve concave to the South to the most Westerly Corner of Lot 1, Block 3 in said Ski Trail Subdivision, Filing No. 3, said arc having a radius of 85.00 feet, a central angle of 51deg34’05” and being subtended by a chord that bears S 86deg31’25” E, 73.95 feet;

thence N 29deg15’38” E, 64.34 feet along the Westerly line of said Lot 1 to the Northwest corner thereof;

thence S 87deg14’26” E, 158.26 feet along the North line of said Lot 1 to the Northeast corner thereof, said point being the Northwest corner of Tract A as described in Deed recorded in Book 393 at Page 509 and re-recorded in Book 395 at Page 376, both of the records of Routt County, Colorado;

thence N 56deg02’06” E, 130.94 feet along the Northerly line of said Tract A to the most Northerly corner thereof;

thence S 11deg26’21” E, 251.77 feet along the Easterly line of said Tract A to the Southeast corner thereof, said point being the Northeast corner of Lot 3 in said Block 3;

thence S 08deg49’35” E, 165.75 feet along the Easterly line of said Lot 3 to the most Easterly corner thereof;

thence S 62deg15’17” E, 213.41 feet along the Northeasterly line of Lot 4 in said Block 3 to the most Easterly corner thereof;

thence Southerly, 422.71 feet along the arc of a curve concave to the West to a point tangent, said arc having a radius of 288.09 feet, a central angle of 84deg04’06” and being subtended by a chord that bears S 05deg20’40” E, 385.79 feet;

thence S 36deg41’23” W, 356.46 feet to the most Easterly corner of Lot 5 in said Block 3;

thence S 30deg41’42” W, 280.13 feet along the Easterly line of Lot 5 and Lot 6 in said Block 3 to the Northeast corner of Lot 7 in said Block 3; thence S 13deg35’27” W, 220.06 feet along the Easterly line of said Lot 7 to the Southeast corner thereof;

thence S 01deg44’07” W, 12.05 feet along the East line of Lot 8 in said Block 3 to the South line of the Northerly 20 acres of the S1/2NE1/4 of said Section 27;

thence N 87deg11’56” E, 2673.73 feet along the South line of the Northerly 20 acres of the S1/2NE1/4 of said Section 27 to the Southeast corner thereof;

thence N 01deg42’54” E, 1673.74 feet along the East line of the NE1/4 of said Section 27 to the Northeast corner thereof;

thence N 01deg24’37” E, 1835.35 feet along the East line of the SE1/4 of said Section 22 to the Northeast corner of that tract of land conveyed to Steamboat Land Company as described in Quit Claim Deed recorded in Book 320 at Page 454 of the records of Routt County, Colorado;

The following courses and distances are along the Northerly line of that tract of land as described in said Book 320 at Page 454;

thence S 86deg47’35” W, 164.67 feet, to an angle point on the North line of that tract of land as described in said Book 320 at Page 454; thence S 72deg19’35” W, 207.00 feet;

thence S 66deg52’35” W, 171.50 feet;

thence S 38deg46’35” W, 117.80 feet;

thence S 58deg58’35” W, 157.70 feet;

thence S 82deg58’35” W, 171.00 feet;

thence N 76deg08’35” W, 146.20 feet;

thence S 77deg46’35” W, 290.90 feet;

thence S 52deg48’35” W, 95.30 feet;

thence S 65deg47’35” W, 238.00 feet;

thence S 56deg50’35” W, 232.00 feet;

thence S 73deg58’35” W, 153.60 feet;

thence S 51deg42’351’ W, 241.60 feet;

thence S 48deg24’35” W, 252.60 feet;

thence S 15deg58’35” W, 115.70 feet;

thence S 56deg08’35” W, 280.00 feet;

thence S 45deg13’35” W, 161.60 feet;

thence S 73deg41’35” W, 149.90 feet to the Northeast corner of Parcel A in Ski Hill Subdivision as recorded in File No. 8823 of the records of Routt County, Colorado;

thence leaving the Northerly line of that tract of land as described in Book 320 at Page 454, S 16deg41’48” W, 661.28 feet along the Easterly line of said Parcel A and along the Easterly line of Parcel D in said Ski Hill Subdivision to the TRUE POINT OF BEGINNING.

County of Routt, State of Colorado

PARCEL XVI

The SE1/4NE1/4 of Section 27, Township 6 North, Range 84 West of the 6th P.M., EXCEPT the Northerly

ten acres thereof.

TOGETHER WITH:

An easement for the purpose of a public street or road, but for no other purpose whatsoever, over and across a tract of land in the SW1/4NE1/4 of Section 27, Township 6 North, Range 84 West of the 6th P.M., bounded by a line described as follows:

BEGINNING at a point on the Westerly right of way of Val du Desier Drive of Ski Ranches, Filing No. 4 from which the SW corner of SW1/4NE1/4 bears S 70deg21’54” W, 632.47 feet,

thence N 37deg16’05” W, 983.74 feet to the West boundary line of said SW1/4NE1/4;

thence N 85deg45’12” E, 1326.40 feet to the East boundary line of said SW1/4NE1/4;

thence South 1000.00 feet along said East boundary line;

thence N 75deg52’12” W, 458.76 feet to the NE corner of Ski Ranches, Filing No. 4;

thence S 70deg27’52” W, 193.12 feet along said subdivision boundary to the arc of a curve, on the easterly right of way of said Val du Desier Drive, whose radius point bears S 73deg27’30” W, 368.34 feet;

thence Northwesterly along said subdivision boundary on a curve to the left, whose radius is 368.34 feet and central angle is 17deg45’59” a distance of 114.22 feet (the chord of this arc bears N 25deg25’30” W, 113.76 feet);

thence S 58deg40’00” W, 60.10 feet along said subdivision boundary to the POINT OF BEGINNING.

County of Routt, State of Colorado

PARCEL XVII

Beneficial interest created pursuant to that certain USDA - Forest Service Ski Area Term Special Use Permit recorded                            at Reception No.                            described as follows:

A tract of land located in Township 5 North, Range 83 West; Township 5 North, Range 84 West; Township 6 North, Range 83 West; and Township 6 North, Range 84 West, all of the 6th P.M., described as follows:

COMMENCING at the Northwest corner of Section 27, Township 6 North, Range 84 West of the 6th P.M., from which the Wl/4 corner of said Section 27 bears S 01deg47’53” W;

thence N 61deg57’38” E, 6089.67 feet to the W1/4 corner of Section 23, Township 6 North, Range 84 West of the 6th P.M., and the TRUE POINT OF BEGINNING;

thence N 89deg59’ E, 1014.00 feet;

thence N 60deg45’ E, 277.00 feet;

thence N 44deg20’ E, 550,00 feet;

thence N 49deg57’ E, 159.00 feet;

thence N 66deg00’ E, 1290.00 feet;

thence N 38deg41’24” E, 331.44 feet;

thence N 24deg46’28” E, 1031.96 feet;

thence Northeasterly, 1973.55 feet along the arc of a curve concave to the Southeast to a point of compound curve, said arc having a radius of 3800.00 feet, a central angle of 29deg45’25” and being subtended by a chord that bears N 69deg07’18” E, 1951.45 feet;

thence Easterly, 1393.30 feet along the arc of said compound curve to a point of reverse curve, said arc having a radius of 3100.00 feet a central angle of 25deg45’06” and being subtended by a chord that bears S 83deg07’27” E, 1381.60 feet;

thence Southeasterly, 1085.30 feet along the arc of said reverse curve to a second point of reverse curve, said arc having a radius of 7150.00 feet, a central angle of 08deg41’49” and being subtended by a chord that bears S 74deg35’49 E, 1084.26 feet;

thence Southeasterly, 622.60 feet along the arc of said second reverse curve, said arc having a radius of 2600.00 feet, a central angle of 14deg36’06” and being subtended by a chord that bears S 71deg38’40” E, 660.81 feet;

thence S 43deg43’ E, 1205.00 feet;

thence S 55deg56’ E, 2630.00 feet;

thence S 35deg36’ E, 1365.00 feet to a point of curve to the right;

thence Southeasterly, 1094.33 feet along the arc of said curve, said arc having a radius of 4000.00 feet, a central angle of 15deg40’30” and being subtended by a chord that bears S 27deg45’45” E, 1090.92 feet;

thence Southeasterly, 78.88 feet along the arc of a curve concave to the Northeast, said arc having a radius of 710.00 feet, a central angle of 06deg16’38” and being subtended by a chord that bears S 75deg16’25” E, 78.84 feet;

thence S 65deg04’29” E, 1558.99 feet;

thence Southwesterly, 1666.96 feet along the arc of a curve concave to the Southeast, said arc having a radius of 7540.00 feet, a central angle of 12deg40’01” and being subtended by a chord that bears S 13deg29’32” W, 1663.57 feet;

thence S 00deg39’36” E, 3042.39 feet;

thence S 21deg07’ W, 3426.85 feet;

thence S 05deg14’ W, 237.64 feet;

thence S 16deg08’ W, 179.00 feet;

thence S 36deg34’ W, 316.00 feet;

thence S 38deg55” W, 1431.00 feet;

thence S 43deg22’ W, 897.00 feet;

thence S 47deg53’ W, 892.00 feet;

thence N 48deg57’ W, 1082.00 feet;

thence N 65deg35’ W, 462.00 feet;

thence N 74deg21’ W, 347.00 feet;

thence N 62deg14’ W, 631.00 feet;

thence N 54deg58’ W, 102.31 feet;

thence N 76deg27’ W, 2825.00 feet;

thence N 10deg18’ W, 3487.67 feet;

thence N 32deg08’ W, 620.24 feet;

thence N 27deg15’ W, 441.00 feet;

thence N 20deg44’ W, 616.00 feet;

thence N 10deg26’ W, 816.00 feet;

thence N 15deg35’ W, 217.69 feet;

thence N 84deg53’ W, 444.72 feet;

thence N 74deg48’ W, 350.00 feet;

thence N 77deg28’ W, 1055.00 feet;

thence N 68deg25’ W, 380.00 feet;

thence N 86deg12’ W, 485.00 feet;

thence S 81deg32’ W, 1035.00 feet;

thence S 70deg51’ W, 172.08 feet to the West line of the SW1/4 of said Section 26, Township 6 North, Range 84 West of the 6th P.M.;

thence N 01deg45’ E, 52.17 feet along the West line of the SW1/4 of said Section 26 to the Wl/4 corner of said Section 26;

thence N 01deg43’ E, 2694.12 feet along the West line of the NW1/4 of said Section 26 to the Northwest corner thereof;

thence N 01deg24’ E, 2578.62 feet along the West line of the SW1/4 of said Section 232 to the TRUE POINT OF BEGINNING.

County of Routt, State of Colorado

PARCEL XVIII

A tract of land located in the SW1/4NE1/4 of Section 28, Township 6 North, Range 84 West of the 6th P.M., County of Routt, State of Colorado, described as follows:

COMMENCING at the NE corner of said Section 28, from which the E1/4 corner of said Section 28 bears S 01deg47’53” W;

thence S 88deg04’22” W, 2667.48 feet along the North line of the NE1/4 of said Section 28 to the N1/4 corner of said Section 28;

thence S 01deg17’33” W, 1963.29 feet along the West line of the NE1/4 of Section 28 to the NW corner of the S1/2SW1/4NE1/4 of said Section 28;
thence N 88deg29’15” E, 189.69 feet along the North line of the S1/2SW1/4NE1/4 of said Section 28 to the West line of that tract of land conveyed to Yampa Valley Electric Association, Inc. as described in Exhibit A in Special Warranty Deed recorded in Book 554 at Page 570 of the records of Routt County, Colorado, and the TRUE POINT OF BEGINNING;

thence N 01deg30’45” W, 64.76 feet along the West line of that tract of land as described in said Book 554 at Page 570 to the South line of that tract of land conveyed to the City of Steamboat Springs as described in Exhibit A in Deed recorded in Book 597 at Page 845 of the records of Routt County, Colorado;

thence N 88deg42’27” W, 92.91 feet along the South line of that tract of land as described in said Book 597 at Page 845 to the Easterly right of way line of said U.S. Highway No. 40;

thence Southerly 139.03 feet along the Easterly right of way line of said U.S. Highway No. 40 and along the arc of a curve concave to the West to the Northerly line of that tract of land conveyed to the City of Steamboat Springs as described in Exhibit A in Deed recorded in Book 593 at Page 1154 of the records of Routt County, Colorado, said arc having a radius of 1607.40 feet, a central angle of 4deg57’21” and being subtended by a chord that bears S 08deg55’09” E, 138.99 feet;

thence S 89deg10’57” E, 74.95 feet along the Northerly line of that tract of land as described in said Book 593 at Page 1154;

thence N 01deg30’45” W, 69.57 feet along the Northerly line of that tract of land as described in said Book 593 at Page 1154 to the Southwest corner of that tract of land as described in said Book 554 at Page 570;

thence N 01deg30’45” W, 2.00 feet along the West line of that tract of land as described in said Book 554 at Page 570 to the TRUE POINT OF BEGINNING.

County of Routt, State of Colorado

PARCEL XX

A water line and related facilities and utility easement for snow making located in the NE1/4 of Section 28 and in the NW1/4NW1/4 of Section 27, Township 6 North, Range 84 West of the 6th P.M., described as follows:

A tract of land located in the SW1/4NE1/4 of Section 28, Township 6 North, Range 84 West of the 6th P.M., described as follows:

COMMENCING at the NE corner of said Section 28, from which the E1/4 corner of said Section 28 bears S 01deg47’53” W;

thence S 88deg04’22” W, 2667.48 feet along the North line of the NE1/4 of said Section 28 to the N1/4 corner of said Section 28;

thence S 01deg17’33” W, 1963.29 feet along the West line of the NE1/4 of said Section 28 to the NW corner of the S1/2SW1/4NE1/4 of said Section 28;

thence N 88deg29’15” E, 116.74 feet along the North line of the S1/2SW1/4NE1/4 of said Section 28 to a point hereafter referred to as Point A;

thence continuing N 88deg29’15” E, 467.82 feet along the North line of the S1/2SW1/4NE1/4 of said Section 28;

thence N 03deg34’30” W, 12.79 feet to the TRUE POINT OF BEGINNING;

thence continuing N 03deg34’30” W, 20.00 feet;

thence S 86deg25’30” W, 12.52 feet;

thence S 69deg06’00” W, 59.55 feet to the East line of that tract of land as described in Deed recorded in Book 407 at Page 711 and re-recorded in Book 514 at Page 193, both of the records of Routt County, Colorado;

thence S 01deg30’45” E, 12.52 feet along the East line of that tract of land as described in Book 407 at Page 711 and re-recorded in Book 514 at Page 193 and along the East line of that tract of land as described in Special Warranty Deed recorded in Book 554 at Page 570 of the records of Routt County, Colorado, to the SE corner thereof;

thence S 21deg07’00” W, 16.99 feet;

thence S 69deg27’00” W, 61.16 feet;

thence S 77deg18’00” W, 70.28 feet;

thence N 77deg32’00” W, 189.85 feet;

thence N 67deg02’00” W, 8.21 feet to the SW corner of that tract of land as described in said Book 554 at Page 570;

thence N 01deg30’45” W, 30.54 feet along the West line of that tract of land as described in said Book 554 at Page 570;

thence N 84deg10’00” W, 59.11 feet;

thence S 05deg50’00” W, 13.46 feet;

thence N 82deg24’00” W, 14.99 feet;

thence S 45deg59’00” W, 12.70 feet to the Easterly right of way line of U. S. Highway No. 40;

thence Southerly, 24.40 feet along the Easterly right of way line of said U.S. Highway No. 40 and along the arc of a curve concave to the West, said arc having a radius of 1607.40 feet, a central angle of 0deg52’12” and being subtended by a chord that bears S 09deg03’28” E, 24.40 feet;

thence N 45deg59’00” E, 11.33 feet to said Point A;

thence N 72deg24’00” E, 10.46 feet;

thence S 05deg50’00” W, 17.49 feet;

thence S S4deg10’00” E, 54.73 feet;

thence S 77deg32’00” E, 208.23 feet;

thence N 77deg18’00” E, 76.12 feet;

thence N 69deg27’00” E, 67.64 feet;

thence N 40deg47’00” E, 29.60 feet to the East line of that tract of land as described in Warranty Deed recorded in Book 302 at Page 454 of the records of Routt County, Colorado;

thence N 01deg17’33” E, 13.04 feet along the East line of that tract of land a described in said Book 302 at Page 454 to the North line of the S1/2SW1/4NE1/4 of said Section 28;

thence N 88deg29’15” E, 15.29 feet along the North line of the S1/2SW1/4NE1/4 of said Section 28;

thence N 58deg02’00” E, 24.69 feet;

thence N 86deg25’30” E, 7.47 feet to the TRUE POINT OF BEGINNING.

ALSO

A triangular tract of land located in the SW1/4NE1/4 of Section 28, Township 6 North, Range 84 West of the 6th P.M., described as follows:

COMMENCING at the NE corner of said Section 28, from which the E1/4 corner of said Section 28 bears S 01deg47’53” W;

thence S 88deg04’22” W, 2667.48 feet along the North line of the NE1/4 of said Section 28 to the N1/4 corner of said Section 28;

thence S 01deg17’33” W, 2027.09 feet along the West line of the NE1/4 of said Section 28;

thence S 89deg10’57” E, 34.48 feet to the Southerly right of way line of U.S. Highway No. 40 and the TRUE POINT OF BEGINNING;

thence continuing S 89deg10’57” E, 26.88 feet along a Southerly right of way line of said U.S. Highway No. 40;

thence S 32deg57’00” W, 45.36 feet to the Easterly right of way line of said U.S. Highway No. 40;

thence Northerly, 38.51 feet along the Easterly right of way line of said U.S. Highway No. 40 and along the arc of a curve concave to the West to the TRUE POINT OF BEGINNING, said arc having a radius of 1323.30 feet, a central angle of 01deg40’03” and being subtended by a chord that bears N 03deg16’54” W, 38.51 feet.

ALSO

A strip of land 20.00 feet in width located in the NE1/4 of Section 28 and in the NW1/4NW1/4 of Section 27, Township 6 North, Range 84 West of the 6th P.M., extending from a line that bears N 03deg34’30” W, and S 03deg34’30” E, Northeasterly to the Northerly line of Parcel E in Ski Hill Subdivision as recorded in File No. 8823 of the records of Routt County, Colorado, said strip of land being 10.00 feet on each side of the following described centerline;

COMMENCING at the NE corner of said Section 28; from which the E1/4 corner of said Section 28 bears S 01deg47’53” W;

thence S 88deg04’22” W, 2667.48 feet along the north line of the NE1/4 of said Section 28 to the N1/4 corner of said Section 28;

thence S 01deg17’33” W, 1963.29 feet along the West line of the NE1/4 of said Section 28 to the NW corner of the S1/2SW1/4 of said Section 28;

thence N 88deg29’15” E, 584.56 feet along the North line of the S1/2SW1/4NE1/4 of said Section 28;

thence N 03deg34’30” W, 22.79 feet to the TRUE POINT OF BEGINNING;

thence N 86deg25’30” E, 506.30 feet;

thence N 87deg29’00” E, 200.00 feet;

thence N 01deg04’00” E, 380.30 feet;

thence N 02deg33’00” E, 254.90 feet;

thence N 88deg09’00” E, 107.70 feet;

thence N 84deg21’00” E, 252.00 feet;

thence N 89deg02’00” E, 245.00 feet;

thence S 88deg00’00” E, 303.60 feet;

thence N 84deg20’00” E, 372.10 feet;

thence N 59deg21’00” E, 156.30 feet;

thence N 59deg01’00” E, 55.00 feet;

thence N 65deg04’00” E, 136.50 feet;

thence N 23deg54’00” E, 157.83 feet to the Southeasterly line of said Parcel E from which corner No. 48 of said Parcel E bears N 64deg14’55” E, 42.35 feet;

thence continuing N 23deg54’00” E, 38.53 feet;

thence N 51deg50’00” E, 323.87 feet;

thence Northeasterly, 192.98 feet along the arc of a curve concave to the NW to the Northerly line of said Parcel E and the POINT OF TERMINATION, from which the most Easterly corner of said Parcel E bears S 73deg19’44” E, 138.64 feet, said arc having a radius of 966.00 feet, a central angle of 11deg26’46” and being subtended by a chord that bears N 42deg34’51” E, 192.66 feet.

As described in the Declaration of Easement recorded May 9, 1983 in Book 583 at Page 242.

County of Routt, State of Colorado

PARCEL XXI

A permanent easement for the operation and conduct of a ski business for profit, together with all rights and privileges which are necessary or incidental thereto, in and to, over, under and across that real property described as “Steamboat Ski Corporation Ski Easement”, in Parcel C, Ski Hill Subdivision, as recorded in File No. 8823 of the records of Routt County, Colorado, as reserved in Exhibit A, Item 4.d. in instrument recorded March 15, 1982 in Book 560 at Page 396, and as modified by Agreement recorded May 19, 1986 in Book 616 at page 672, said easement being described more particularly as follows:

All that portion of Parcel C, Ski Hill Subdivision as recorded in File No. 8823 of the records of Routt County, Colorado, lying Southerly of the following described line:

COMMENCING at the most Westerly corner of said Parcel C, thence N 21deg51’35” E, 132.00 feet along the Westerly line of said Parcel C to the TRUE POINT OF BEGINNING;

thence S 89deg55’00” E, 601.56 feet to a point on the Easterly line of said Parcel C and the POINT OF TERMINATION, from which the most Easterly corner of said Parcel C bears N 06deg20’13” E, 20.81 feet.

County of Routt, State of Colorado

PARCEL XXII

Tract C-1:

The “Gondola Easement” 50.00 feet in width as shown and delineated on the Plat of Ski Trail Subdivision, Filing No. 3, recorded February 6, 1968, under File No. 6718.

Tract C-2:

A Gondola Easement described as follows:

A strip of land 50.00 feet in width located in the NW1/4NE1/4 of Section 27, Township 6 North, Range 84 West of the 6th P.M., extending from a line that bears S 36deg41’23” W and N 36deg41’23” E, Westerly to the Southeasterly right of way line of Ski Trail Lane in Ski Trail Subdivision, Filing No. 3, as recorded in File No. 6718 of the records of Routt County, Colorado, said strip of land being 25.00 feet on each side of the following described centerline:

COMMENCING at the most Northerly corner of Lot 4, Block 3 in said Ski Trail Subdivision, Filing No. 3;

thence S 62deg15’17” E, 213.41 feet along the Northeasterly line of said Lot 4 to the most Easterly corner thereof;

thence Southerly 422.71 feet along the arc of a curve concave to the West to a point tangent, said arc having a radius of 288.09 feet, a central angle of 84deg04’06” and being subtended by a chord that bears S 15deg20’40” E, 385.79 feet;

thence S 36deg41’23” W, 165.71 feet to the TRUE POINT OF BEGINNING;

thence N 80deg00’54” W, 271.26 feet to the Southeasterly right of way line of said Ski Trail Lane and the POINT OF TERMINATION.

Tract C-3:

The “Gondola, Ski and Utility Easement” as shown and delineated on the Plat of Ski Trail Subdivision, Filing No. 4, filed December 22, 1986 at File No. 10116.

Tract D”

An easement for Ski Lift Aerial Tramway granted in Book 495 at Page 173,

and

An easement for Ski Lift Aerial Tramway reserved in Deed recorded in Book 393 at page 509, and re-recorded in Book 395 at Page 376 and as amended by Agreement recorded September 24, 1999 at Reception No. 517127 in Book 762 at Page 1067.

and

An easement in Lot 1, Block 3, Ski Trail Subdivision, Filing No. 3 as contained in instrument recorded in Book 393 at Page 637.

Tract E-1:

The Gondola Easement described as follows:

All that portion of Lot 9, Block 1, Ski Trail Subdivision, Filing No. 3, being 28.7 feet wide on each side of the following described centerline:

BEGINNING at a point on the Westerly boundary line of Lot 15 of said Block 1 from which the SW corner of said Lot 15 bears S 33deg19’48” W, 0.73 feet.

Said point being at the intersection of the Gondola centerline (being a line through the center of the existing Gondola support towers) with the West boundary line of said Lot 15;

thence N 79deg13’59” W, 142.97 feet along said Gondola centerline to its point of intersection with the West boundary line of said Lot 9.

Bearings are based upon the monumented line running from the point of intersection of the South and North Gondola easement lines with the East boundary line of Lot 15.

Said line being N 42deg28’41” E and said easement boundary lines being as shown on the Ski Trail, Filing No. 3 Subdivision map.

Tract E-2:

The Gondola Easement described as follows:

All that portion of Lot 15, Block 1, Ski Trail Subdivision, Filing No. 3, being 28.7 feet wide on each side of the following described centerline:

BEGINNING at a point on the Westerly boundary line of said Lot 15 from which the SW corner of said Lot 15 bears S 33deg19’48” W, 0.73 feet. Said point being at the intersection of the Gondola centerline (being a line through the center of the existing Gondola support towers) with the West boundary line of said Lot 15;

thence S 79deg13’59” E, 132.85 feet along said Gondola centerline to its point of intersection with the East boundary line of said Lot 15.

Bearings are based upon the monumented line running from the point of intersection of the South and North Gondola easement lines with the East boundary line of Lot 15.

Said line being N 42deg28’41” E and said easement boundary lines being as shown on the Ski Trail, Filing No. 3 Subdivision map.

Tract F:

An easement for aerial tramway, lift and gondola facilities and towers described as follows:

All that portion of Lot 9, Block 1, Ski Trail Subdivision Filing No. 3 (“Lot 9”) being 45 feet wide on each side of the following described center line:

Beginning at a point of the northwesterly boundary line of Said Lot 9 from which the northernmost corner of said Lot 9 bears N 42°53’27” E 121.02 feet;

Thence S 79°11’30” E 142.92 feet along the center line of the existing Gondola to the point of Termination on the southeasterly line of said Lot 9 from which the easternrnost corner of said Lot 9 bears N 33°19’48” E 44.52 feet;

Bearings are based upon those shown on the recorded plat of Ski Trails Subdivision Filing No. 3.

County of Routt, State of Colorado

PARCEL XXIII

The pedestrian access easement as set forth and contained in that certain Agreement as evidenced by Memorandum of Agreement recorded March 1, 1982 in Book 559 at Page 94 across and through the following described real estate and the improvements situate there upon:

A tract of land located in the SW1/4 of Section 22, and the NW1/4 of Section 27, Township 6 North, Range 84 West of the 6th P.M., described more completely as follows:

BEGINNING at Corner 1, which is S 50deg03’43” E, 375.04 feet from the Northwest corner of Section 27, then along the fourteen following courses:

1.   S 59deg49’05” E, 126.59 feet to Corner 2;

2.   S 89deg00’36” E, 119.02 feet to Corner 3;

3.   N 45deg59’24” E, 35.21 feet to Corner 4;

4.   N 01deg06’14” E, 38.37 feet to Corner 5;

5.   S 88deg53’46’ E, 70.08 feet to Corner 6;

6.   N 01deg06’14” E, 16.04 feet to Corner 7;

7.   N 89deg02’46” W, 15.55 feet to Corner 8;

8.   N 00deg57’14” E, 50.07 feet to Corner 9;

9.   N 89deg02’46” W, 10.00 feet to Corner 10;

10. N 50deg10’44” W, 95.93 feet to Corner 11;

11. N 01deg08’28” E, 93.20 feet to Corner 12, which is on the Easterly extension of the south line of the Mt. Werner Lodge property;

12. N 88deg07’30” W, 304.09 feet along the extension, and along the South line of the Mt. Werner Lodge Property to Corner 13, which is on the East right of way line of Village Circle;

13. S 02deg55’50 W, 377.33 feet along the East right of way line of Village Circle to Corner 14;

14. East 92.00 feet to Corner 1.

Corners 1 through 14, inclusive are each a 2 foot No. 5 rebar with a yellow plastic cap marked “Nichols

LS-12093”.

The basis for bearings is assumed S 01deg47’53” W, 2645.02 feet along the survey monument line from the Southwest corner of Section 22, to the W1/4 corner of Section 27.

The Southwest corner of Section 22, is a No. 4 rebar, and the W1/4 corner of Section 27, is a No. 5 rebar.

TOGETHER WITH an easement for utilities and access located in the SW1/4 of Section 22, Township 6 North, Range 84 West of the 6th P.M. described more completely as follows:

BEGINNING at a point which is N 76deg20’05” E, 533.89 feet from the SW corner of Section 22, then along the four following courses:

1.  N 13deg59’15” E, 484.10 feet;

2.  N 88deg07’30” W, 81.82 feet;

3.  S 13deg59’15” W, 484.10 feet;

4.  S 88deg07’30” E, 81.82 feet;

The basis for bearings is assumed S 01deg47’53” W, 2645.02 feet along the survey monument line from the Southwest corner of Section 22, to the W1/4 corner of Section 27.

The SW corner of Section 22, is a No. 4 rebar, and the W1/4 corner of Section 27, is a No. 5 rebar.

EXCEPT Condominium Units 601 through 611, inclusive and 701 through 711, inclusive, Steamboat Village Inn Condominiums, according to the recorded maps thereof and the Declaration thereof recorded in Book 356 at Page 201 as supplemented and amended by instruments recorded in Book 356 at Page 477 and Book 358 at Page 476.

County of Routt, State of Colorado

PARCEL XXIV:

Easements pursuant to that certain Easement Agreement (Portion of the Snowflower Property) dated December 18, 2003 and recorded December 31, 2003 at Reception No. 596269, which affects tracts of land in Parcel E, Ski Hill Subdivision.

County of Routt, State of Colorado

PARCEL XXIV - A:

Beneficial interest created pursuant to that certain License Agreement (Snowflower Parcel) dated December 18, 2003 and recorded December 31, 2003 at Reception No.596272, which affects tracts of land in Parcel E, Ski Hill Subdivision.

County of Routt, State of Colorado

PARCEL XXV:

Beneficial interest created pursuant to that certain License Agreement (SSRC Parking) dated December 18, 2003 and recorded December 31, 2003 at Reception No. 596271, which affects tracts of land located in the NE1/4 of Section 28 and in the S1/2SE1/4 of Section 21, Township 6 North, Range 84West of the 6th P.M.

County of Routt, State of Colorado

PARCEL XXVI:

Lot 3, WALTON POND, FILING NO. 2, County of Routt, State of-Colorado

SCHEDULE B — SECTION 1
REQUIREMENTS

The following are the requirements to be complied with prior to the issuance of said policy or policies. Any other instrument recorded subsequent to the date hereof may appear as an exception under Schedule B of the policy to be issued. Unless otherwise noted, all documents must be recorded in the Office of Clerk and Recorder of the county in which said property is located.

NOTE: Pursuant to Senate Bill 91-14 (C.R.S. 10-11-122) the Company will not issue its policy or policies of title insurance contemplated by this commitment until it has been provided a Certificate of Taxes Due or other equivalent documentation from the County Treasurer or the County Treasurer’s authorized agent; or until the proposed insured has notified or instructed the Company in writing to the contrary.

NOTE: Effective September 1, 1997, C.R.S. 30-10-406 requires that all documents received for recording or filing in the Clerk and Recorder’s office shall contain a top margin of at least one inch and a left, right and bottom margin of at least one-half inch. The Clerk and Recorder may refuse to record or file any document that does not conform.

A.                       Payment of all taxes and assessments now due and payable.

NOTE: Treasurer’s Certificate of Taxes Due has been ordered, but not yet received by the Company.

B.                         Partial Release by the Public Trustee, releasing subject property from the lien of: Deed of Trust from Grand Summit Resort Properties, Inc. to the Public Trustee of the County of Routt for the use of Textron Financial Corporation to secure $145,000,000.00 dated September 1, 1998 recorded September 28, 1998 at Reception No. 499719 in Book 750 at Page 1631.

NOTE:    The following instruments given in connection with the above Deed of Trust:

1.  Assignment of Rents and Leases recorded September 28, 1998 at Reception No. 499720 in Book 750 at Page 1632.

2.  Transfer and Assignment of Documents and Instruments recorded March 22, 1999 at Reception No. 507292 in Book 756 at Page 675.

3.  Modification of Loan Documents recorded March 22, 1999 at Reception No. 507292 in Book 756 at Page 676.

4.  Transfer and Assignment of Documents and Instruments recorded April 16, 1999 at Reception No. 509113 in Book 757 at Page 880.

5.  Second Modification of Loan Documents recorded April 16, 1999 at Reception No. 509114 in Book 757 at Page 881.

6.  Modification Agreement No. 1 recorded May 5, 1999 at Reception No. 509841 in Book 758 at Page 147.

7.  Modification Agreement No. 2 by and between Grand Summit Resort Properties, Inc. and Textron Financial Corporation recorded July 31, 2000 at Reception No. 531078.

8.  Modification Agreement No. 3 by and between Grand Summit Resort Properties, Inc. and Textron Financial Corporation recorded September 20, 2000 at Reception No. 533321.

9.  Collateral Assignment of Declarant’s Rights by and between Grand Summit Resort Properties, Inc. and Textron Financial Corporation recorded September      20, 2000 at Reception No. 533322.

10.  Modification Agreement No. 4 by and between Grand Summit Resort Properties, Inc. and Textron Financial Corporation recorded September 10, 2001 at Reception No. 551471.

11.  Collateral Sharing Agreements by and between Colorado First/PCL, a Joint Venture and Grand Summit Resort Properties, Inc. and Textron Financial Corporation recorded September 10, 2001 at

Reception No. 551473 and Reception No. 551474.

12.  Modification Agreement No. 5 recorded September 27, 2002 at Reception No. 570289.

C.                         Release of the land herein from the effect of a Financing Statement from Grand Summit Resort Properties, Inc., debtor(s), to Textron Financial Corporation, as Administrative Agent, secured party, recorded September 28, 1998 at Reception No. 499721 in Book 750 at Page 1633, giving notice of a security interest pursuant to the Uniform Commercial Code.

NOTE:    Continuation of UCC Financing Statement Amendment recorded April 4, 2003 at Reception No. 580349, given in connection with the above instrument.

D.                        Security interest under the Uniform Commercial Code affecting the subject property, notice of which is given by Financing Statement from American Skiing Company Resort Properties, Inc., debtor(s), to BankBoston, N.A., secured party, recorded December 11, 1998 at Reception No. 503249 in Book 753 at Page 388, and Amendment recorded August 28, 2000 at Reception No. 532166.

NOTE: Continuation of Financing Statement recorded November 3, 2003 at Reception No. 593517, given in connection with the above instrument.

E.                          INTENTIONALLY DELETED.

F.                          Security interest under the Uniform Commercial Code affecting the subject property, notice of which is given by Financing Statement from Steamboat Ski & Resort Corporation, debtor(s), to BancBoston Leasing Inc., secured party, recorded March 12, 1999 at Reception No. 507053 in Book 756 at Page 436.

NOTE: UCC Financing Statement Amendments recorded April 16, 2002 at Reception No. 562683 and 562684 and recorded April 22, 2002 at Reception No. 562931 and Continuation recorded September 17, 2003 at Reception No. 590451, all given in connection with the above instrument.

G.                         Evidence furnished by the Association as to payment of the annual and/or monthly assessments pursuant to the Declaration of Covenants recorded July 23, 1999 at Reception No. 513747., and any and all supplements and amendments thereto. (Gondola Square)

NOTE:  The above instrument need not be recorded but must be submitted to the Company for insuring purposes.

H.                        Evidence furnished by the Association as to payment of the annual and/or monthly assessments pursuant to the Declaration of Covenants recorded September 20, 2000 at Reception No. 533317., and any and all supplements and amendments thereto.(Steamboat Grand)

NOTE:  The above instrument need not be recorded but must be submitted to the Company for insuring purposes.

I.                             INTENTIONALLY DELETED.

J.                            INTENTIONALLY DELETED.

K.                        INTENTIONALLY DELETED.

L.                          Release by the Public Trustee of the County of Routt of the Deed of Trust from Steamboat Ski & Resort Corporation, a Delaware corporation, for the use of General Electric Capital Corporation, to

secure $125,000,000.00 recorded November 24, 2004 at Reception No. 611250.

M.                     Release by the Public Trustee of the County of Routt of the Deed of Trust from Steamboat Ski & Resort Corporation, a Delaware corporation, for the use of General Electric Capital Corporation, to secure $105,000,000.00 recorded November 24, 2004 at Reception No. 611251.

N.                        Release by the Public Trustee of the County of Routt of the Deed of Trust from Walton Pond Apartments, Inc., for the use of Wells Fargo Bank, NA, to secure $2,500,000.00  recorded April 20, 2005 at Reception No. 617399.

NOTE:    Assignment of Leases and Rents recorded June 22, 1998 at Reception No. 494606 in Book 747 at Page 869, Disbursers Notice recorded June 22, 1998 at Reception No. 494607 in Book 747 at Page 870, Amendment of Deed of Trust recorded March 1, 2000 at Reception No. 524252 and Modification recorded April 20, 2005 at Reception No. 617399, all given in connection with the above Deed of Trust.

O.                        Duly executed and acknowledged Forest Service Ski Area Term Special Use Permit by and between USDA-Forest Service and Steamboat Ski and Resort Corporation, a Delaware corporation.

P.                          Additional Requirements to be determined upon receipt of further information regarding the structure of the transaction. Upon receipt of the above information, payment of the premium and charges and completion of the Requirements to be added, the Company commits to insure a policy in an amount to be determined.

SCHEDULE B — SECTION 2
EXCEPTIONS

The Policy or Policies to be issued will contain exceptions to the following unless the same are disposed of to the satisfaction of the Company:

1.                           Rights or claims of parties in possession not shown by the public records.

2.                           Easements, or claims of easements, not shown by the public records.

3.                           Discrepancies, conflicts in boundary lines, shortage in area, encroachments and any facts which a correct survey and inspection of the premises would disclose and which are not shown by the public records.

4.                           Any lien or right to a lien, for services, labor or material heretofore or hereafter furnished, imposed by law and not shown by the public records.

5.                           Defects, liens, encumbrances, adverse claims or other matters, if any, created, first appearing in the public records or attaching subsequent to the effective date hereof but prior to the date the proposed insured acquires of record for value the estate or interest or mortgage thereon covered by this Commitment.

Note:  The above exception will not appear on policies where closing and settlement has been performed by the Company.

6.                           Any and all unredeemed tax sales, if any.

NOTE: Upon receipt of a Certificate of Taxes Due evidencing that there are no existing open tax sales, the above exception will not appear on the policy to be issued hereunder.

7.                           Taxes due and payable; and any tax, special assessments, charge or lien imposed for water or sewer service, or for any other special taxing district.

THE FOLLOWING EXCEPTIONS AFFECT PARCEL I:

8.                           Reservations of (1) right of proprietor of any penetrating vein or lode to extract his ore; and (2) right of way for any ditches or canals constructed by authority of United States, in U.S. Patents recorded in Book 49 at Page 65 and in Book 64 at Page 43.

9.                           Right of way, whether in fee or easement only, for a temporary non-exclusive easement for pedestrian ingress and egress, as granted to The West Condominium Association, Inc., a Colorado corporation, by Steamboat Ski Corporation, a Delaware corporation, recorded December 28, 1981 in Book 553 at Page 672, as amended by instrument recorded February 19, 2002 at Reception No. 559709, subject to its terms, agreements, provisions, conditions and obligations, in which the specific location of said easement is more particularly described in said instrument.

10.                     Right of way, whether in fee or easement only, for the purpose of ingress and egress to and from said real property and for the purpose of constructing, installing, repairing, replacing and maintaining landscaping, irrigation systems, bike/pedestrian paths, bus stops and appurtenant improvements, as granted to The City of Steamboat Springs, a Colorado municipal corporation by Steamboat Ski Corporation, a Delaware corporation, recorded July 23, 1984 in Book 598 at Page 1233, in which the specific location of said easement is more particularly described in said instrument. (Limited to Common Elements only)

11.                     Right of way, whether in fee or easement only, for the installation, construction, repair, maintenance and reconstruction of gas lines, as granted to Greeley Gas Company by Steamboat Ski Corporation, recorded July 12, 1983 in Book 586 at Page 343, in which the specific location of said easement is more particularly described in said instrument. (Limited to Common Elements only)

12.                     Right of way, whether in fee or easement only, for the purpose of ingress and egress to and from said real property and for the purpose of constructing, installing, repairing, replacing and maintaining landscaping, irrigation systems, bike/pedestrian paths, bus stops and appurtenant improvements, as granted to City of Steamboat Springs, a Colorado municipal corporation by Steamboat Ski Corporation, a Delaware corporation, recorded July 23, 1984 in Book 598 at Page 1237, in which the specific location of said easement is more particularly described in said instrument. (Limited to Common Elements only)

13.                     Right of way, whether in fee or easement only, for the purpose of ingress and egress to and from said real property and for the purpose of constructing, installing, repairing, replacing and maintaining landscaping, irrigation systems, bike/pedestrian pathways, bus stops and appurtenant improvements, as granted to The City of Steamboat Springs, a Colorado municipal corporation by Steamboat Ski Corporation, a Delaware corporation, recorded July 23, 1984 in Book 598 at Page 1271, in which the specific location of said easement is more particularly described in said instrument. (Limited to Common Elements only)

14.                     All notes, easements and provisions as shown on the Plat of The Knoll recorded September 3, 1998 at Reception No. 498312 and Book 750 at Page 224 and filed at File No. 12587. (Limited to Common Elements only)

15.                     Terms, agreements, provisions, conditions and obligations as contained in the Contribution Agreement by and between Grand Summit Resort Properties, Inc. and the City of Steamboat Springs recorded December 30, 2002 at Reception No. 575265.

16.                     Right of way, whether in fee or easement only, for emergency vehicle access, as granted to the City of Steamboat Springs by Grand Summit Resort Properties, Inc., recorded September 20, 2000 at Reception No. 533314, in which the specific location of said easement is more particularly defined in said instrument. (Limited to Common Elements only)

17.                     Terms, agreements, provisions, conditions and obligations as contained in the Declaration of Protective Covenants by and between Steamboat Ski and Resort Corporation and Grand Summit Resort Properties, Inc. recorded September 20, 2000 at Reception No. 533316.

18.                     Those covenants, conditions, terms, obligations (including common expenses, fees and costs under the Common Interest Ownership Act), easements and restrictions which are a burden to subject property described in Schedule A hereunder, as provided in the Declaration for Steamboat Grand Resort Hotel Condominium recorded September 20, 2000 at Reception No. 533317, and First Amendment recorded November 21, 2000 at Reception No. 536756, and Second Amendment recorded March 5, 2001 at Reception No. 541368, Third Amendment recorded December 20, 2001 at Reception No. 556605, Fourth Amendment recorded July 1, 2005 at Reception No. 621250 and instrument recorded July 1, 2005 at Reception No. 621251, and Fifth Amendment recorded November 23, 2005 at Reception No. 629643 and re-recorded November 30, 2005 at Reception No. 629859, and any and all amendments and supplements thereto.

19.                     All the notes, provisions, easements, general common elements and limited common elements as shown on the Plat of Steamboat Grand Resort Hotel Condominium recorded September 20, 2000 at Reception No. 533318 and filed at File No. 12907, First Supplement recorded December 20, 2001 at Reception No. 556606 and filed at File No. 13075, Second Supplement recorded July 1, 2005 at Reception No. 621249 at File No. 13510 and Third Supplement recorded November 23, 2005 and filed at File No. 13556.

20.                     INTENTIONALLY DELETED.

21.                     INTENTIONALLY DELETED.

22.                     Terms, agreements, provisions, conditions, obligations and right of way, whether in fee or easement only, for water line as contained in License Agreement by and between Mount Werner Water and Sanitation District and Grand Summit Resort Properties, Inc. recorded September 17, 2001 at Reception No. 551668, in which the specific location of said easement is more particularly described in said instrument. (Limited to Common Elements only)

23.                     INTENTIONALLY DELETED.

24.                     Terms, agreements, provisions, conditions, obligations and easements as contained in Easement Agreement (Aerial Tramway) by and between Grand Summit Resort Properties, Inc., a Maine corporation, Steamboat Ski & Resort Corporation, a Delaware corporation, Gondola Square Condominiums Owners Association, Inc., a Colorado non-profit corporation and Steamboat Partners II, LLC, a Colorado limited liability company recorded April 29, 2004 at Reception No. 600980. (Limited to Common Elements only)

25.                     Right(s) of way, including its terms and conditions, whether in fee or easement only, as granted to Comcast of Colorado IV, as described in instrument recorded January 12, 2006 at Reception No. 631900 affecting the following described property: Refer to instrument for full particulars. (Limited to Common Elements only)

26.                     Right(s) of way, including its terms and conditions, whether in fee or easement only, for a non-exclusive easement for installation, maintenance, repair and replacement of a water service line and related appurtenances, and for ingress and egress of persons, vehicles, and equipment to accomplish such purposes, on under over and across a 30 foot wide tract of land within the Common Elements of the Steamboat Grand Condominiums, as granted to Mount Werner Water and Sanitation District, a Colorado special district, in instrument recorded May 2, 2006 at Reception No. 637275, in which the specific location of the easement(s) is/are not defined. (Limited to Common Elements only)

THE FOLLOWING EXCEPTIONS AFFECT PARCEL V:

27.                     Reservations of (1) right of proprietor of any penetrating vein or lode to extract his ore; and (2) right of way for any ditches or canals constructed by authority of United States, in U.S. Patent recorded for subject property, as follows: Book 49 at Page 65: NE1/4NE1/4, Section 28; and Book 49 at Page 261: NW1/4NW1/4, Section 27, All in Township 6 North, Range 84 West of the 6th P.M.

28.                     Existing leases and tenancies.

29.                     Easement granted to Mountain States Telephone and Telegraph Company in Grants of Easement recorded April 24, 1981 in Book 532 at Page 758.

30.                     Easement granted to Greeley Gas Company in Book 532 at Page 762. (Limited to Common Elements only)

31.                     Easements granted to Yampa Valley Electric Association in Book 532 at Pages 774 and 782. (Limited to Common Elements only)

32.                     Easement granted to Mt. Werner Water and Sanitation District in Book 532 at Page 820.

33.                     Terms, agreements, provisions, conditions and obligations as contained in Grant of Easements by and between Steamboat Ski Corporation, a Delaware corporation, to Steamboat Village Plaza Condominium Association, Inc., a Colorado non-profit corporation recorded May 1, 1984 in Book 596 at Page 1611.(Limited to Common Elements only)

34.                     Terms, agreements, provisions, conditions and obligations as contained in Declaration of Easement recorded September 17, 1987 in Book 629 at Page 832. (Limited to Common Elements only)

35.                     30 foot wide non-exclusive ingress and egress easement for the benefit of property described in Book 488 at Page 551 (Exhibit A) and Parcels E, F and G; and storm sewer line easement for the benefit of Parcels E and F and property described in Book 488 at Page 551 (Exhibit A), as shown on the Plat of Ski Hill Subdivision appearing at File No. 8823. (Limited to Common Elements only)

36.                     Terms, agreements, provisions, conditions and obligations as contained in Amended and Restated Agreement by and between Steamboat Ski & Resort Corporation and the City of Steamboat Springs recorded May 2, 1991 in Book 662 at Page 1637.

37.                     Terms, agreements, provisions, conditions and obligations as contained in Agreement by and between Steamboat Ski & Resort Corporation, Steamboat Village Plaza Condominiums Association, Inc., Leo J. Mott and Constance A. Mott, and John V. Reilly and Florian S. Reilly recorded August 28, 1990 in Book 657 at Page 99. (Limited to Common Elements only)

38.                     Terms, agreements, provisions, conditions and obligations as contained in License by and between Steamboat Ski & Resort Corporation and Steamboat Village Plaza Condominiums Association, Inc., a Colorado non-profit corporation recorded February 19, 1992 in Book 670 at Page 1742. (Limited to Common Elements only)

39.                     Right of way, whether in fee or easement only, for the encroachment of improvements together with terms, agreements, provisions, conditions and obligations, as granted to Ski Time Square Enterprises, a Colorado joint venture by Steamboat Ski & Resort Corporation, a Delaware corporation, recorded January 15, 1997 in Book 729 at Page 339, affecting the following described property:In which the specific location is more particularly described in said instrument. (Limited to Common Elements only)

40.                     Right of way, whether in fee or easement only, for a perpetual, non-exclusive private easement together with the terms, agreements, provisions, conditions and obligations, as granted to Ski Time Square Enterprises, a Colorado joint venture by Steamboat Ski & Resort Corporation, a Delaware corporation, recorded January 15, 1997 in Book 729 at Page 342, affecting the following described property: In which the specific location is more particularly described in said instrument. (Limited to Common Elements only)

41.                     EncroachmentS as disclosed by survey of Drexel, Barrell & Co., for Job No.                       , Drawing No.                         and bearing a last revision date of                        . (Limited to Common Elements only)

42.                     All the notes, provisions, easements, encroachments, common elements and limited common elements as shown on the Plat of Gondola Square Condominiums recorded July 23, 1999 at File No. 12770.

43.                     Those covenants, conditions, terms, obligations (including common expenses, fees and costs under the Common Interest Ownership Act), easements and restrictions which are a burden to subject property described in Schedule A hereunder, as provided in the Declaration for Gondola Square Condominiums recorded July 23, 1999 at Reception No. 513747 in Book 760 at Page 974, and any and all amendments and supplements thereto.

44.                     Terms, agreements, provisions, conditions and obligations as contained in the Declaration of Easements recorded July 23, 1999 at Reception No. 513748 in Book 760 at Page 975.

45.                     Terms, agreements, provisions, conditions and obligations as contained in the Declaration of Easements recorded July 23, 1999 at Reception No. 513749 in Book 760 at Page 976. (Limited to Common Elements only)

46.                     Terms, agreements, provisions, conditions and obligations as contained in the Parking License Agreement recorded July 23, 1999 at Reception No. 513754 in Book 760 at Page 981. (Limited to Common Elements only)

47.                     Terms, agreements, provisions, conditions and obligations as contained in the Parking License Agreement recorded July 23, 1999 at Reception No. 513756 in Book 760 at Page 983. (Limited to Common Elements only)

48.                     Terms, agreements, provisions, conditions and obligations as contained in the Agreement Regarding Use Restrictions recorded July 23, 1999 at Reception No. 513757 in Book 760 at Page 984.

49.                     Terms, agreements, provisions, conditions and obligations as contained in the Agreement Concerning Development Rights recorded July 30, 1999 at Reception No. 514097 in Book 760 at Page 1324. (Limited to Common Elements only)

50.                     Terms, agreements, provisions, conditions and obligations as contained in the Parking License Agreement recorded July 30, 1999 at Reception No. 514099 in Book 760 at Page 1326. (Limited to Common Elements only)

51.                     Terms, agreements, provisions, conditions and obligations as contained in the Parking License Agreement recorded August 2, 1999 at Reception No. 514162 in Book 761 at Page 41. (Limited to Common Elements only)

52.                     Terms, agreements, provisions, conditions and obligations as contained in the Agreement Regarding Right of First Refusal recorded August 2, 1999 at Reception No. 514164 in Book 761 at Page 43.

53.                     Terms, agreements, provisions, conditions and obligations as contained in the Declaration by and between Steamboat Ski & Resort Corporation, a Delaware corporation and Grand Summit Resort Properties, Inc., a Maine corporation recorded September 20, 2000 at Reception No. 533316.

54.                     Terms, agreements, provisions, conditions and obligations as contained in the Revised License Agreement (Pedestrian Access) by and between Kenneth S. Rotner and Steamboat Ski & Resort Corporation, a Delaware corporation recorded January 25, 2001 at Reception No. 539652.

55.                     Right(s) of way, including its terms and conditions, whether in fee or easement only, as granted to Comcast of Colorado IV, LLC, as described in instrument recorded July 26, 2004 at Reception No. 605225.

56.                     Terms, agreements, provisions, conditions, obligations and easements as contained in Easement Agreement (Aerial Tramway), recorded April 29, 2004 at Reception No. 600980. (Limited to Common Elements only)

57.                     Terms, agreements, provisions, conditions, obligations and easements as contained in Easement Agreement (Gondola Square), recorded April 29, 2004 at Reception No. 600979.

THE FOLLOWING EXCEPTIONS AFFECT PARCEL VI:

58.                     Reservations of (1) right of proprietor of any penetrating vein or lode to extract his ore; and (2) right of way for any ditches or canals constructed by authority of United States, in U.S. Patent recorded for subject property, as follows: Book 89 at Page 12:   Nl/2SW1/4, Section 21, All in Township 6 North, Range 84 West of the 6th P.M.

59.                     Reservation of right of proprietor of any penetrating vein or lode to extract his ore, in U.S. Patent recorded for subject property, as follows: Book 77 at Page 115: S1/2SW1/4, Section 21, NE1/4NW1/4, Section 28, All in Township 6 North, Range 84 West of the 6th P.M.

60.                     An easement adjacent to and extending ten feet in width from the right way of any public highway of road now existing or that may be installed in the future, running Over, across, through or adjacent to any of the above, property (including most of the subject property hereof) owned by the parties hereto, which easement shall be for the purpose of subsurface utilities including, but not limited to, electricity, telephone, water, gas and sewer, granted by Easement Deed between Thunderhead Development Corporation, a Colorado corporation, Donald K. Livingston, Patricia C. Livingston and Thomas K. Hinsdale, recorded February 28, 1969 in Book 335 at Page 640.

61.                     Right to deny or restrict each and every right of access to and from the Land insured hereby, directly onto abutting street or highway designated as Colorado State Highway 40 by reason of grant or relinquishment of aid access right(s) by deed from LTV Recreation Development, Inc. to The Department of Highways, State of Colorado, recorded October 3, 1979 in Book 485 at Page 337.

Excepting therefrom each and every right of access by reason of Grant or Relinquishment of aid access right(s) by Deed from the State Department of Highways, Division of Highways, State of Colorado to Steamboat Ski Corporation, recorded December 21, 1988 in Book 639 at Page 1278.

62.                     Easements, common areas and easement areas, notes and provisions as shown on the Plats of Steamboat Village Commercial Center, Replat A, File No. 9960 and Steamboat Village Commercial Center, Replat D, File No.11283.

63.                     Right of way, whether in fee or easement only, for the purpose of ingress and egress to and from said real property and for the purpose of construction, installing, repairing, replacing and maintaining landscaping and appurtenant improvements in, on, over, under and across said real property, as granted to the City of Steamboat Springs, Colorado by Steamboat Ski Corporation, recorded July 23, 1984 in Book 598 at Page 1280, affecting the following described property: In which the specific location is more particularly described in said instrument.

64.                     INTENTIONALLY DELETED.

65.                     Terms, agreements, provisions, conditions and obligations as contained in Subdivision Agreement for Steamboat Village Commercial Center, Replat A by and between the City of Steamboat Springs and Steamboat Ski Corporation recorded March 24, 1986 in Book 615 at Page 15, as amended by instruments recorded July 22, 1987 in Book 627 at Page 1890; December 22, 1988 in Book 639 at Page 1434; June 21, 1989 in Book 644 at Page 346; September 27, 1991 in Book 666 at Page 1628, and as modified by the instrument recorded July 10, 1996 in Book 722 at Page 552, and as modified by the instrument recorded September 9, 1998 in Book 750 at Page 499.

66.                     Covenants, Conditions and Restrictions, which do not contain a forfeiture or reverter clause, (deleting any restrictions indicating any preference, limitation or discrimination based on race, color, religion, sex, handicap, familial status or national origin) as contained in instrument recorded March 24, 1986 in Book 615 at Page 22, as amended by the instrument recorded October 11, 1991 in Book 667 at Page 517, and Second Amendment recorded August 13, 2004 at Reception No. 606293, and any and all amendments and supplements thereto.

67.                     INTENTIONALLY DELETED.

68.                     INTENTIONALLY DELETED.

69.                     Right to deny or restrict each and every right of access to and from the land insured hereby, directly onto abutting street or highway designated as Colorado State Highway No. 40 by reason of grant or relinquishment of said access right(s) by deed from Steamboat Ski Corporation to the Department of Highways, State of Colorado, recorded December 21, 1988 in Book 639 at Page 1283.

70.                     Provision contained in Highway Easement Deed from Lennora Otto to State Highway Department of the State of Colorado recorded August 26, 1950 in Book 243 at Page 421, as follows: The grantor for herself, her successors and assigns, hereby waives any claim for any and all damages to grantor’s remaining property contiguous to the right of way hereby conveyed by reason of the location, construction, landscaping or maintenance of said highway. NOTE: Said Deed conveys a right of way contiguous to the subject property.

71.                     Terms, agreements, provisions, conditions and obligations as contained in Landscape Maintenance Agreement by and between Steamboat Ski & Resort Corporation, a Delaware corporation and Wal-Mart Stores, Inc., a Delaware corporation recorded October 11, 1991 in Book 667 at Page 544.

72.                     INTENTIONALLY DELETED.

73.                     Taxes and assessments (including -common interest assessments, fees and costs) not yet- due and payable..

74.                     INTENTIONALLY DELETED.

THE FOLLOWING EXCEPTIONS AFFECT PARCEL VIII:

75.                     Reservations of (1) right of proprietor of any penetrating vein or lode to extract his ore; and (2) right of way for any ditches or canals constructed by authority of United States, in U.S. Patent recorded for subject property, as follows: Book 64 at Page 43: SW1/4SE1/4, Section 21 and NW1/4NE1/4, Section 28, All in Township 6 North, Range 84 West of the 6th P.M.

76.                     Right of way, whether in fee or easement only, for the purpose of ingress and egress to and from said real property and for the purpose of constructing, installing, repairing, replacing and maintaining landscaping, irrigation systems, bike/pedestrian paths, bus stops and appurtenant improvement, as granted to The City of Steamboat Springs, Colorado, a Colorado municipal corporation by Steamboat Ski Corporation, a Delaware corporation, recorded July 23, 1984 in Book 598 at Page 1227, affecting the following described property: In which the specific location is more particularly described in said instrument.

77.                     A non-exclusive easement and right of way for motor vehicle and pedestrian ingress and egress, as contained n Document recorded August 25, 1989 in Book 645 at Page 1640.

78.                     Easements for utilities and snow storage as shown on the Plat of Mountain Park Subdivision filed at File No. 10701.

79.                     Encroachments as disclosed by survey of Drexel, Barrell & Co., for Job No.                                 , Drawing No.                             and bearing a date of                          .

80.                     INTENTIONALLY DELETED.

THE FOLLOWING EXCEPTIONS AFFECT PARCEL IX AND PARCEL IX-A:

81.                     Reservations of (1) right of proprietor of any penetrating vein or lode to extract his ore; and (2) right of way for any ditches or canals constructed by authority of United States, in U.S. Patent recorded for subject property as follows: Book 64 at Page 43: NW1/4NE1/4, Section 28 and SW1/4SE1/4, Section 21, All in Township 6 North, Range 84 West of the 6th P.M.

82.                     Terms, agreements, provisions, conditions and obligations as contained in Agreement recorded July 10, 1981 in Book 540 at Page 156 and as amended by Amendment of Agreement Concerning the Establishment, Maintenance and Operation of a Remote Parking Lot and Shuttle Bus Facility recorded August 25, 1989 in Book 645 at Page 1630.

83.                     Easements for utilities and snow storage as shown on the Plat of Mountain Park Subdivision filed at File No. 10701.

84.                     INTENTIONALLY DELETED.

85.                     Terms, agreements, provisions, conditions and obligations as contained in Easement Agreement (Pine Grove Road Access) by and between Steamboat Ski & Resort Corporation and Steamboat Partners II, LLC recorded December 31, 2003 at Reception No. 596270.

THE FOLLOWING EXCEPTION AFFECTS ONLY PARCEL IX-A:

86.                     Right of way, whether in fee or easement only, for the purpose of ingress and egress to and from said real property and for the purpose of constructing, installing, repairing, replacing and maintaining landscaping, irrigation systems, bike/pedestrian paths, bus stops and appurtenant improvements, as granted to The City of Steamboat Springs, Colorado, a Colorado municipal corporation by Steamboat Ski Corporation, a Delaware corporation, recorded July 23, 1984 in Book 598 at Page 1227, affecting the following described property: In which the specific location is more particularly described in said instrument.

87.                     Encroachments as disclosed by survey of Drexel, Barrell & Co., for Job No.                          , Drawing No.                           and bearing a date of                          .

THE FOLLOWING EXCEPTIONS AFFECT PARCEL X “SKIER’S PARKING LOT NO. 4”:

88.                     Reservations of (1) right of proprietor of any penetrating vein or lode to extract his ore; and (2) right of way for any ditches or canals constructed by authority of United States, in U.S. Patent recorded for subject property, as follows: Book 6 at Page 551: SE1/4NE1/4, Section 28; Book 49 at Page 65: NE1/4NE1/4, Section 28; and Book 49 at Page 261: W1/2NW1/4, Section 27, All in Township 6 North, Range 84 West of the 6th P.M.

89.                     Right of way, whether in fee or easement only, for vehicular and pedestrian ingress and egress, and for the installation, construction, repair, maintenance and reconstruction of utilities and appurtenances, as granted to The West Condominium Association, Inc., a Colorado corporation by Steamboat Ski Corporation, a Delaware corporation, recorded December 28, 1981 in Book 553 at Page 668, affecting the following described property: In which the specific location is more particularly described in said instrument.

90.                     Right of way, whether in fee or easement only, for the purpose of ingress and egress to and from said real property and for the purpose of constructing, installing, repairing, replacing and maintaining landscaping, irrigation systems, bike/pedestrian paths, but stops and appurtenant improvements, as granted to The City of Steamboat Springs, Colorado, a Colorado municipal corporation by Steamboat Ski Corporation, a Delaware corporation, recorded July 23, 1984 in Book 598 at Page 1271, affecting the following described property: In which the specific location is more particularly described in said instrument.

91.                     Right of way, whether in fee or easement only, for the purpose of ingress and egress to and from said real property and for the purpose of constructing, installing, repairing and maintaining landscaping, irrigation systems, bike/pedestrian paths, bus stops and appurtenant improvements, as granted to The City of Steamboat Springs, Colorado, a Colorado municipal corporation by Steamboat Ski Corporation, a Delaware corporation, recorded July 23, 1984 in Book 598 at Page 1275, affecting the following described property: In which the specific location is more particularly described in said instrument.

92.                     Terms, agreements, provisions, conditions and obligations as contained in Memorandum Agreement of Permissive Use by and between The Steamboat Ski Corporation and The West Condominium Association Inc. recorded December 28, 1981 in Book 553 at Page 677.

93.                     Encroachments as disclosed by survey of Drexel, Barrell & Co., for Job No.                          , Drawing No.                           and bearing a last revision date of                          .

94.                     All notes, easements and provisions as shown on the Plat of The Knoll recorded September 3, 1998 at Reception No. 498312 in Book 750 at Page 224 and filed at File No. 12587.

95.                     INTENTIONALLY DELETED.

THE FOLLOWING EXCEPTIONS AFFECT PARCEL XI:

96.                     Reservations of (1) right of proprietor of any penetrating vein or lode to extract his ore; and (2) right of way for any ditches or canals constructed by authority of United States, in U.S. Patent recorded for subject property, as follows: Book 49 at Page 261: SWl/4SWl/4, Section 22 and Book 64 at Page 43: SE1/4SE1/4, Section 21, All in Township 6 North, Range 84 West of the 6th P.M.

97.                     Terms, agreements, provisions, conditions and obligations as contained in Agreements recorded July 10, 1981 in Book 540 at Page 144 and recorded August 6, 1981 in Book 542 at Page 2.

98.                     Terms, agreements, provisions, conditions and obligations as contained in Amendment to Agreement concerning the construction, maintenance and operation of a parking structure by and between The City of Steamboat Springs and the Steamboat Ski Corporation recorded February 10, 1983 in Book 578 at Page 852.

99.                     Terms, agreements, provisions, conditions and obligations as contained in Letter recorded November 15, 1983 in Book 592 at Page 893, which Letter Agreement contains an option as provided in Paragraph 3. Said option has not been exercised and has expired by it terms.

100.               Right of way, whether in fee or easement only, for the purpose of ingress and egress to and from said real property and for the purpose of constructing installing, repairing, replacing and maintaining landscaping, irrigation systems, bike/pedestrian paths, bus stops and appurtenant improvements, as granted to The City of Steamboat Springs, Colorado, a Colorado municipal corporation by Steamboat Ski Corporation, a Delaware corporation, recorded July 23, 1984 in Book 598 at Page 1241, affecting the following described property: In which the specific location is more particularly described in said instrument.

101.               Lease, and the terms and conditions thereof, between Steamboat Ski Corporation, a Delaware corporation, Lessor and the City of Steamboat Springs, a municipal corporation, Lessee, as shown by Memorandum of Lease recorded January 4, 1985 in Book 603 at Page 154.

102.               Encroachments as disclosed by survey of Drexel, Barrell & Co., for Job No.                           Drawing No.                          and bearing a date of                          .

103.               INTENTIONALLY DELETED.

104.               Terms, agreements, provisions, conditions and obligations as contained in the Irrevocable License Agreement and Deed Restriction (Steamboat Grand Hotel Clocktower Parking) by and between Steamboat Ski & Resort Corporation, a Delaware corporation and Grand Summit Resort Properties, Inc., a Maine corporation recorded September 20, 2000 at Reception No. 533315.

THE FOLLOWING EXCEPTIONS AFFECT PARCEL XII AND PARCEL XII-A:

105.               Reservations of (1) right of proprietor of any penetrating vein or lode to extract his ore; and (2) right of way for any ditches or canals constructed by authority of United States, in U.S. Patent recorded for subject property, as follows: Book 49 at Page 65: NE1/4NE1/4, Section 28 and Book 49 at Page 261: SW1/45W1/4, Section 22, NW1/4NW1/4, Section 27, All in Township 6 North, Range 84 West of the 6th P.M.

106.               30 foot wide non-exclusive ingress and egress easement for the benefit of property described in Book 488 at Page 551 (Exhibit A) and Parcels E, F and G.

107.               Easement for parking granted to Sheraton Steamboat Corporation in deed recorded in Book 488 at Page 665, and as amended by the instrument recorded September 22, 1981 in Book 546 at Page 116 and re-recorded October 1, 1981 in Book 547 at Page 27.

108.               Easements granted to Yampa Valley Electric Association in Book 532 at Pages 780 and 782.

109.               Terms, agreements, provisions, conditions and obligations as contained in the Grant of Easements by and between Steamboat Ski Corporation, a Delaware corporation and Steamboat Village Plaza Condominium Association, Inc., a Colorado non-profit corporation recorded May 1, 1984 in Book 596 at Page 1611.

110.               Terms, agreements, provisions, conditions and obligations as contained in the Declaration of Easement recorded September 17, 1987 in Book 629 at Page 832.

111.               Right of way, whether in fee or easement only, for landscaping and sign, as granted to Ski Time Square Enterprises by Steamboat Ski Corporation, recorded November 24, 1981 in Book 551 at Page 408, affecting the following described property:In which the specific location is more particularly described in said instrument.

112.               Right of way, whether in fee or easement only, for an irrevocable, perpetual, non-exclusive private easement, together with the terms, agreements, provisions, conditions and obligations, as granted to Ski Time Square Enterprises, a Colorado joint venture by Steamboat Ski & Resort Corporation, a Delaware corporation, recorded January 15, 1997 in Book 729 at Page 342, affecting the following described property: In which the specific location is more particularly described in said instrument.

113.               Right of way, whether in fee or easement only, for providing access for pedestrians, emergency vehicles and maintenance vehicles, together with the terms, agreements, provisions, conditions and obligations, as granted to Ski Time Square Enterprises, a Colorado joint venture by Steamboat Ski and Resort Corporation, a Delaware corporation, recorded January 15, 1997 in Book 729 at Page 343, affecting the following described property: In which the specific location is more particularly described in said instrument.

114.               Terms, agreements, provisions, conditions and obligations as contained in License Agreement (Snow Storage) by and between Ski Time Square Enterprises, a Colorado joint venture and Steamboat & Resort Corporation, a Delaware corporation recorded January 15, 1997 in Book 729 at Page 348.

115.               Terms, agreements, provisions, conditions and obligations as contained in Consent to Encroachment of Easement by and between Steamboat Ski & Resort Corporation, a Delaware corporation and Ski Time Square Enterprises recorded April 8, 1998 at Reception No. 491654 in Book 745 at Page 285.

116.               Terms, agreements, provisions, conditions and obligations as contained in Easement Agreement by and between Steamboat Ski & Resort Corporation, a Delaware corporation and Ski Time Square Enterprises recorded April 8, 1998 at Reception No. 491655 in Book 745 at Page 286.

117.               INTENTIONALLY DELETED.

118.               Terms, agreements, provisions, conditions and obligations as contained in the License Agreement recorded July 22, 1999 at Reception No. 513675 in Book 760 at Page 902.

THE FOLLOWING EXCEPTION AFFECTS ONLY PARCEL XII-A:

119.               Right of way, whether in fee or easement only, for vehicular and pedestrian ingress and egress, and for the installation, construction, repair, maintenance and reconstruction of utilities and appurtenances thereto, as granted to Ski Time Square Enterprises, a joint venture by Steamboat Ski Corporation, a Delaware corporation, recorded November 24, 1991 in Book 551 at Page 413, affecting the following described property: In which the specific location is more particularly described in said instrument.

120.               Right of way, whether in fee or easement only, for the purposes of the installation, construction,

repair, maintenance and reconstruction of storm sewer facilities and appurtenances thereto, as reserved by Ski Time square Enterprises, a joint venture in the Deed to Steamboat Ski Corporation, a Delaware corporation, recorded September 22, 1981 in Book 546 at Page 114 as to all of Parcel XII-A, in which the specific location of the easement is not defined.

121.               Encroachments as disclosed by survey of Drexel, Barrell & Co., for Job No.                         , Drawing No.                           and bearing a date of                          .

122.               INTENTIONALLY DELETED.

THE FOLLOWING EXCEPTIONS AFFECT PARCEL XIV:

123.               Reservations of (1) right of proprietor of any penetrating vein lode to extract his ore; and (2) right of way for any ditches or canals constructed by authority of United States, in U.S. Patent recorded for subject property, as follows: Book 49 at Page 261: SW1/4SW1/4, Section 22 and NW1/4NW1/4, Section 27; Book 122 at Page 203: SE1/4SW1/4, Section 22, NE1/4NW1/4, Section 27, All in Township 6 North, Range 84 West of the 6th P.M.

124.               Right of way and visual easement granted by Steamboat Land Company to Robert C. Elken by Deed recorded July 15, 1969 in Book 337 at Page 337.

125.               Easement for water transmission pipeline granted to Mt. Werner Water and Sanitation District by instrument recorded March 15, 1973 in Book 374 at Page 345 and re-recorded May 10, 1973 in Book 376 at Page 318.

126.               Road easement 30 feet in width for ingress and egress to Ski Trail Lane granted to Gil Kuykendall and F. Ford Smith in Deed recorded June 12, 1974 in Book 393 at Page 509 and re-recorded July 25, 1974 in Book 395 at Page 376.

127.               Easement granted by LTV Recreation Development, Inc., to Columbia Savings and Loan Association by Easement Agreement recorded December 30, 1975 in Book 412 at Page 341.

128.               Easement and right of way granted by LTV Recreation Development, Inc. to Columbia Savings and Loan Association by Easement Agreement recorded December 30, 1975 in Book 412 at Page 343.

129.               Easement granted to Mountain States Telephone and Telegraph Company in Grant of Easement recorded April 24, 1981 in Book 532 at Page 756.

130.               Easements granted to Greeley Gas Company in Book 532 at Pages 760, 762 and 764 and in Book 667 at Page 742.

131.               Easements granted to Yampa Valley Electric Association in Book 532 at Pages 768, 770, 772, 776 and 778.

132.               Easements granted to Mt. Werner Water and Sanitation District in Book 532 at Pages 792, 802, 804, 806 and 820.

133.               Right of way, whether in fee or easement only, for the installation, construction, repair, maintenance and reconstruction of landscaping, berms, irrigation pipes and equipment, walkways, stairways and appurtenances thereto, and for pedestrian ingress and egress and passage for members of the Grantee and the guests, tenants and invitees of such members, on and over such walkways and stairways, as granted to Bear Claw II Condominium Association by

Steamboat Ski Corporation, a Delaware corporation, recorded March 7, 1983 in Book 580 at Page 70, affecting the following described property: In which the specific location is more particularly described in said instrument.

134.               Terms, agreements, provisions, conditions and obligations as contained in Grant of Easement recorded April 29, 1983 in Book 582 at Page 730.

135.               Easement granted to the City of Steamboat Springs, Colorado in instrument recorded October 18, 1984 in Book 601 at Page 648.

136.               Right of way, whether in fee or easement only, for skier ingress and egress, as granted to Torian Plum Holdings, Ltd., a Colorado corporation by Steamboat Ski Corporation, a Delaware corporation, recorded May 19, 1986 in Book 616 at Page 675, as modified by the instrument recorded August 31, 1993 in Book 688 at Page 1268, affecting the following described property: In which the specific location is more particularly described in said instrument.

137.               Right of way, whether in fee or easement only, for a perpetual and nonexclusive easement for use by the general public for a pedestrian and bicycle pathway each year between the dates of June 1 and October 15 only, on, over and across a tract of land 109 feet wide, being 5 feet on either side of the centerline within Parcel D, Ski Hill Subdivision together with the terms, agreements, provisions, conditions and obligations, as granted to the City of Steamboat Springs, a Colorado municipal corporation by Steamboat Ski Corporation, a Delaware corporation, in the instrument recorded April 7, 1988 in Book 634 at Page 49, the location of which is shown in the map attached to said instrument.

138.               Right of way, whether in fee or easement only, for an irrevocable, perpetual, non-exclusive private easement together with the terms, agreements, provisions, conditions and obligations, as granted to Ski Time Square Enterprises, a Colorado joint venture by Steamboat Ski & Resort Corporation, a Delaware corporation, recorded January 15, 1997 in Book 729 at Page 338, affecting the following described property: In which the specific location is more particularly described in said instrument.

139.               Right of way, whether in fee or easement only, for the encroachment of improvements together with the terms, agreements, provisions, conditions and obligations, as granted to Ski Time Square Enterprises, a Colorado joint venture by Steamboat Ski and Resort Corporation, a Delaware corporation, recorded January 15, 1997 in Book 729 at Page 339, affecting the following described property: In which the specific location is more particularly described in said instrument.

140.               Encroachments as disclosed by survey of Drexel, Barrell & Co., for Job No.                          , Drawing No.                           and bearing a date of                          .

141.               Terms, agreements, provisions, conditions and obligations as contained in Easement Agreement by and between Steamboat Ski & Resort Corporation, a Delaware corporation and Ski Time Square Enterprises recorded April 8, 1998 at Reception No. 491655 in Book 745 at Page 286.

142.               INTENTIONALLY DELETED.

143.               Terms, agreements, provisions, conditions and obligations as contained in Agreement by and between Steamboat Ski & Resort Corporation and the Kuykendall Management Trust dated April 8, 1991 recorded September 24, 1999 at Reception No 517127 in Book 762 at Page 1067.

144.               Terms, agreements, provisions, conditions and obligations as contained in the Declaration by and between Steamboat Ski & Resort Corporation, a Delaware corporation and Grand Summit Resort Properties, Inc., a Maine corporation recorded September 20, 2000 at Reception No. 533316.

145.               INTENTIONALLY DELETED.

146.               Terms, agreements, provisions, conditions and obligations as contained in Licence Agreement by and between Steamboat Ski & Resort Corporation and Cellular Inc. Network Corporation d/b/a Verizon Wireless recorded September 1, 2004 at Reception No. 607216.

THE FOLLOWING EXCEPTIONS AFFECT PARCEL XV:

147.               Reservations of (1) right of proprietor of any penetrating vein or lode to extract his ore; and (2) right of way for any ditches or canals constructed by authority of United States, in U.S. Patent recorded for subject property as follows: Book 64 at Page 325: NE1/4SE1/4, Section 22; Book 85 at Page 452: W/2SEl/4, SE1/4SE1/4, Section 22; Book 122 at Page 203: SE1/4SW1/4, Section 22,                         NE1/4NW1/4, Section 27, All in Township 6 North, Range 84 West of the 6th P.M.

148.               Reservation of right of way for any ditches or canals constructed by authority of the United States, in U.S. Patent recorded for subject property, as follows: Book 77 at Page 269: SW1/4NE1/4, Section 27

Book 124 at Page 283: N1/2NE1/4, SE1/4NE1/4, Section 27, All in Township 6 North, Range 84 West of the 6th P.M.

149.               Easement for water storage reservoir granted to Mt. Werner Water and Sanitation District by instrument recorded March 15, 1973 in Book 374 at Page 343 and re-recorded May 10, 1973 in Book 376 at Page 316.

150.               Easement for water transmission pipeline granted to Mt. Werner Water and Sanitation District by instrument recorded March 15, 1973 in Book 374 at Page 345 and re-recorded May 10, 1973 in Book 376 at Page 318.

151.               Road easement 30 feet in width for ingress and egress to Ski Trail Lane granted to Gil Kuykendall and F. Ford Smith in Deed recorded June 12, 1974 in Book 393 at Page 509, and re-recorded July 25, 1974 in Book 395 at Page 376.

152.               Encroachments as disclosed by survey of Drexel, Barrell & Co., for Job No.                          , Drawing No.                          and bearing a date of                          .

153.               Terms, agreements, provisions, conditions and obligations as contained in the Sewer Service Line Easement Agreement recorded June 10, 1999 at Reception No. 511809 in Book 759 at Page 316.

154.               Terms, agreements, provisions, conditions and obligations as contained in the Agreement by and between Steamboat Ski & Resort Corporation and the Kuykendall Management Trust dated April 8, 1991 recorded September 24, 1999 at Reception No. 517127 in Book 762 at Page 1067.

155.               INTENTIONALLY DELETED.

THE FOLLOWING EXCEPTIONS AFFECT PARCEL XVI:

156.               Reservations of (1) right of proprietor of any penetrating vein or lode to extract his ore; and (2) right of way for any ditches or canals constructed by authority of United States, in U.S. Patent recorded for subject property as follows: Book 77 at Page 269: SW1/4NE1/4, Section 27, Book 124 at Page 283: SW1/4NE1/4, Section 27, All in Township 6 North, Range 84 West of the 6th P.M.

157.               Undivided grantors interest in all oil, gas and other mineral rights, as reserved by Ernest C. Arnold in the Deed to Donald D. Valentine and James W. Temple recorded September 9, 1964 in Book 318 at Page 782, and any interest therein or rights thereunder.

158.               Terms, agreements, provisions, conditions and obligations as contained in the Easement Agreement by and between Donald D. Valentine and Glen C. Jeckel recorded February 23, 1971 in Book 346 at Page 439.

159.               Terms, agreements, provisions, conditions and obligations as contained in Access and Easement Agreement by and between the Glen C. Jeckel Irrevocable Trust, Michael J. Holloran, Trustee and R.E. Block and Associates, a partnership recorded in Book 595 at Page 1249.

160.               INTENTIONALLY DELETED.

THE FOLLOWING EXCEPTIONS AFFECT PARCEL XVII:

161.               Right of way, whether in fee or easement only, for a public road, as granted to the City of Steamboat Springs by the United States of America, acting by and through the Forest Service, Department of Agriculture, recorded June 29, 1979 in Book 478 at Page 542, affecting the following described property: The description of the easement herein granted in one and the same as that certain easement shown in the Official Records of Routt County, State of Colorado as Rendezvous Trails, File 6593; being more particularly described as curves C7 and C8.

162.               All existing ditches, canals, reservoirs, pipelines and springs, including but not limited to: The Bashor Ditch No. 1, appearing at File No. 846 and The Phase III Reservoir appearing at File No. 6752.

163.               Terms, Covenants and Conditions of the Use Permit and the effect of any failure to comply with the terms, covenants and conditions of the Use Permit referred to in Schedule A, and recorded                           at Reception No.                          .

164.               INTENTIONALLY DELETED.

165.               INTENTIONALLY DELETED.

166.               Terms, agreements, provisions, conditions and obligations as contained in Licence Agreement by and between Steamboat Ski & Resort Corporation and Cellular Inc. Network Corporation d/b/a Verizon Wireless recorded September 1, 2004 at Reception No. 607216.

THE FOLLOWING EXCEPTIONS AFFECT PARCEL XVIII:

167.               Reservation of right of proprietor of any penetrating vein or lode to extract his ore, in U.S. Patent recorded for subject property, as follows: Book 10 at Page 37: SW1/4, NE1/4, Section 28, All in Township 6 North, Range 84 West of the 6th P.M.

168.               Terms, agreements, provisions, conditions and obligations as contained in the Declaration of Easement recorded May 9, 1983 in Book 583 at Page 242.

169.               All oil, gas and mineral rights reserved in Deed recorded June 8, 1961 in Book 302 at Page 298 and June 28, 1961 in Book 302 at Page 454, and any an all assignments thereof or interests therein.  (Affects the Sl/2 of the tract)

170.               An easement to use the existing road around the lake back to the County Road on the south side of this property reserved in Deed from J.O. Ireland to William R. Casey, recorded June 28, 1961 in Book 302 at Page 454.

171.               Encroachments as disclosed by survey of Drexel, Barrell & Co., for Job No.                          , Drawing No.                           and bearing a last revision date of                          .

172.               INTENTIONALLY DELETED.

THE FOLLOWING EXCEPTIONS AFFECT PARCEL XX:

173.               Reservations of (1) right of proprietor of any penetrating vein or lode to extract his ore; and (2) right of way for any ditches or canals constructed by authority of United States, in U.S. Patent recorded for subject property as follows: Book 6 at Page 551: SE1/4NE1/4, Section 28; Book 49 at Page 65: NE1/4NE1/4, Section 28; Book 49 at Page 261: NW1/4NW1/4, Section 27; Book 64 at Page 43: NW1/4NE1/4, Section 28, All in Township 6 North, Range 84 West of the 6th P.M.

174.               Reservation of right of proprietor of any penetrating vein or lode to extract his ore, in U.S. Patent recorded for subject property as follows: Book 10 at Page 37: SW1/4NE1/4, Section 28, Township 6 North, Range 84 West of the 6th P.M.

175.               Right of way, whether in fee or easement only, for the purposes of installation, maintenance, reconstruction, repair and access to an underground sewer line and related appurtenances, granted to Mount Werner Water and Sanitation District by Steamboat Ski Corporation by instrument recorded August 25, 1989 in Book 645 at Page 1638, in which the specific location of the easement is not defined.

176.               Right of way, whether in fee or easement only, for a right of way 45 feet in width, as granted to Steamboat Land Company by Robert C. Elken, recorded July 15, 1969 in Book 337 at Page 337, affecting the following described property: In which the specific location is more particularly described in said instrument.

177.               Storm Sewer Easement as shown on the Plat of Ski Hill Subdivision and labeled SS2.

178.               Easement granted to Yampa Valley Electric Association in Book 532 at Page 774.

179.               Easements granted to Mt. Werner Water and Sanitation District in Book 532 at Pages 802 and 820.

180.               Terms, agreements, provisions, conditions and obligations as contained in the Grant of Easement recorded April 29, 1983 in Book 582 at Page 730.

181.               Easement granted to City of Steamboat Springs, Colorado, in instrument recorded July 23, 1984 in Book 598 at Page 1227.

182.               Easement granted to City of Steamboat Springs, Colorado in instrument recorded July 23, 1984 in Book 598 at Page 1300.

183.               Encroachment of a drainage line (also referred to as a permit to install and use water line) onto Colorado State Highway 40, as disclosed by Underground and Utility Permit from Division of Highways, State of Colorado, dated April 9, 1981, recorded April 14, 1983 in Book 581 at Page 855.

184.               Right of way, whether in fee or easement only, for vehicular and pedestrian ingress and egress purposes together with the terms, agreements, provisions, conditions and obligations, as granted to Dulany Corporation, a Colorado Corporation, Dulany Condominium Association, Inc., a Colorado non-profit corporation by Steamboat Ski Corporation, a Delaware corporation, recorded September 3, 1981 in Book 569 at Page 905, affecting the following described property: In which the specific location is more particularly described in said instrument.

185.               Non-exclusive “easement” for ingress and egress described in Declaration of Easement recorded May 9, 1983 in Book 583 at Page 238 affecting the property more particularly described in said instrument.

186.               Right of way, whether in fee or easement only, for ingress and egress, landscape, utilities and drainage over, under and across those portions of Snowflower at Steamboat Gondola, Phase I, and subject to the terms, provisions, and obligations of said Condominium, as granted to Steamboat Ski Corporation a Delaware corporation by Snowflower at Steamboat Gondola, a general partnership, recorded May 22, 1988 in Book 616 at Page 767, affecting the following described property: In which the specific location is more particularly described in said instrument.

187.               Encroachments as disclosed by survey of Drexel, Barrell & Co., for Job Nos.                           and                          , Drawing Nos.                           and bearing a last revision date of                          .

188.               INTENTIONALLY DELETED.

THE FOLLOWING EXCEPTIONS AFFECT PARCEL XXI:

189.               Reservations of (1) right of proprietor of any penetrating vein or lode to extract his ore; and (2) right of way for any ditches or canals constructed by authority of United States, in U.S. Patent recorded for subject property, as follows: Book 49 at Page 261: SW1/4SW1/4, Section 22, NW1/4NW1/4, Section 27, All in Township 6 North, Range 84 West of the 6th P.M.

190.               Easement for telephone, electrical, sanitary sewer and pedestrian and motor vehicle ingress and egress, granted to Sheraton Steamboat Corporation in instrument recorded in Book 488 at Page 551.

191.               Easements granted to Mountain States Telephone and Telegraph Company in Grants of Easement recorded April 24, 1981 in Book 532 at Page 754.

192.               Easements granted to Yampa Valley Electric Association in Book 532 at Page 772, 784 and 786.

193.               Easements granted to Mt. Werner Water and Sanitation District in Book 532 at Page 800.

194.               Terms, agreements, provisions, conditions and obligations as contained in Agreement Modifying Reserved Easements by and between The Steamboat Ski Corporation, a Delaware corporation and Torian Plum Holdings, Ltd., a Colorado corporation recorded May 19, 1986 in Book 616 at Page 672.

195.               Storm sewer line easements depicted and described as SS-l and SS-3, as shown on the Plat of Ski Hill Subdivision appearing at File No. 8823.

196.               A private right of way described in instrument recorded April 13, 1972 in Book 358, Page 476, in which the specific location is more particularly described in said instrument.

197.               A mutual nonexclusive easement and right-of-way for vehicular and pedestrian ingress and egress, and for the installation, construction, repair, maintenance and reconstruction of utilities and appurtenances thereto, in and to, over, under and across the real property more particularly described in said instrument, as created in the instrument recorded January 7, 1982 in Book 554 at Page 616.

198.               Easement and right of way for gas line easement purposes, as granted to Greeley Gas Company by Torian Plum Venture, in the instrument recorded January 3, 1984 in Book 594 at Page 176, affecting the property more particularly described in said instrument.

199.               Easement and right of way for sewer line easement purposes, as granted to Mt. Werner Water and Sanitation District by Torian Plum Venture, in the instrument recorded January 4, 1984 in Book 594 at Page 195, affecting the property more particularly described in said instrument.

200.               Encroachments as disclosed by survey of Drexel, Barrell & Co., for Job No.                                 , Drawing No.                                  and bearing a date of                                 .

201.               INTENTIONALLY DELETED.

THE FOLLOWING EXCEPTIONS AFFECT PARCEL XXII:

202.               Reservations of (1) right of proprietor of any penetrating vein or lode to extract his ore; and (2) right of way for any ditches or canals constructed by authority of the United States, in U.S. Patents for subject property as follows: Book 49 at Page 261: SW1/4 SW1/4, Section 22, NW1/4 NW1/4, Section 27; Book 85 at Page 45: SW1/4 SE1/4, Section 22; Book 122 at Page 203: SE1/4 SW1/4, Section 22,                                  NE1/4 NW1/4, Section 27, All in Township 6 North, Range 84 West of the 6th P.M.

203.               Reservation of right of way for any ditches or canals constructed by authority of the United States, in U.S. Patents for subject property as follows: Book 124 at Page 283: NW1/4 NE1/4, Section 27, Township 6 North, Range 84 West of the 6th P.M.

204.               Provision on Plat of Ski Trail Subdivision, Filing No. 3, filed February 21, 1968 at File No. 6718, that side and rear lot lines shall have 10.00 foot utility easements on each side, and all lots shall have a 12.5 foot snow removal easement parallel to the dedicated street right of way.

205.               Covenants, Conditions and Restrictions, which do not contain a forfeiture or reverter clause, but omitting restrictions, if any, based on race, color, religion or national origin, as contained in instrument attached to the Plat of Ski Trail Subdivision, Filing No. 3, filed February 21, 1968 at File No. 6718, as amended by instrument recorded June 9, 1969 in Book 336 at Page 684 and as amended by instrument recorded February 1, 1974 in Book 388 at Page 901, and any and all amendments and supplements thereto.

206.               Provision reflected on Plat of Ski Trail Subdivision, Filing No. 3, filed February 21, 1968 at File No. 6718, concerning the gondola easement and stating that no construction will be permitted therein, which will not be deemed to prohibit the construction, reconstruction, maintenance and repair of the gondola within said easement.

207.               Terms, agreements, provisions, conditions and obligations as contained in the Declaration of

Easement recorded May 1, 1989 in Book 642 at Page 1569.

208.               Encroachments as disclosed by survey of Drexel, Barrell & Co., for Job No.                                  Drawing No.                      and bearing a last revision date of                                 .

209.               INTENTIONALLY DELETED.

210.               Terms, agreements, provisions, conditions and obligations as contained in Grant of Easement by and between Steamboat Investments Corporation 1989, a Delaware corporation and Steamboat Ski & Resort Corporation, a Delaware corporation recorded May 2, 2005 at Reception No. 617961.

211.               Terms, agreements, provisions, conditions and obligations as contained in the Agreement by and between Steamboat Ski & Resort Corporation and the Kuykendall Management Trust dated April 8, 1991 recorded September 24, 1999 at Reception No. 517127 in Book 762 at Page 1067.

THE FOLLOWING EXCEPTIONS AFFECT PARCEL XXIII:

212.               Reservations of (1) right of proprietor of any penetrating vein or lode to extract his ore; and (2) right of way for any ditches or canals constructed by authority of the United States, in U.S. Patents for subject property as follows: Book 49 at Page 261: SW1/4 of Section 22; Book 122 at Page 203: NW1/4 of Section 27, All in Township 6 North, Range 84 West of the 6th P.M.

213.               Easement for telephone, electrical, sanitary sewer and pedestrian and motor vehicle ingress and egress, granted to Sheraton Steamboat Corporation in instrument recorded in Book 488 at Page 551.

214.               INTENTIONALLY DELETED.

215.               INTENTIONALLY DELETED.

216.               Right of way, whether in fee or easement only, for easement, as granted to The Mountain States Telephone and Telegraph Company, a Colorado corporation by Ski Time Square Enterprises, Inc., recorded November 24, 1982 in Book 519 at Page 577, affecting the following described property: In which the specific location is more particularly described in said instrument.

217.               Terms, agreements, provisions, conditions and obligations as contained in Agreement as evidenced by Memorandum recorded March 1, 1982 in Book 559 at Page 94.

218.               INTENTIONALLY DELETED.

THE FOLLOWING EXCEPTIONS AFFECT PARCELS XXIV AND XXIV - A:

219.               Reservations of (1) right of proprietor of any penetrating vein or lode to extract his ore; and (2) right of way for any ditches or canals constructed by authority of United States, in U.S. Patent recorded for subject property as follows: Book 49 at Page 261: NW1/4NW1/4, Section 27, Township 6 North, Range 84 West of the 6 P.M.

220.               Right of way 45 feet in width granted by Steamboat Land Company to Robert C. Elken by Deed recorded July 15, 1969 in Book 337 at Page 337, affecting the following described land: In which the specific location is more particularly described in said instrument.

221.               Easements granted to Greeley Gas Company in Book 532 at Page 760.

222.               Easements granted to Yampa Valley Electric Association in Book 532 at Pages 774 and 776.

223.               Easements granted to Mt. Werner Water and Sanitation District in Book 532 at Pages 802, 806 and 820.

224.               Perpetual easement and right of way for encroachment purposes, as granted to Dulany Condominium Association, Inc., a Colorado non-profit corporation, by Steamboat Ski Corporation, a Delaware Corporation, in the instrument recorded September 3, 1982 in Book 569 at Page 902, affecting the following described property: In which the specific location is more particularly described in said instrument.

225.               Right of way, whether in fee or easement only, for vehicular and pedestrian ingress and egress purposes, as granted to Dulany Corporation, a Colorado Corporation and Dulany Condominium Association, Inc., a Colorado non-profit Corporation by Steamboat Ski Corporation, a Delaware Corporation, recorded September 3, 1981 in Book 569 at Page 905, subject to the terms, agreements, provisions, conditions and obligations as contained therein, affecting the following described property: In which the specific location is more particularly described in said instrument.

226.               None-exclusive “easement” for ingress and egress described in Declaration of Easement recorded May 9,1983 in Book 583 at Page 238 affecting the following described property: In which the specific location is more particularly described in said instrument.

227.               Non-exclusive “easement” for underground water and electric lines, and appurtenances thereto, for snow making purposes described in Declaration of Easement recorded May 9, 1983 in Book 583 at Page 242, affecting the following described property: In which the specific location is more particularly described in said instrument.

228.               Right of way, whether in fee or easement only, for an irrevocable, perpetual, nonexclusive private easement over, along and across the subject property, as granted to Ski Time Square Enterprises, a Colorado joint venture by Steamboat Ski & Resort Corporation, a Delaware Corporation, recorded January 15, 1997 in Book 729 at Page 338 subject to the terms, agreements, provisions, conditions and obligations as contained therein, affecting the following described property: In which the specific location is more particularly described in said instrument.

229.               Terms, agreements, provisions, conditions, obligations and easements as contained in that certain Easement Agreement (Portion of the Snowflower Property), by and between Steamboat Ski & Resort Corporation, a Delaware corporation and Steamboat Partners II, LLC, a Colorado limited liability company, recorded December 31, 2003 at Reception No. 596269.

230.               Terms, agreements, provisions, conditions, obligations and licences as contained in that  certain License Agreement (Snowflower Parcel), by and between Steamboat Partners II, LLC, a Colorado limited liability company and Steamboat Ski & Resort Corporation, a Delaware corporation, recorded December 31,2003 at Reception No. 596272:

THE FOLLOWING AFFECTS PARCEL XXV:

231.               Reservations of (1) right of proprietor of any penetrating vein or lode to extract his ore; and (2)

right of way for any ditches or canals constructed by authority of United States, in U.S. Patent recorded for subject property as follows: Book 6 at Page 551:               SE1/4NE1/4, Section 28; Book 49 at Page 65: NE1/4NE1/4, Section 28; Book 64 at Page 43: Sl/2SE1/4, Section 21 and NW1/4NE1/4, Section 28, All in Township 6 North, Range 84 West of the 6th P.M.

232.               Reservation of right of proprietor of any penetrating vein or lode to extract his ore, in U.S. Patent recorded for subject property, as follows: Book 10 at Page 37:               SW1/4NE1/4, Section 28, Township 6 North, Range 84 West o the 6th P.M.

233.               INTENTIONALLY DELETED.

234.               INTENTIONALLY DELETED.

235.               INTENTIONALLY DELETED.

236.               INTENTIONALLY DELETED.

237.               Encroachments as disclosed by survey of Drexel, Barrell & Co., for Job No.                                 , Drawing No.                                 and bearing a last revision date of                                 .

238.               INTENTIONALLY DELETED.

239.               Terms, agreements, provisions, conditions, obligations and licences as certain License Agreement (SSRC), by and between Steamboat Partners II, LLC, a Colorado limited liability company and Steamboat Ski & Resort Corporation, a Delaware corporation, recorded December 31, 2003 at Reception No. 596271:

240.               Terms, agreements, provisions, conditions, obligations and easements as contained in Easement Agreement (Aerial Tramway), recorded April 29, 2004 at Reception No. 600980.

THE FOLLOWING AFFECTS PARCEL XXVI:

241.               Reservation of right of proprietor of any penetrating vein or lode to extract his ore, in U.S. Patent recorded for subject property, as follows: Book 10 at Page 37:               El/2SW1/4, Section 28, All in Township 6 North, Range 84 West of the 6th P.M.

242.               INTENTIONALLY DELETED.

243.               Undivided 1/2 interest in all oil and gas rights as reserved by John Sinden and Harriet Sinden, also known as Harriet I. Sinden in a deed recorded December 18, 1959 in Book 294 at Page 229 and any interest therein or rights thereunder.

244.               Terms, agreements, provisions, conditions and obligations as contained in Department of the Army Permit recorded November 17, 1981 in Book 551 at Page 2.

245.               INTENTIONALLY DELETED.

246.               Any rights, interest or easements in favor of  the riparian owners, the State of Colorado, the United States of America or  the general Public, which exist, have existed, or are claimed to exist in and over the waters and present and past bed and banks of the Yampa River.

247.               All notes, easements, conditions and provisions as shown on the Plat of Walton Pond Filing No. 2 filed at File No. 10871.

248.               Right of way, whether in fee or easement only, for to construct, maintain and operate a gas pipeline and/or pipeline system and extensions, as granted to Greeley Gas Company by Walton Pond Apartments, Inc., recorded April 26, 1995 in Book 707 at Page 527, affecting the following described property: Right-of-way and Easement shall be five feet either side of the Natural Gas Distribution Main, which Main shall be located wholly outside of the perimeter exterior walls of any building now or hereafter constructed on the property described.

249.               Right- of way, whether in, fee or easement only, for a gas pipeline and/or pipeline system granted to Walton Pond Apartments, Inc. by Greeley Gas Company by instrument recorded July 26, 1995 in Book 710 at Page 302, in which the specific location of the easement is not defined.

250.               Right of way, whether in fee or easement only, for underground water line, as granted to Steamboat Springs Super 8 Motel, Inc., a Colorado corporation by Walton Pond Apartments, Inc., a Delaware corporation, recorded October 1, 1998 at Reception No. 499970 in Book 751 at Page 15, affecting the following described property: In which the specific location is more particularly described in said instrument.

251.               Right of way, whether in fee or easement only, for underground sanitary sewer main, as granted to Steamboat Springs Super 8 Motel, Inc., a Colorado corporation by Walton Pond Apartments, Inc., a Delaware corporation, recorded October 1, 1998 at Reception No. 499971 in Book 751 at Page 16, affecting the following described property: In which the specific location is more particularly described in said instrument.

NOTE: Pursuant to C.R.S. 10-11-122 notice is hereby given that:

(A)      The subject property may be located in a special taxing district;

(B)                                A certificate of taxes due listing each taxing jurisdiction may be obtained from the County Treasurer or the County Treasurer’s authorized agent;

(C)                                INFORMATION regarding special districts and the boundaries of such districts may be obtained from the Board of County Commissioners, the County Clerk and Recorder, or the County Assessor.

NOTE: If Schedule B of your commitment for an owner’s title policy reflects an exception for mineral interest or leases, pursuant to C.R.S. 10-11-123 (HB 01-1088), this is to advise:

(A)                              That there is recorded evidence that a mineral estate has been severed, leased, or otherwise conveyed from the surface estate and that there is a substantial likelihood that a third party holds some or all interest in oil, gas, other minerals, or geothermal energy in the property; and

(B)                                That such mineral estate may include the right to enter and use the property without the surface owner’s permission.

NOTE:            The policy(s) of insurance may contain a clause permitting arbitration of claims at the request of either the Insured or the Company.  Upon request, the Company will provide a copy of this clause and the accompanying arbitration rules prior to the closing of the transaction.

Issued by
Transnation Title Insurance Company

COMMITMENT FOR TITLE INSURANCE

Transnation Title Insurance Company, a Nebraska corporation, herein called the Company, for a valuable consideration, hereby commits to issue its policy or policies of title insurance, as identified in Schedule A, in favor of the proposed Insured named in Schedule A, as owner or mortgagee of the estate or interest covered hereby in the land described or referred to in Schedule A, upon payment of the premiums and charges therefor; all subject to the provisions of Schedules A and B and to the Conditions and Stipulations hereof.

This Commitment shall be effective only when the identity of the proposed Insured and the amount of the policy or policies committed for have been inserted in Schedule A hereof by the Company, either at the time of the issuance of this Commitment or by subsequent endorsement.

This Commitment is preliminary to the issuance of such policy or policies of title insurance and all liability and obligations hereunder shall cease and terminate six (6) months after the effective date hereof or when the policy or policies committed for shall be issued, whichever first occurs, provided that the failure to issue such policy or policies is not the fault of the Company.  This Commitment shall not be valid or binding until countersigned by an authorized officer or agent.

IN WITNESS WHEREOF, Transnation Title Insurance Company has caused its corporate name and seal to be hereunto affixed by its duly authorized officers, this Commitment to become valid when countersigned by an authorized officer or agent of the Company.

Transnation Title Insurance Company

Attest:		By:

	Secretary		President

CONDITIONS

1.                    The term mortgage, when used herein, shall include deed of trust, trust deed, or other security instrument.

2.                    If the proposed Insured has or acquired actual knowledge of any defect, lien, encumbrance, adverse claim or other matter affecting the estate or interest or mortgage thereon covered by this Commitment other than those shown in Schedule B hereof, and shall fail to disclose such knowledge to the Company in writing, the Company shall be relieved from liability for any loss or damage resulting from any act of reliance hereon to the extent the Company is prejudiced by failure to so disclose such knowledge.  If the proposed Insured shall disclose such knowledge to the Company, or if the Company otherwise acquires actual knowledge of any such defect, lien, encumbrance, adverse claim or other matter, the Company at its option may amend Schedule B of this Commitment accordingly, but such amendment shall not relieve the Company from liability previously incurred pursuant to paragraph 3 of these Conditions and Stipulations.

3.                    Liability of the Company under this Commitment shall be only to the named proposed Insured and such parties included under the definition of Insured in the form of policy or policies committed for and only for actual loss incurred in reliance hereon in undertaking in good faith (a) to comply with the requirements hereof, or (b) to eliminate exceptions shown in Schedule B, or (c) to acquire or create the estate or interest or mortgage thereon covered by this Commitment.  In no event shall such liability exceed the amount stated in Schedule A for the policy or policies committed for and such liability is subject to the insuring provisions and Conditions and Stipulations and the Exclusions from Coverage of the form of policy or policies committed for in favor of the proposed Insured which are hereby incorporated by reference and are made a part of this Commitment except as expressly modified herein.

4.                    Any action or actions or rights of action that the proposed Insured may have or may bring against the Company arising out of the status of the title to the estate or interest or the status of the mortgage thereon covered by this Commitment must be based on and are subject to the provisions of this Commitment.

Transnation Title Insurance Company

NOTICE TO PROSPECTIVE INSURED OWNER:

Re:  Mechanic’s Lien and Gap Protection

This is to advise that Transnation Title Insurance Company makes available to its prospective insured owners, in conjunction with their Transnation Title Insurance Company policy covering a single family residence, including a condominium or townhouse unit, protection against mechanic’s liens.  This protection is not automatic nor given in all cases, but is subject to the Company’s Underwriting requirements, and does not cover those liens which arise out of work contracted for or entered into at the request of the insured owner.

These underwriting requirements include, but may not be limited to, the following:

1.                 Receipt by the Company of agreement(s) indemnifying it for any loss resulting from its granting of lien protection, executed by the seller, contractor or others who might have incurred debts which could result in mechanic’s liens;

2.                 Information concerning the solvency and whereabouts of the parties set forth in Item No. 1, possibly including financial statements;

3.                 Evidence of payment of any bills which might have been incurred for work done on the property, depending upon the length of time elapsed since the last work was completed and what remains to be done;

4.                 In the event of extensive recent construction, whether on all of the improvements upon the property or not, additional items required may include:  (a) the Company’s review of the owner’s and/or builder’s history relative to construction projects previously completed or presently under construction; (b) review of the construction loan agreement, if applicable; (c) review of any performance or materialmen’s bonds concerning this construction, if applicable; (d) payment of the appropriate charge for mechanic’s lien protection during construction, if applicable.

This is also to advise that, pursuant to Regulation of the Colorado Insurance Commissioner, every title entity shall be responsible for all matters which appear of record prior to the time of recording, and subsequent to the effective date of the commitment, whenever the title entity conducts the closing and is responsible for recording or filing of legal documents resulting from the transaction which was closed.  This does not include those matters created, suffered, assumed or agreed to by the insured.  The prospective insured is advised to inquire of the closing entity as to whether it is an office of Transnation Title Insurance Company, or is an independent agent which will be the responsible entity relative to the closing only.

Exhibit C to Purchase Agreement

GSRP

Steamboat Summit Garage Note Receivable

Selling Price	6,500,000.00
Year of Note	20.00
Interest Rate	10.25%
Total Number payments	240.00
Payment Amount	$63,806.82
Date Note entered into	9/15/2000
Date Note matures	9/15/2020

Date	Beginning Balance	Payment	Interest	Principle	Ending Balance

10/15/2000	6,500,000.00	63,806.82	55,520.83	8,285.99	6,491,714.01
11/15/2000	6,491,714.01	63,806.82	55,450.06	8,356.76	6,483,357.25
12/15/2000	6,483,357.25	63,806.82	55,378.68	8,428.14	6,474,929.11
1/15/2001	6,474,929.11	63,806.82	55,306.69	8,500.13	6,466,428.97
2/15/2001	6,466,428.97	63,806.82	55,234.08	8,572.74	6,457,856.23
3/15/2001	6,457,856.23	63,806.82	55,160.86	8,645.96	6,449,210.27
4/15/2001	6,449,210.27	63,806.82	55,087.00	8,719.82	6,440,490.45
5/15/2001	6,440,490.45	63,806.82	55,012.52	8,794.30	6,431,696.16
6/15/2001	6,431,696.16	63,806.82	54,937.40	8,869.42	6,422,826.74
7/15/2001	6,422,826.74	63,806.82	54,861.65	8,945.18	6,413,881.56
8/15/2001	6,413,881.56	63,806.82	54,785.24	9,021.58	6,404,859.98
9/15/2001	6,404,859.98	63,806.82	54,708.18	9,098.64	6,395,761.34
10/15/2001	6,395,761.34	63,806.82	54,630.46	9,176.36	6,386,584.98
11/15/2001	6,386,584.98	63,806.82	54,552.08	9,254.74	6,377,330.24
12/15/2001	6,377,330.24	63,806.82	54,473.03	9,333.79	6,367,996.45
1/15/2002	6,367,996.45	63,806.82	54,393.30	9,413.52	6,358,582.93
2/15/2002	6,358,582.93	63,806.82	54,312.90	9,493.92	6,349,089.01
3/15/2002	6,349,089.01	63,806.82	54,231.80	9,575.02	6,339,513.99
4/15/2002	6,339,513.99	63,806.82	54,150.02	9,656.80	6,329,857.19
5/15/2002	6,329,857.19	63,806.82	54,067.53	9,739.29	6,320,117.90
6/15/2002	6,320,117.90	63,806.82	53,984.34	9,822.48	6,310,295.42
7/15/2002	6,310,295.42	63,806.82	53,900.44	9,906.38	6,300,389.04
8/15/2002	6,300,389.04	63,806.82	53,815.82	9,991.00	6,290,398.04
9/15/2002	6,290,398.04	63,806.82	53,730.48	10,076.34	6,280,321.70
10/15/2002	6,280,321.70	63,806.82	53,644.41	10,162.41	6,270,159.30
11/15/2002	6,270,159.30	63,806.82	53,557.61	10,249.21	6,259,910.09
12/15/2002	6,259,910.09	63,806.82	53,470.07	10,336.75	6,249,573.33
1/15/2003	6,249,573.33	63,806.82	53,381.77	10,425.05	6,239,148.29
2/15/2003	6,239,148.29	63,806.82	53,292.72	10,514.10	6,228,634.19
3/15/2003	6,228,634.19	63,806.82	53,202.92	10,603.90	6,218,030.29
4/15/2003	6,218,030.29	63,806.82	53,112.34	10,694.48	6,207,335.81
5/15/2003	6,207,335.81	63,806.82	53,020.99	10,785.83	6,196,549.98
6/15/2003	6,196,549.98	63,806.82	52,928.86	10,877.96	6,185,672.03
7/15/2003	6,185,672.03	63,806.82	52,835.95	10,970.87	6,174,701.16
8/15/2003	6,174,701.16	63,806.82	52,742.24	11,064.58	6,163,636.57
9/15/2003	6,163,636.57	63,806.82	52,647.73	11,159.09	6,152,477.48
10/15/2003	6,152,477.48	63,806.82	52,552.41	11,254.41	6,141,223.07
11/15/2003	6,141,223.07	63,806.82	52,456.28	11,350.54	6,129,872.53
12/15/2003	6,129,872.53	63,806.82	52,359.33	11,447.49	6,118,425.04
1/15/2004	6,118,425.04	63,806.82	52,261.55	11,545.27	6,106,879.77
2/15/2004	6,106,879.77	63,806.82	52,162.93	11,643.89	6,095,235.88
3/15/2004	6,095,235.88	63,806.82	52,063.47	11,743.35	6,083,492.53
4/15/2004	6,083,492.53	63,806.82	51,963.17	11,843.65	6,071,648.88
5/15/2004	6,071,648.88	63,806.82	51,862.00	11,944.82	6,059,704.06
6/15/2004	6,059,704.06	63,806.82	51,759.97	12,046.85	6,047,657.21
7/15/2004	6,047,657.21	63,806.82	51,657.07	12,149.75	6,035,507.46
8/15/2004	6,035,507.46	63,806.82	51,553.29	12,253.53	6,023,253.94
9/15/2004	6,023,253.94	63,806.82	51,448.63	12,358.19	6,010,895.74
10/15/2004	6,010,895.74	63,806.82	51,343.07	12,463.75	5,998,431.99
11/15/2004	5,998,431.99	63,806.82	51,236.61	12,570.21	5,985,861.78
12/15/2004	5,985,861.78	63,806.82	51,129.24	12,677.58	5,973,184.19
1/15/2005	5,973,184.19	63,806.82	51,020.95	12,785.87	5,960,398.32
2/15/2005	5,960,398.32	63,806.82	50,911.74	12,895.08	5,947,503.24
3/15/2005	5,947,503.24	63,806.82	50,801.59	13,005.23	5,934,498.01
4/15/2005	5,934,498.01	63,806.82	50,690.50	13,116.32	5,921,381.69
5/15/2005	5,921,381.69	63,806.82	50,578.47	13,228.35	5,908,153.34
6/15/2005	5,908,153.34	63,806.82	50,465.48	13,341.34	5,894,812.00
7/15/2005	5,894,812.00	63,806.82	50,351.52	13,455.30	5,881,356.69

8/15/2005	5,881,356.69	63,806.82	50,236.59	13,570.23	5,867,786.46
9/15/2005	5,867,786.46	63,806.82	50,120.68	13,686.14	5,854,100.32
10/15/2005	5,854,100.32	63,806.82	50,003.77	13,803.05	5,840,297.27
11/15/2005	5,840,297.27	63,806.82	49,885.87	13,920.95	5,826,376.32
12/15/2005	5,826,376.32	63,806.82	49,766.96	14,039.86	5,812,336.47
1/15/2006	5,812,336.47	63,806.82	49,647.04	14,159.78	5,798,176.69
2/15/2006	5,798,176.69	63,806.82	49,526.09	14,280.73	5,783,895.96
3/15/2006	5,783,895.96	63,806.82	49,404.11	14,402.71	5,769,493.25
4/15/2006	5,769,493.25	63,806.82	49,281.09	14,525.73	5,754,967.52
5/15/2006	5,754,967.52	63,806.82	49,157.01	14,649.81	5,740,317.72
6/15/2006	5,740,317.72	63,806.82	49,031.88	14,774.94	5,725,542.78
7/15/2006	5,725,542.78	63,806.82	48,905.68	14,901.14	5,710,641.63

Steamboat Price Calculation

Asset Price
Date	Asset Price (1)	EBITDA	07 EBITDA %	Capex	UCF	Income Accretion Rate	Income Accretion
10/29/2006	$265,000
11/5/2006	266,017	(488)	(1.8%)	(70)	(558)	9.0%	$459
11/12/2006	267,013	(436)	(1.6%)	(100)	(536)	9.0%	460
11/19/2006	268,135	(560)	(2.0%)	(100)	(660)	9.0%	462
11/26/2006	269,135	(436)	(1.6%)	(100)	(536)	9.0%	464
12/3/2006	269,986	(285)	(1.0%)	(100)	(385)	9.0%	466
12/10/2006	270,889	(311)	(1.1%)	(125)	(436)	9.0%	467
12/17/2006	270,937	546	2.0%	(125)	421	9.0%	469
12/24/2006	269,195	2,336	8.5%	(125)	2,211	9.0%	469
12/31/2006	265,912	3,874	14.2%	(125)	3,749	9.0%	466
1/7/2007	264,081	2,341	8.6%	(50)	2,291	9.0%	460
1/14/2007	262,616	1,972	7.2%	(50)	1,922	9.0%	457
1/21/2007	261,362	1,759	6.4%	(50)	1,709	9.0%	455
1/28/2007	260,526	1,338	4.9%	(50)	1,288	9.0%	452
2/4/2007	259,198	1,799	6.6%	(20)	1,779	9.0%	451
2/11/2007	257,330	2,327	8.5%	(10)	2,317	9.0%	449
2/18/2007	254,939	2,846	10.4%	(10)	2,836	9.0%	445
2/25/2007	252,208	3,182	11.6%	(10)	3,172	9.0%	441
3/4/2007	250,432	2,223	8.1%	(10)	2,213	9.0%	$437
3/11/2007	248,483	2,392	8.8%	(10)	2,382	9.0%	433
3/18/2007	246,204	2,729	10.0%	(20)	2,709	9.0%	430
3/25/2007	244,129	2,522	9.2%	(20)	2,502	9.0%	426
4/1/2007	241,835	2,736	10.0%	(20)	2,716	9.0%	423
4/8/2007	241,362	917	3.4%	(25)	892	9.0%	419
4/15/2007	242,044	(240)	(0.9%)	(25)	(265)	9.0%	418
4/22/2007	242,946	(458)	(1.7%)	(25)	(483)	9.0%	419
4/29/2007	243,889	(497)	(1.8%)	(25)	(522)	9.0%	420
5/6/2007	244,663	(292)	(1.1%)	(60)	(352)	9.0%	$422
5/13/2007	245,546	(400)	(1.5%)	(60)	(460)	9.0%	423
5/20/2007	246,362	(331)	(1.2%)	(60)	(391)	9.0%	425
5/27/2007	247,132	(283)	(1.0%)	(60)	(343)	9.0%	426
6/3/2007	247,839	(220)	(0.8%)	(60)	(280)	9.0%	428
6/10/2007	248,688	(320)	(1.2%)	(100)	(420)	9.0%	429
6/17/2007	249,499	(280)	(1.0%)	(100)	(380)	9.0%	430
6/24/2007	250,264	(233)	(0.9%)	(100)	(333)	9.0%	432
7/1/2007	250,998	(201)	(0.7%)	(100)	(301)	9.0%	433
7/8/2007	251,756	(224)	(0.8%)	(100)	(324)	9.0%	434
7/15/2007	252,524	(232)	(0.8%)	(100)	(332)	9.0%	436
7/22/2007	253,204	(143)	(0.5%)	(100)	(243)	9.0%	437
7/29/2007	253,756	(14)	(0.1%)	(100)	(114)	9.0%	438
8/5/2007	254,375	(140)	(0.5%)	(40)	(180)	9.0%	$439
8/12/2007	254,986	(130)	(0.5%)	(40)	(170)	9.0%	440
8/19/2007	255,677	(210)	(0.8%)	(40)	(250)	9.0%	441
8/26/2007	256,450	(290)	(1.1%)	(40)	(330)	9.0%	443
9/2/2007	257,193	(260)	(1.0%)	(40)	(300)	9.0%	444
9/9/2007	257,929	(190)	(0.7%)	(100)	(290)	9.0%	445
9/16/2007	258,805	(330)	(1.2%)	(100)	(430)	9.0%	446
9/23/2007	259,563	(210)	(0.8%)	(100)	(310)	9.0%	448
9/30/2007	260,532	(420)	(1.5%)	(100)	(520)	9.0%	449
10/7/2007	261,548	(440)	(1.6%)	(125)	(565)	9.0%	451
10/14/2007	262,266	(140)	(0.5%)	(125)	(265)	9.0%	453
10/21/2007	263,495	(650)	(2.4%)	(125)	(775)	9.0%	454
10/28/2007	264,286	(210)	(0.8%)	(125)	(335)	9.0%	456

12 Months		27,335	100.0%	(3,600)	23,735	9.0%	$21,175

(1)   Start value — UCF + income accretion.